   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        NORTHLAND CABLE TELEVISION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  WASHINGTON                                    91-1311836
         (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                           AND SUBSIDIARY GUARANTOR:

                           NORTHLAND CABLE NEWS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  WASHINGTON                                    91-1638891
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                                      4841
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

         1201 THIRD AVE., SUITE 3600                         JAMES A. PENNEY
              SEATTLE, WA 98101                        VICE PRESIDENT AND SECRETARY
                (206) 621-1351                       NORTHLAND CABLE TELEVISION, INC.
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE           1201 THIRD AVE., SUITE 3600
                    NUMBER,                                 SEATTLE, WA 98101
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                 (206) 621-1351
              EXECUTIVE OFFICE)                  (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                                                            TELEPHONE NUMBER,
                                                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                                 SCOTT T. BELL
                                 JOHN P. STOKKE
                          CAIRNCROSS & HEMPELMANN P.S.
                           701 FIFTH AVE., SUITE 7000
                               SEATTLE, WA 98104
                                 (206) 587-0700

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                  TITLE OF EACH CLASS OF                       AMOUNT TO         AMOUNT OF
               SECURITIES TO BE REGISTERED                   BE REGISTERED   REGISTRATION FEE
----------------------------------------------------------------------------------------------
Senior Subordinated Notes.................................   $100,000,000       $29,500.00
==============================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

              SUBJECT TO COMPLETION, DATED                 , 1997

PROSPECTUS
----------------

                        NORTHLAND CABLE TELEVISION, INC.
              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
               EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                            ------------------------

    Northland Cable Television, Inc., a Washington corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $100,000,000 in aggregate principal amount of its 10 1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") for up to $100,000,000 in aggregate principal amount of their outstanding 10 1/4% Senior Subordinated Notes due 2007 (the "Original Notes" and, together with the Exchange Notes, the "Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). As used herein, the "Company" refers to Northland Cable Television, Inc. and its wholly-owned subsidiary, Northland Cable News, Inc., unless the context otherwise indicates. There will be no cash proceeds to the Company from the Exchange Offer.

    The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Original Notes under the Registration Rights Agreement (as defined). The Exchange Notes will be issued under the indenture governing the Original Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Notes."

    The Original Notes were originally issued and sold (the "Offering") on November 12, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after the Registration Statement of which this Prospectus is a part is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes and any other holder that cannot rely upon interpretations must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction.

                                                  (Cover continued on next page)

     SEE "RISK FACTORS" BEGINING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS                , 1997.
LOGO

(Continued from cover page)

     Original Notes initially purchased by qualified institutional buyers were initially represented by a single, global Note in registered form, registered in the name of a nominee of the Depository Trust Company ("DTC"), as depository. The Exchange Notes exchanged for Original Notes represented by the global Note will be represented by one or more global Exchange Notes in registered form, registered in the name of the nominee of DTC. See "Description of the Notes -- Book-Entry; Delivery and Form." Exchange Notes issued to non-qualified institutional buyers in exchange for Original Notes held by such investors will be issued only in certificated, fully registered, definitive form. Except as described herein, Exchange Notes in definitive certificated form will not be issued in exchange for the global Note(s) or interests therein.

     The Exchange Notes constitute new issues of securities with no established public trading market. The Original Notes, however, have traded on the National Association of Securities Dealers, Inc.'s PORTAL market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are not tendered or are tendered but not accepted in the Exchange Offer, a holder's ability to sell such Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of any remaining Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. See "Original Notes Registration Rights." No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes. The Original Notes are not listed on any securities exchange and the Company does not intend to apply for a listing of the Exchange Notes on a Securities Exchange.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange
Offer will expire at 5:00 p.m., New York City time, on             , 1998,
unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Guarantor and the Exchange Notes, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made.

     The Company is not currently subject to the informational requirements of the Exchange Act. Upon the effectiveness of the Registration Statement or, if earlier, the Shelf Registration Statement (as defined herein), the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all reports and other information required by the Commission. The Registration Statement, as well as periodic reports, proxy statements and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request. Any such request should be addressed to the Company's principal offices at 1201 Third Ave., Suite 3600, Seattle, WA 98101 (telephone number (206) 674-3900). The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

     The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, other than the fiscal year in which the Registration Statement or the Shelf Registration Statement becomes effective. However, the Company has agreed, pursuant to the indenture dated as of November 12, 1997 (the "Indenture") governing the Notes, that, whether or not it is then subject to Section 13 or 15(d) of the Exchange Act, it will file with the Commission and furnish to the holders of the Notes and the Trustee (and, if filing such documents with the Commission is prohibited, to prospective holders of the Notes upon request) copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections. In addition, the Company will furnish, upon the request of any holder of a Note, such information as is specified in paragraph (d)(4) of Rule 144A, to such holder or to a prospective purchaser of such Note which such holder reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in order to permit compliance by such holder with Rule 144A in connection with the resale of such Note by such holder unless, at the time of such request, the Company are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

     UNTIL                , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS (THE "PROSPECTUS") DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                         ------------------------------

     The Northland Cable Television, Inc. logo and the Northland Cable News name and logo are registered trademarks of Northland Telecommunications Corporation. All other product and service names referenced herein are the trademarks or registered trademarks of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and pro forma financial information (including the notes thereto) appearing elsewhere in this Prospectus. The Company has executed a definitive agreement to acquire six cable television systems in South Carolina (the "Acquisition"), subject to customary closing conditions. Unless otherwise indicated: (i) all references in this Prospectus to the Company's business on a pro forma basis give effect to the offering of the Original Notes (the "Offering"), the application of the net proceeds therefrom, and the Acquisition; and (ii) all references herein to the "Company" refer to Northland Cable Television, Inc. and its consolidated subsidiary, Northland Cable News, Inc.

                                  THE COMPANY

OVERVIEW

     Northland Cable Television, Inc. owns and operates 35 cable television systems serving small cities, towns and rural communities (i.e., non-urban markets) in California, Georgia, Oregon, South Carolina, Texas and Washington (the "Existing Systems"). The Company is a wholly owned subsidiary of Northland Telecommunications Corporation ("NTC") which, together with the Company and its other affiliates, has specialized in providing cable television and related services in non-urban markets since 1981. As of September 30, 1997, without giving effect to the Acquisition, NTC and its affiliates operated a total of 99 cable television systems serving approximately 215,115 subscribers in 245 communities in 10 states. See "Certain Transactions."

     Since closing its initial acquisition in 1986, Northland Cable Television, Inc. has demonstrated a strong and consistent ability to target, negotiate and complete acquisitions of cable systems and integrate the operation of such systems. The Company believes it has created a loyal relationship with the communities it serves by maintaining local offices, hiring staff predominantly from these communities and providing high quality customer service. In many communities, the Company offers its exclusive local news and information programming, produced by the Company's wholly owned subsidiary, Northland Cable News, Inc. The Company has increased its basic and premium subscribers through strategic acquisitions, selective system upgrades and extensions of its cable systems. Additionally, the Company believes its subscriber growth and revenue per subscriber have been enhanced by consistent economic growth and favorable demographics in its markets. As a result of these factors, from December 31, 1992 through September 30, 1997, the Company experienced compound annual growth in basic subscribers and EBITDA (as defined) on an annualized basis of 21.2% and 22.8%, respectively. As of September 30, 1997, the Existing Systems passed approximately 135,180 homes and served 92,800 basic subscribers, representing a basic penetration rate of 68.6%. The Existing Systems achieved average monthly revenue per basic subscriber of $34.63 for the nine months ended September 30, 1997.

     The Company has executed a definitive agreement to acquire six cable television systems in South Carolina (the "Acquisition Systems") from InterMedia Partners of Carolina, L.P. and Robin Cable Systems, L.P. (collectively, the "Sellers"). The Acquisition Systems are clustered in close proximity to several of the Existing Systems in South Carolina, which the Company believes will allow it to achieve certain economies of scale and operating efficiencies. As of September 30, 1997, the Acquisition Systems passed an estimated 59,260 homes and served approximately 35,705 basic subscribers, representing a basic penetration rate of 60.3%. The Acquisition Systems achieved average monthly revenue per basic subscriber of $34.43 for the nine months ended September 30, 1997.

     Historically, the Company has successfully assimilated acquired systems into its existing operations, which has resulted in increased revenues and EBITDA. Management's strategy to enhance the financial performance of the Company's systems includes: (i) customizing programming services to the local market; (ii) upgrading its cable systems to increase signal quality, improve technical reliability and expand channel capacity; (iii) offering more diversified packages of programming services and pricing; and (iv) leveraging its local presence for both marketing and community-focused customer service. The Company expects this strategy to increase basic penetration in the Acquisition Systems and the revenues and EBITDA generated by those systems. As of September 30, 1997, after giving pro forma effect to the Acquisition, the Company's systems passed an estimated 194,440 homes and served approximately 128,505 basic subscribers, for a basic penetration rate of 66.1%. For the nine months ended September 30, 1997 and the year ended December 31, 1996, on a pro forma basis, the Company had revenues of approximately $39.7 million and $49.4 million, respectively, and EBITDA of approximately $17.8 million and $22.3 million, respectively.

     The Company believes it is well positioned to capitalize on favorable competitive and economic characteristics associated with owning and operating cable television systems in non-urban markets. These attractive characteristics as compared to urban and suburban markets, include: (i) lower population densities which lead to a higher likelihood of only one cable television provider; (ii) lower churn rates; (iii) greater subscriber penetration rates;
(iv) limited reception of over-the-air television stations; and (v) fewer alternative entertainment sources.

     By clustering systems, the Company is able to take advantage of certain economies of scale, such as reduced payroll, billing and technical costs on a per subscriber basis, and consolidated regional advertising. The Company intends to continue to pursue its clustering strategy through the acquisition of additional systems in or near its current operating regions.

     John S. Whetzell is the founder, Chairman of the Board and President of NTC and the Company. Mr. Whetzell has assembled a senior management team of six individuals who have an average of approximately 21 years of experience in the cable industry to execute the Company's business strategy. The Company's senior management team has been in place for over 10 years. The Company believes that the depth and experience of its senior management, together with their history of managing the Company as a team, is a key asset which significantly enhances the Company's operating performance. See "Management."

BUSINESS STRATEGY

     The Company's objective is to increase its revenues and EBITDA by utilizing its experience and expertise in acquiring and operating cable television systems. Elements of the Company's business strategy are discussed below.

     Target Non-Urban Markets. The Company operates clusters of cable television systems serving non-urban markets. The Company believes non-urban markets provide attractive and stable subscriber demographics and opportunities for clustering systems. As a result of the Company's experience in operating cable systems in non-urban markets, management believes it can continue to increase subscriber penetration in its Existing Systems while pursuing strategic acquisitions which complement the Company's Existing Systems.

     Pursue Strategic Acquisitions. The Company actively considers opportunities to acquire additional cable systems in non-urban markets and generally targets markets with limited off-air broadcast signal reception, few entertainment alternatives and strong community identity. In general, the Company seeks to acquire stand-alone systems, or groups of systems, with an emphasis on those in close proximity to its Existing Systems. In addition, the Company considers acquisitions in other geographic areas where the Company believes it can leverage its experience in operating cable systems in non-urban markets. From time to time the Company may divest itself, through asset exchanges or outright sales, of cable systems that do not readily lend themselves to the Company's philosophy of clustering systems or for other reasons. Among the factors the Company considers in evaluating the desirability of a potential acquisition or asset exchange opportunity are price and terms, subscriber densities, plant quality, availability of off-air broadcast signals, growth potential (in terms of homes passed, revenues and EBITDA) and whether the target system can be readily integrated into the Company's operations. The Company's management team has a history of successfully integrating acquisitions and intends to continue to acquire systems which will further improve revenues and EBITDA.

     Strategically Upgrade Systems. The Company strategically upgrades its cable systems as part of its goal to satisfy current and future customer demand and maximize return on investment. The centerpiece of this strategy is the systematic deployment of fiber optic technology. The Company believes that construction of fiber optic backbones significantly enhances picture quality and system reliability and expands channel capacity, such that the Company is able to offer a product that is competitive or superior to other potential video providers competing in the same markets. Typically, the Company utilizes a 550 MHz system architecture for new trunk and feeder lines, with the flexibility to upgrade to 750 MHz capacity in those specific districts of a service area where future demand for such capacity may develop. The Company believes this strategy enables it to be more responsive, in a cost-efficient manner, to fast changing technologies and local demand for new services, such as data transfer services and digital tiers. As of September 30, 1997, on a pro forma basis, 65.9% of the Company's subscribers were served by systems with fiber optic backbones. The Company plans to invest approximately $14.1 million in system upgrades prior to December 31, 1999, at which time, on a pro forma basis, the Company anticipates that over 70% of the Company's subscribers will be served by systems with fiber optic backbones.

     Pursue New Business Opportunities. The Company has identified several business opportunities which complement its core video delivery operations. In many systems, the Company has begun utilizing its own advertising sales force to market spot advertising availabilities and production to area merchants. Advertising revenue has grown rapidly and constituted 5.6% of the Company's revenues for the year ended December 31, 1996. In addition, the Company is seeking to construct fiber optic wide area networks in certain communities to be leased to local governments, schools and businesses for various telecommunications applications, such as remote classrooms, voice networks and data transfer. The Company is also exploring the launch of enhanced digital video, such as Headend In the Sky(R) ("HITS"), a digital video compression service. Digital video services such as HITS will enable the Company to significantly expand its program offering by more efficiently utilizing current analog channel capacity. The Company also believes that high speed data services delivered via a hybrid fiber and coaxial plant may provide the Company with opportunities for new revenue sources, such as Internet access, in selected communities.

     Focus on the Community. A significant component of the Company's business strategy is to bring all aspects of its programming and operations to a local focus in order to increase revenues, EBITDA and subscriber loyalty and to provide key competitive advantages in the markets it serves.

     Customize Programming and Expand Service Offerings. The Company believes that a system-by-system, decentralized approach to programming is required as each area served has unique demographic and economic characteristics. A primary focus of the Company's programming strategy is the offering of specialty tiers of service which typically contain eight to ten channels of programming such as family, sports, or movie channels that target particular niches of subscribers. The Company's tier subscribers have grown at a compound annual growth rate of 27.2% from December 31, 1992 through September 30, 1997. The Company intends to implement a similar strategy in the Acquisition Systems.

     Provide Local News. The Company, through its wholly owned subsidiary, Northland Cable News, Inc., provides local news, sports and information to several of the Company's cable systems, serving 42.2% of the Company's current subscribers. This news service, Northland Cable News(R), is available exclusively to systems owned by the Company and its affiliates, and serves to differentiate the Company's programming from any potential competitors.

     Maintain Local Offices and Personnel. Because the Company specializes in operating cable systems in small cities and towns, the Company emphasizes locally focused customer service. Key aspects of the Company's customer service commitment include local offices and a decentralized management structure. Conveniently accessible offices in or near each of the communities served by the Company are staffed predominantly by locally hired employees who are generally familiar with the community's customer base.

                              THE ACQUISITION

     The Company has executed a definitive agreement pursuant to which it will acquire the Acquisition Systems for approximately $70.0 million. The Company anticipates that the Acquisition will be consummated on or prior to early January 1998, subject to the satisfaction of customary closing conditions and the receipt of certain third party and governmental approvals. However, there can be no assurance that the Acquisition will be consummated. See "Risk Factors -- Risks Associated with the Acquisition" and "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

     The Acquisition is part of a transaction among the Company and certain affiliates of the Company and the Sellers and an affiliate of the Sellers, whereby 12 cable television systems serving approximately 54,400 subscribers will be purchased by the Company and certain Company affiliates for approximately $101.8 million. Allocation of the systems among the Company and its affiliates was based on NTC's analysis of geographic concentration, ease of technical and administrative integration and the financial and local management capacities of the Company and its affiliates. The approximately $70.0 million purchase price to be paid by the Company for the Acquisition Systems was arrived at by negotiations between the Company and the Sellers, independent of the negotiations of the purchase price for the other systems. See "Risk
Factors -- Conflicts of Interest; Transactions with Affiliates."
                         ------------------------------

     The Company is a Washington corporation with its principal executive offices located at 1201 Third Avenue, Suite 3600, Seattle, Washington 98101, and its telephone number is (206) 621-1351.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange (the "Exchange
                             Offer") up to $100,000,000 aggregate principal amount of its 10 1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") for up to $100,000,000 aggregate principal amount of its outstanding
                             10 1/4% Senior Subordinated Notes due 2007 that were issued and sold in a transaction exempt from registration under the Securities Act ((the "Original Notes") and, together with the Exchange Notes, the "Notes"). The form and terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the form and terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal") and are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Original Notes under a registration rights agreement dated as of November 12, 1997 (the "Registration Rights Agreement") among the Company, the Guarantor and BancAmerica Robertson Stephens and First Chicago Capital Markets, Inc. as initial purchasers (collectively, the "Initial Purchasers"). Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market-making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on                , 1998, unless
                             extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The obligation of the Company to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders of Original Notes pursuant to the Exchange
                             Offer may be withdrawn at any time prior to the Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss as a result of such exchange. See "The Exchange Offer -- Federal Income Tax Consequences."

Use of Proceeds............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Effects on Holders of
  Original Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement, and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Original Notes Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original

                             Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not so tendered could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Original Notes."

                          TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $100,000,000 aggregate principal amount of Original Notes. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. Unless the context otherwise requires, all references to the "Notes" shall include the Original Notes and the Exchange Notes. See "Description of the Notes."

Issuer.....................  Northland Cable Television, Inc.

Securities Offered.........  $100,000,000 aggregate principal amount of 10 1/4%
                             Senior Subordinated Notes due 2007.

Maturity Date..............  November 15, 2007.

Interest Payment Dates.....  The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes. Interest on the Notes will be payable in cash semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1998.

Mandatory Sinking Fund or
  Redemption...............  None.

Optional Redemption........  The Notes may be redeemed, in whole or in part, at any time on or after November 15, 2002 at the option of the Company, at the redemption prices set forth herein, plus, in each case, accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 15, 2000, the Company may, at its option, redeem up to 30% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the Net Cash Proceeds of one or more Public Equity Offerings, provided that at least 70% of the Notes remains outstanding immediately after the occurrence of such redemption.

Change of Control..........  In the event of a Change of Control, each Holder will have the right to require the Company to make an offer to repurchase such Holder's Notes, in whole or in part, at a price of 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Special Repurchase Offer...  In the event the Acquisition has not been consummated prior to March 1, 1998, the Notes will be subject to a special repurchase offer (the "Special Repurchase Offer") at an offer price equal to

                             101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to the date of repurchase.

Ranking....................  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all present and future Senior Debt of the Company, including the Company's obligations under the Senior Credit Facility. The Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to any other subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis, the Company would have had approximately $77.3 million of Senior Debt outstanding.

Subsidiary Guarantees......  The Notes will be unconditionally guaranteed jointly and severally, on a senior subordinated basis as to the payment of principal and interest, if any, by the Company's existing subsidiary, Northland Cable News, Inc., and each of the Company's future subsidiaries. Each Subsidiary Guarantee will be a general unsecured obligation of such Guarantor, subordinated in right of payment to all present and future senior indebtedness of such Guarantor.

Certain Covenants..........  The Indenture pursuant to which the Notes will be issued will, among other things, limit the ability of the Company and its Subsidiaries to: (i) incur additional indebtedness or issue preferred stock;
                             (ii) make certain Restricted Payments; (iii) grant Liens on assets; (iv) merge, consolidate or transfer substantially all of their assets; (v) enter into transactions with Related Persons; (vi) make certain payments affecting Subsidiaries; (vii) sell assets; and (viii) issue capital stock of Subsidiaries.

Original Notes;
Registration Rights........  The Company and the Guarantor have agreed to file on or prior to January 26, 1998 and to use their respective best efforts to cause to become effective on or prior to April 11, 1998 a registration statement under the Securities Act with respect to an offer to Holders to exchange the Original Notes (and the related guarantees) for the Exchange Notes (and the related guarantees). In the event that the Exchange Offer is not consummated on or before May 11, 1998, or, under certain circumstances, if the Initial Purchasers so request, the Company will file and use its best efforts to cause to become effective under the Securities Act a Shelf Registration Statement on or before May 11, 1998 with respect to the resale of the Notes and keep such Shelf Registration Statement effective generally until two years after the effective date thereof. In the event any of the registration requirements are not met, a Registration Default shall be deemed to have occurred and Additional Interest will accrue on the Original Notes over and above the accrued interest at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until such Registration Default has been cured, but in no event shall such rate exceed 2.00% per annum.

Use of Proceeds............  There will be no cash proceeds. See "Use of
                             Proceeds" and "Capitalization."

PORTAL Listing.............  The Notes are eligible for trading in the PORTAL
                             Market.

Risk Factors...............  See "Risk Factors" for a discussion of certain factors that should be considered in connection with The Exchange Notes, including factors affecting forward-looking statements.

     A description of the terms of the Notes, including definitions of terms which are capitalized above, is set forth herein under "Description of the Notes."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary historical and pro forma consolidated financial data for the Company for each of the years in the three-year period ended December 31, 1996 and for the nine-month period ended September 30, 1997. The summary historical consolidated financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The pro forma financial data for the year ended December 31, 1996 and as of and for the nine-month period ended September 30, 1997 have also been adjusted for financial information derived from the historical carve-out financial statements of Aiken II Cable Systems (a component of Robin Cable Systems, L.P.) and Greenwood Cable System (a component of InterMedia Partners of Carolina, L.P.), audited by Price Waterhouse LLP, independent accountants. In the opinion of the Company, the unaudited summary historical and pro forma consolidated financial data presented as of and for the nine-month period ended September 30, 1997 reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such data. Actual and pro forma results for the nine-month period ended September 30, 1997 are not necessarily indicative of the future financial position or future results of operations of the Company for any other interim period or the year as a whole.

     The following information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes of the Company and the Acquisition Systems and the Pro Forma Unaudited Consolidated Combined Financial Statements and accompanying discussion and notes included herein. The pro forma financial data is derived from the Company's Pro Forma Unaudited Consolidated Combined Financial Statements and the notes thereto contained elsewhere in this Offering Memorandum which have not been audited by the independent auditors of the Company or the Sellers. Such pro forma financial data are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined Company or of the financial position or the results of operations of the combined Company that would have been realized had the Moses Lake Acquisition (as defined), the Offering, and the application of the net proceeds therefrom, and the Acquisition occurred as of the dates or for the periods presented.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                      FISCAL YEAR ENDED DECEMBER 31,
                    -------------------------------------------------------------------
                                                                    PRO FORMA(1)              NINE MONTHS ENDED SEPTEMBER 30,
                                                             --------------------------   ---------------------------------------
                                                                             FOR THE                          PRO FORMA(2)
                                                               FOR THE      MOSES LAKE                  -------------------------
                                                             MOSES LAKE    ACQUISITION,                                 FOR THE
                                                             ACQUISITION   THE OFFERING                                OFFERING
                                                               AND THE       AND THE                      FOR THE       AND THE
                                                              OFFERING     ACQUISITION                   OFFERING     ACQUISITION
                       1994         1995          1996          1996           1996          1997          1997          1997
                    ----------   -----------   -----------   -----------   ------------   -----------   -----------   -----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
STATEMENT OF
 OPERATIONS DATA:
Service revenues...  $ 15,345     $  26,395     $  32,561     $  35,751      $ 49,370      $  28,700     $  28,700     $  39,671
Operating expenses:
 Operating.........     4,183         7,515         9,448        10,342        14,499          8,626         8,626        12,047
 General and
   administrative..     2,782         4,710         5,955         6,598         9,653          5,332         5,332         7,492
 Management fees...       332         1,320         1,625         1,785         2,466          1,433         1,433         1,982
 Depreciation and
   amortization....     5,307         9,022        10,727        12,910        20,076          9,653         9,653        15,028
                      -------       -------       -------      --------      --------        -------      --------      --------
   Total operating
     expenses......    12,604        22,567        27,755        31,635        46,694         25,044        25,044        36,549
                      -------       -------       -------      --------      --------        -------      --------      --------
Income from
 operations........     2,741         3,828         4,806         4,116         2,676          3,656         3,656         3,122
 Interest
   expense.........    (3,226)       (7,215)       (8,263)      (11,924)      (17,986)        (7,378)       (8,853)      (13,400)
 Other income
   (expense),
   net.............       100          (371)         (772)         (772)         (774)          (240)         (240)         (220)
                      -------       -------       -------      --------      --------        -------      --------      --------
Net loss...........  $   (385)    $  (3,758)    $  (4,229)    $  (8,580)     $(16,084)     $  (3,962)    $  (5,437)    $ (10,498)
                      =======       =======       =======      ========      ========        =======      ========      ========
FINANCIAL RATIOS
 AND OTHER DATA:
EBITDA(3)..........  $  8,094     $  12,426     $  15,101     $  16,594      $ 22,320      $  12,997     $  12,997     $  17,838
Annualized EBITDA(4).................................................................................    $  17,656     $  23,548
Capital
 expenditures......  $  1,825     $   2,731     $   2,843     $   2,843      $  4,581      $   3,230     $   3,230     $   4,249
Ratio of pro forma total
 debt to Annualized
 EBITDA(4)...........................................................................................          6.1x          7.5x
Ratio of pro forma
 Annualized EBITDA to cash
 interest expense(4)(5)..............................................................................          1.6x          1.4x
Deficiency of
 earnings to fixed
 charges(6)........  $   (385)    $  (3,758)    $  (4,229)                                 $  (3,962)
OPERATING
 STATISTICAL DATA:
Homes passed.......    93,245       115,421       132,905       132,905       191,553        135,180       135,180       194,440
Basic
 subscribers.......    64,130        79,848        90,327        90,327       125,442         92,800        92,800       128,505
Basic
 penetration.......      68.8%         69.2%         68.0%         68.0%         65.5%          68.6%         68.6%         66.1%
Premium units......    20,219        23,924        27,406        27,406        45,253         28,972        28,972        47,035
Premium
 penetration.......      31.5%         30.0%         30.3%         30.3%         36.1%          31.2%         31.2%         36.6%
Average monthly
 revenue per
 subscriber(7).....  $  29.59     $   31.12     $   33.22     $   32.70      $  32.59      $   34.63     $   34.63     $   34.57
EBITDA per
 subscriber(8).....  $ 187.34     $  175.80     $  184.87     $  182.11      $ 176.81      $  191.75     $  191.75     $  184.70

                                                                                                    AS OF SEPTEMBER 30,
                                                                                          ---------------------------------------
                                                                                                              PRO FORMA(2)
                                                                                                        -------------------------
                                                                                                                        FOR THE
                                                                                                                       OFFERING
                                                                                                          FOR THE       AND THE
                                                                                                         OFFERING     ACQUISITION
                                                                                             1997          1997          1997
                                                                                          -----------   -----------   -----------
BALANCE SHEET DATA:
Total assets...........................................................................    $  89,118     $  94,118     $ 163,747
Total debt.............................................................................      102,968       107,968       177,253
Shareholder's deficit..................................................................      (20,632)      (20,632)      (20,632)

---------------

(1) The unaudited pro forma consolidated combined statement of operations data for the year ended December 31, 1996 give effect to the acquisition of three cable systems in Moses Lake, Ephrata and Othello, Washington on October 11, 1995 (the "Moses Lake Acquisition"), the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. See "Pro Forma Unaudited Consolidated Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) The unaudited pro forma consolidated combined statement of operations data for the nine-month period ended September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. The unaudited pro forma consolidated combined balance sheet data as of September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on September 30, 1997. See "Pro Forma Unaudited Consolidated Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) EBITDA represents income before interest expenses, income taxes, depreciation and amortization and other non-cash income (expenses). EBITDA is not intended to represent cash flow from operations or net income (loss) as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its indebtedness. For the fiscal years ended December 31, 1994, 1995 and 1996 and the nine-month period ended September 30, 1997, EBITDA includes the net operating results of Northland Cable News, Inc. of $46, $(424), $(432) and $(312), respectively. Northland Cable News, Inc., a wholly owned subsidiary of the Company, began operations in fiscal year 1994.

(4) Annualized EBITDA represents EBITDA for the quarter ended September 30, 1997 multiplied by four.

(5) Cash interest expense represents total interest expense as reduced for interest expense relating to the amortization of deferred financing costs.

(6) For purposes of this calculation, "earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(7) Reflects revenues for the applicable period divided by the average number of basic subscribers for the applicable period, divided by the number of months in the applicable period.

(8) Reflects EBITDA for the applicable period divided by the average number of basic subscribers for the applicable period. For purposes of this calculation, EBITDA for the quarter ended September 30, 1997 was multiplied by four.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, before tendering their Original Notes for the Exchange Notes offered hereby, holders of Original Notes should consider carefully the following factors, which (other than "Consequences of Failure to Exchange Original Notes" and "Absence of Public Market for the Exchange Notes") are generally applicable to the Original Notes as well as to the Exchange Notes:

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes, as set forth in the legend thereon, as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not so tendered could be adversely affected. See "The Exchange Offer" and "Original Notes Registration Rights."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the holders of the Original Notes. The Original Notes were offered and sold in November 1997 to a small number of institutional and accredited investors and are eligible for trading in the Private offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

     The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof, depending on many factors, including prevailing interest rates, the markets for similar securities, and the financial performance of the Company. The Initial Purchasers have made a market for the Original Notes. Although there is currently no market for the Exchange Notes, the Initial Purchasers advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making with respect to the Original Notes or the Exchange Notes may be discontinued at any time without notice. In addition, such market making activities will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of an applicable Shelf Registration Statement (as defined herein).

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading market independent of the financial performance of, and prospects for, the Company.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     The Company has incurred a substantial amount of indebtedness prior to giving effect to the indebtedness incurred in connection with the Offering and its earnings have been insufficient to cover fixed charges for each of the years ended December 31, 1992 to 1996. The Company will incur substantial additional indebtedness in connection with the Offering and the financing of the Acquisition. As of September 30, 1997, on a pro forma basis, the Company would have had total indebtedness of $177.3 million and shareholder's deficit of $20.6 million. Furthermore, the Company's earnings would have been insufficient to cover fixed charges by $16.1 million for the year ended December 31, 1996. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture, the Senior Credit Facility and such other borrowing arrangements the Company may, from time to time, be a party to. See "Capitalization," "Description of the Notes" and "Description of the Senior Credit Facility."

     The Company's ability to make scheduled payments of principal or interest, or to refinance its indebtedness, including the Notes, depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that cash flow from operations, together with available borrowings under the Senior Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness including the Notes. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or, if required, to refinance indebtedness, including the Notes, on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company will be leveraged following the Offering could have important consequences to Holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service payments and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expenses in the event of an increase in interest rates; and (iv) the Indenture and the Senior Credit Facility will contain financial and restrictive covenants that limit the ability of the Company to, among other things, incur additional indebtedness, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default, which, if not cured or waived, would have a material adverse effect on the Company, its financial condition, prospects and debt service ability. In addition, the degree to which the Company is leveraged, as well as restrictions under the Senior Credit Facility, would prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change of Control. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control," and "Description of the Senior Credit Facility."

HISTORICAL AND ANTICIPATED LOSSES

     Since commencing operations in 1986, the Company has reported a net loss in each year, including net losses of approximately $385,000, $3.8 million, $4.2 million and $4.0 million (unaudited) for the fiscal years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. These losses are primarily attributable to: (i) depreciation, amortization and interest expenses associated with the acquisitions of the Existing Systems; and
(ii) the depreciation expenses relating to subsequent capital expenditures. The Acquisition Systems likewise generally have reported net losses on a historical basis. The Company expects to experience continued net losses for the foreseeable future.

RANKING OF NOTES; SUBORDINATION

     The Notes will be subordinated in right of payment to all existing and future Senior Debt, including principal, premium, if any, and interest and all other amounts due on or payable in connection with Senior Debt. As of September 30, 1997, on a pro forma basis, there would have been outstanding approximately $77.3 million of Senior Debt. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt must be paid in full before the Holders of the Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Notes. In addition, no payments may be made with respect to principal, premium, if any, or interest on the Notes if a payment default exists with respect to Designated Senior Debt (as defined) and, under certain circumstances, no payments may be made with respect to principal, premium, if any, or interest on the Notes for a period of up to 179 days if a non-payment default exists with respect to Designated Senior Debt. In addition, the Indenture will permit the Company and its Subsidiaries to incur additional indebtedness if certain conditions are met. See "Description of the Notes -- Subordination."

     Under the Senior Credit Facility, the senior lenders receive: (i) a first perfected security interest in substantially all of the current and future assets of the Company and any subsidiaries of the Company; (ii) a first perfected security interest in all of the issued and outstanding shares of capital stock of the Company; (iii) a first perfected security interest in all of the issued and outstanding capital stock of Northland Cable News, Inc.; and
(iv) guarantees by all current and future subsidiaries. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), such lenders will have a prior secured claim on the capital stock of the Company and the assets of the Company and any subsidiary of the Company. If such lenders should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes would be materially adversely affected. See "Description of the Senior Credit Facility."

COMPETITION; LITIGATION

     Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment. Because the Company's franchises are non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering video and other programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution systems ("MMDS"). In recent years, there has been significant growth in the number of subscribers to DBS and MMDS services. Additionally, recent changes in federal law have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies and registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be directly competitive with services provided by cable television systems. Some local telephone companies already have begun offering their competitive services in limited areas.

     Many of the Company's potential competitors have substantially greater resources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators and other distribution systems, or, if such competition materializes, the extent of its effect on the Company. See "Business -- Competition" and "Legislation and Regulation."

     In 1993, North Willamette Telecom, Inc., an affiliate of Canby Telephone Association, petitioned to obtain a franchise from the City of Woodburn, Oregon to operate a cable system which would compete with the Company's Woodburn system. Such franchise has not been granted. On March 20, 1996, the Company was served with a complaint in a suit commenced in the United States District Court for the District of Oregon by North Willamette Telecom, Inc. and Canby Telephone Association. The suit alleges the Company violated federal antitrust laws, intentionally interfered with plaintiffs' prospective business relationships with potential cable customers, and intentionally interfered with plaintiffs' business relationships with the Canby Telephone Association's members. The complaint seeks actual damages ranging from $1.2 million to $10.2 million, punitive damages of $10.0 million and other relief. The Company denies the allegations of the complaint and is vigorously defending the case. The Company has filed summary judgment motions and no trial date has been set. An adverse ruling could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See "Business -- Litigation."

SIGNIFICANT CAPITAL EXPENDITURES; RAPID TECHNOLOGICAL ADVANCEMENTS

     The business of delivering and producing televised news, information and entertainment are characterized by new market entrants, increasingly rapid technological change and evolving industry standards. There can be no assurance that the Company will be able to fund the capital expenditures necessary to keep pace with technological developments or that the Company will successfully predict the technical demand of its subscribers. The Company's inability to provide enhanced services in a timely manner or to predict the demands of the marketplace could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See "Business -- Competition."

NON-EXCLUSIVE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

     Cable television companies operate under non-exclusive franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. On a pro forma basis, the Company has 17 franchises (representing 21.4% of the Company's basic subscribers) expiring prior to 2000 and 24 franchises (representing 37.1% of its basic subscribers) expiring between 2000 and 2004.

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person or entity, the previous operator generally is entitled to the "fair market value" for the system covered by such franchise. Although the Company believes that it generally has good relationships with its franchising authorities, no assurance can be given that the Company will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's existing franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See
"Business -- Franchises" and "Legislation and Regulation."

RISKS ASSOCIATED WITH THE ACQUISITION

     There can be no assurance that the Acquisition will be consummated or that conditions will not be imposed by third parties in connection with such closing. Moreover, although the Company has attempted to minimize the risks of unexpected liabilities or contingencies associated with the Acquisition, there can be no assurance that such contingencies will not arise. Unanticipated contingencies could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. In addition, the Acquisition is subject to certain express material conditions, including approval by the Federal Communications Commission (the "FCC") of the transfers of certain licenses and the consent of local franchising authorities. Although to date the Company has not experienced material difficulties in obtaining required approvals in connection with its acquisitions of cable television systems, no assurance can be given that it will be able to obtain the required approvals to complete the Acquisition or that conditions will not be imposed in connection with obtaining any such approval. Moreover, consummation of the Acquisition is contingent on certain of the Company's affiliates consummating related acquisitions with the Sellers. There can be no assurance that such related acquisitions will be consummated.

     In addition, the Company may elect to waive certain express conditions intended to benefit the Company and proceed with the closing of the Acquisition. Closing the Acquisition notwithstanding the failure of such conditions could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. In the event the Acquisition has not been consummated prior to March 1, 1998, the Notes will be subject to the Special Repurchase Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to the date of repurchase. See "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

NO ASSURANCE OF SUCCESSFUL FUTURE ACQUISITIONS

     An element of the Company's acquisition strategy is to achieve operational efficiencies by providing cable television and related services over an expanded subscriber base within a concentrated geographic area. Consequently, the Company seeks to acquire or exchange Existing Systems for additional cable systems and expects that it will require additional financing to fund such acquisitions. There can be no assurance that the Company will in the future be able to successfully complete acquisitions or exchanges of additional cable systems consistent with its business strategy. Further, there can be no assurance that the Company will successfully obtain financing to complete such acquisitions, if needed, or that the terms thereof will be favorable to the Company.

     In addition, any acquisition or exchange could have an adverse effect upon the Company's results of operations or cash flow, particularly acquisitions of new systems which must be integrated with the Company's existing operations. There can be no assurance that the Company will be able to integrate successfully any acquired systems with its existing operations or realize any efficiencies from any acquisition or exchange. There can also be no assurance that any acquisition or exchange, if consummated, will improve operating results. In addition, any acquisition or exchange will be subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party, or governmental approvals, including the consents of franchising authorities. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such liabilities and contingencies may nevertheless accompany acquisitions. See "Business -- Business Strategy."

CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

     The Company has engaged in and expects to continue to engage in certain transactions with its affiliates. These transactions have involved management agreements related to supervisory and managerial services as well as day-to-day technical, computer, financial and administrative services provided to the Company by affiliates and investments in and/or the acquisition of assets from affiliated companies. For the year ended December 31, 1996, approximately $619,000 or 1.9% of the Company's revenues and approximately $2.2 million or 14.2% of its total operating, general and administrative expenses involved related party transactions. In addition, in 1996 the Company paid NTC $1.6 million for management fees. Because officers and directors of the Company are also officers and directors of certain affiliated companies, the terms of any agreements between the Company and such affiliates are not and will not be the result of arm's-length negotiations. Although the Company believes the overall terms of each such agreement are no less favorable than those available from unrelated parties, there can be no assurance that the terms of any transactions between the Company and its affiliates have been or will be as favorable as the Company could obtain from unrelated parties. See "Certain Transactions."

SUBSTANTIAL REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry generally, and the rates charged for cable television services in particular, are subject to extensive governmental regulation on the federal, state and local levels (but principally by the FCC and by local franchising authorities). Many aspects of such regulation have recently been extensively revised and are currently the subject of judicial proceedings and administrative rulemakings, which are potentially significant to the Company. The Company believes that the regulation of cable television systems, including the rates charged for cable services, remains a matter of interest to Congress, the FCC and local regulatory officials. Accordingly, no assurance can be given as to what future actions such parties or the courts may take or the effect thereof on the Company. See "Legislation and Regulation."

     The principal federal statute governing cable television is the Communications Act of 1934, as amended (the "Communications Act"). Amendments to the Communications Act in 1984 and 1992 and amendments in 1996 (codified as the 1996 Telecommunications Act) have had particular impact on the way in which cable systems are regulated. The 1984 and 1992 amendments created a new regulatory framework for cable operators, particularly in the areas of: (i) cable system rates for both basic and certain non-basic services; (ii) programming access and exclusivity arrangements; (iii) leased access terms and conditions; (iv) horizontal and vertical ownership of cable systems; (v) customer service requirements; (vi) franchise renewals; (vii) television broadcast signal carriage and retransmission consent; (viii) technical standards; (ix) customer privacy; (x) consumer protection issues; (xi) cable equipment compatibility; (xii) obscene or indecent programming; and (xiii) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. The 1996 Telecommunications Act substantially amended the Communications Act by, among other things, removing barriers to competition in the cable television and telephone markets and reducing the regulation of cable television rates.

     Under the FCC's rate regulations, most cable systems were required to reduce their basic service tier and cable programming service tier ("CPST") rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme. However, operators also have the opportunity of bypassing this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable.

     The 1996 Telecommunications Act provided substantial rate relief for the cable industry generally and small cable operators in particular. Under the new law, large operators will not be subject to rate regulation of their optional CPSTs as of April 1, 1999, while small operators had that regulation end immediately. The Company qualifies as a "small operator" under the statutory definition and, thus, today remains subject to rate regulation only as to "basic service tier" or lowest level of programming service.

     With regard to continuing regulation of the basic service tier, all of the Existing Systems and all of the Acquisition Systems except the systems serving Greenwood and Aiken, South Carolina qualify for the favorable "cost-of-service" treatment afforded "small systems" under existing FCC rules. The Company has elected to rely on the favorable "small system" cost-of-service rules when its systems are required to justify their rates for regulated services and, therefore, has not implemented the rate reductions that would otherwise have been required if it were subject to the FCC's benchmarks. Under the cost-of-service rules applicable to small cable companies, eligible systems can establish permitted rates under a simple formula that considers total operating expenses (including depreciation and amortization expenses), net rate base, rate of return, channel count and subscribers. If the monthly per channel rate resulting from these inputs for a cable system is no more than $1.24, the cable system's rates will be presumed reasonable. If the formula-generated rate exceeds $1.24, the burden is on the cable operator to establish the reasonableness of its calculations. Certain of the Acquisition Systems in Greenwood and Aiken, South Carolina, by virtue of their size, are required to comply with the cost-of-service rules applicable to larger systems; however, the Company believes it is eligible for a waiver of the FCC's rate regulation rules such that these systems may qualify for the simplified rate regulations afforded to smaller systems.

     Substantially all of the Company's basic service rates are currently under the $1.24 per channel level, and the Company believes that all of its rates for such systems in excess of the $1.24 per channel level are reasonable using the cost-of-service methodology described above. However, FCC rules permit local franchise authorities to review basic service rates. An adverse ruling in any such proceeding could require the Company to reduce its rates and pay refunds. A reduction in the rates it charges for regulated services or the requirement that it pay refunds could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. Once the Company charges the maximum permitted rate allowed by FCC rules in regulated communities, future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs.

     Other provisions of the Communications Act could in the future have a material adverse effect on the Company, its financial condition, prospects and debt service ability. In particular, the 1992 Cable Act conveyed to broadcasters the right generally to require either that the cable operator: (i) carry their signal; or (ii) obtain their consent before doing so. To date, compliance with these provisions has not had a material effect on the Company, although this result may change in the future depending on such factors as market conditions, channel capacity and similar matters when such arrangements are renegotiated. See "Legislation and Regulation."

PAYMENT UPON CHANGE OF CONTROL

     In the event of a Change of Control, each Holder will have the right to require the Company to make an offer to repurchase such Holder's Notes, in whole or in part, at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Prior to commencing such an offer to repurchase, the Company may be required to: (i) repay in full all Debt (as defined) of the Company that would prohibit the repurchase of the Notes, including indebtedness under the Senior Credit Facility; or (ii) obtain the consent of the senior lender and any other consent required to make the repurchase. If the Company is unable to repay all of such Debt or is unable to obtain the necessary consents, the Company will be unable to offer to repurchase the Notes and such failure would constitute an Event of Default under the Indenture. There is no assurance that the Company will have sufficient financial resources available to satisfy all of its obligations under the Senior Credit Facility and the Notes in the event of a Change of Control. The events that require a repurchase upon a Change of Control under the Indenture may also constitute events of default under the Senior Credit Facility or subsequently incurred indebtedness of the Company. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control."

FRAUDULENT TRANSFER STATUTES

     Substantially all of the net proceeds from the Offering will be used by the Company to repay a portion of the Company's indebtedness under the Senior Credit Facility. The incurrence by the Company of indebtedness such as the Notes may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and: (i) was insolvent or was rendered insolvent by reason of such transactions;
(ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness of the Company, as the case may be, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of such indebtedness.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

     The Company believes that it will receive equivalent value at the time the indebtedness under the Notes is incurred. In addition, the Company does not believe that it, after giving effect to the Offering, and the application of the net proceeds therefrom: (i) was or will be insolvent or rendered insolvent; (ii) was or will be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or (iii) intends or intended to incur, or believes or believed that it will or would incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

RELIANCE ON MANAGEMENT; RESPONSIBILITY TO AFFILIATES

     The Company's business is substantially dependent upon the performance of the senior managers of NTC, who provide management services to the Company pursuant to a Management Agreement (as defined) between NTC and the Company. Through NTC, the Company maintains a strong management team, and the loss of any of these individuals could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. Moreover, each of these senior managers devotes a substantial amount of his time to the affairs of affiliates of the Company. See "Management" and "Certain Transactions."

CONTROL BY PRINCIPAL SHAREHOLDER

     The Company is a wholly owned subsidiary of NTC. John S. Whetzell, Chairman of the Board and President of NTC, beneficially owns 22.8% of the outstanding common stock of NTC and he effectively may be able to control all matters requiring approval by the shareholders of the Company, including the election of directors.

UNCERTAINTY OF ADEQUATE INSURANCE

     The Company's equipment and its physical plant are subject to casualty from a variety of sources. Although the Company has obtained commercial insurance against certain risks, there can be no assurance that such insurance will be adequate. The Company began self-insuring its aerial and underground plant in 1996. The Company has recently begun to make monthly contributions into an insurance fund maintained by NTC. The fund, which currently has an insignificant balance, is maintained for the collective benefit of the Company and its affiliates. If an uninsured loss was incurred by the Company or any of its affiliates, the fund would be applied to defray a portion of such loss. If the Company was to sustain a material uninsured loss, such reserves would be insufficient to fully fund such loss. To the extent the Company's uninsured losses exceed the fund's balance or the fund is depleted from losses incurred by affiliates of the Company, the resulting reduction in cash flow caused by interrupted service, together with the capital cost of replacing such equipment and/or physical plant, could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See
"Business -- Insurance."

FORWARD LOOKING STATEMENTS

     Statements contained in this Prospectus that are not based on historical fact, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the high leverage of the Company; the ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; liability and other claims asserted against the Company; and other factors referenced in this Prospectus, including without limitation under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company resulting from the Exchange Offer.

     The Company used the gross proceeds from the sale of the Original Notes to:
(i) repay a portion of the Senior Credit Facility (as defined) and (ii) pay fees and expenses related to the offering of Original Notes. The indebtedness repaid under the Senior Credit Facility bore interest at a weighted average rate of approximately 8.6919% per annum as of December 16, 1997, and had a maturity date of December 31, 2005.

     The Company has executed a definitive agreement pursuant to which it will acquire the Acquisition Systems for approximately $70.0 million. The Company intends to draw on the Senior Credit Facility to finance the purchase price of the Acquisition. See "Business -- The Acquisition."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company and the Guarantor under the Registration Rights Agreement.

     The Original Notes were originally issued and sold on November 12, 1997 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. In connection with the sale of the Original Notes, the Company agreed to file with the Commission a registration statement relating to the Exchange Offer (the "Registration Statement"), pursuant to which the Exchange Notes, consisting of another series of senior subordinated notes of the Company covered by such Registration Statement and containing substantially identical terms to the Original Notes, except as set forth in this Prospectus, would be offered in exchange for Original Notes tendered at the option of the holders thereof. If (i) the Company determines in reasonably good faith that (x) because of any changes in the law or the applicable interpretations of the Staff of the Commission, the Commission is not likely to permit the Company to effect the Exchange Offer prior to the 150th day after the Issue Date (the "Effectiveness Date"), or (y) that the Exchange Notes would not be tradable upon receipt by the holders of Original Notes that participate in the Exchange Offer without restriction under state and federal securities laws (other than due solely to the status of a holder of Original Notes as an Affiliate of the Company or by breach by such holder of its representation to the Company as described in the last paragraph under "-- Terms and Conditions of the Letter of Transmittal" below), (ii) the Exchange Offer is not consummated within 180 days after the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request or (iv) in the case of any holder of Original Notes that participates in the Exchange Offer, such holder of Original Notes does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Original Notes as an Affiliate of the Company or by breach by such holder of its representation to the Company as described in the last paragraph under "-- Terms and Conditions of the Letter of Transmittal" below) and so notifies the Company within 60 days after such holder of Original Notes first becomes aware of such restriction and concurrently therewith provides the Company with a reasonable basis for its conclusion, then, in the case of each of clauses (i) through (iv) of this sentence, the Company will file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the Original Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. In the event that (i) the Company fail to file the Registration Statement, (ii) the Registration Statement or, if applicable, the Shelf Registration Statement, is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement ceases to be effective, in each case within specified time periods, the interest rate borne by the Original Notes will be increased. See "Original Notes Registration Rights."

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Original Notes. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Original Notes) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Original Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange.

     Based on their view of interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after the Registration Statement is declared effective, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes. Interest on the Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 1998 at a rate of 10 1/4% per annum.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on                , 1998 unless the
Company in its sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Harris Trust Company of California (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and
(ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for Original Notes on the Exchange Date.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Company of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

GENERAL PROCEDURES

     A holder of an Original Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the BookEntry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Original Notes being tendered, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of their obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Company, that it is not a broker-dealer that owns Original Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such transferor has no arrangement with any person to participate in the distribution of such Exchange Notes, (b) that it is an Affiliate of the Company or of the initial purchaser of the Original Notes in the Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it, or
(c) that it is a participating Broker-Dealer (as defined in the Registration Rights Agreement) and that it will deliver a prospectus in connection with any resale of such Exchange Notes. By tendering Original Notes and executing the Letter of Transmittal, the Transferor further certifies that it is not engaged in and does not intend to engage in a distribution of the Exchange Notes.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Company and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book- Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at their option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Company to accept for exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Staff referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

     Harris Trust Company of California (the "Exchange Agent") has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed or transmitted to the Exchange Agent at the mailing address, hand delivery address or facsimile numbers set forth on the back cover of this Prospectus. Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, investment banking and legal fees, will be paid by the Company and are estimated to be approximately $120,000.

     No person has been authorized to given any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at their discretion, take such action as they may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

DISSENTER AND APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

     As a result of the making of and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights, and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Original Notes could be adversely affected. See "Risk Factors-- Consequences of Failure to Exchange Original Notes."

     The Company may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth: (i) the Company's actual consolidated capitalization as of September 30, 1997; (ii) the Company's consolidated capitalization, on a pro forma basis to give effect to the Offering, and the application of the net proceeds therefrom, as if each had occurred on September 30, 1997; and (iii) the Company's capitalization on a pro forma basis to give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if each had occurred on September 30, 1997. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Financial Data," and the Company's unaudited actual consolidated and pro forma financial statements, including the related notes thereto included elsewhere in this Offering Memorandum.

                                                                   AS OF SEPTEMBER 30, 1997
                                                         ---------------------------------------------
                                                                                       PRO FORMA FOR
                                                                     PRO FORMA FOR    THE OFFERING AND
                                                          ACTUAL     THE OFFERING     THE ACQUISITION
                                                         --------    -------------    ----------------
                                                                    (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Senior Credit Facility(1)...........................   $102,822      $   7,822          $ 77,107
  Notes offered hereby................................         --        100,000           100,000
  Other indebtedness..................................        146            146               146
                                                         --------       --------          --------
          Total long-term debt........................    102,968        107,968           177,253
Shareholder's deficit.................................    (20,632)       (20,632)          (20,632)
                                                         --------       --------          --------
          Total capitalization........................   $ 82,336      $  87,336          $156,621
                                                         ========       ========          ========

---------------

(1) Concurrently with the closing of the Offering, the Company and The First National Bank of Chicago ("First Chicago"), as lender and managing agent, amended and restated the Senior Credit Facility to, among other things, adjust covenants to reflect the new capital structure and to increase revolving credit availability. The Senior Credit Facility consists of a $25.0 million reducing revolving credit facility and a $75.0 million term loan with availability subject to certain borrowing conditions. The Company has received a commitment from First Chicago for the Supplemental Credit Facility with maximum borrowings of $115.0 million which will provide any additional financing necessary to consummate the Special Repurchase Offer in the event the Acquisition is not consummated. See "Description of the Senior Credit Facility" and "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical and pro forma consolidated financial data for the Company for each of the years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The selected historical consolidated financial data for the years ended December 31, 1992 to 1996 have been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The pro forma financial data for the year ended December 31, 1996 and as of and for the nine-month period ended September 30, 1997 have also been adjusted for financial information derived from the historical carve-out financial statements of Aiken II Cable Systems (a component of Robin Cable Systems, L.P.) and Greenwood Cable System (a component of InterMedia Partners of Carolina, L.P.), audited by Price Waterhouse LLP, independent accountants. In the opinion of the Company, the unaudited selected historical and pro forma consolidated financial data presented as of and for the nine-month periods ended September 30, 1996 and 1997 reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such data. Actual and pro forma results for the nine-month period ended September 30, 1997 are not necessarily indicative of the future financial position or future results of operations of the Company for any other interim period or the year as a whole.

     The following information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes of the Company and the Acquisition Systems and the Pro Forma Unaudited Consolidated Combined Financial Statements and accompanying discussion and notes included herein. The pro forma financial data is derived from the Company's Pro Forma Unaudited Consolidated Combined Financial Statements and the notes thereto contained elsewhere in this Offering Memorandum, which have not been audited by the independent auditors of the Company or the Sellers. Such pro forma financial data are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined Company or of the financial position or the results of operations of the combined Company that would have been realized had the Moses Lake Acquisition, the Offering, and the application of the net proceeds therefrom, and the Acquisition occurred as of the dates or for the periods presented.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                                                        NINE
                                                          FISCAL YEAR ENDED DECEMBER 31,                               MONTHS
                                ----------------------------------------------------------------------------------     ENDED
                                                                                                 PRO FORMA(1)         SEPTEMBER
                                                                                            ----------------------    30,
                                                                                                         FOR THE      --------
                                                                                            FOR THE     MOSES LAKE
                                                                                             MOSES      ACQUISITION,
                                                                                              LAKE         THE
                                                                                            ACQUISITION  OFFERING
                                                                                            AND THE      AND THE
                                                                                            OFFERING    ACQUISITION
                                  1992        1993        1994        1995        1996        1996         1996         1996
                                --------    --------    --------    --------    --------    --------    ----------    --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Service revenues.............   $ 11,957    $ 13,191    $ 15,345    $ 26,395    $ 32,561    $35,751      $ 49,370     $ 23,443
Operating expenses:
 Operating...................      3,202       3,639       4,183       7,515       9,448     10,342        14,499        6,884
 General and administrative..      2,232       2,496       2,782       4,710       5,955      6,598         9,653        4,230
 Management fees.............         --          --         332       1,320       1,625      1,785         2,466        1,170
 Depreciation and
   amortization..............      5,490       5,337       5,307       9,022      10,727     12,910        20,076        7,591
                                 -------     -------     -------    --------    --------    --------     --------     --------
   Total operating expenses..     10,924      11,472      12,604      22,567      27,755     31,635        46,694       19,875
                                 -------     -------     -------    --------    --------    --------     --------     --------
Income from operations.......      1,033       1,719       2,741       3,828       4,806      4,116         2,676        3,568
 Interest expense............     (3,051)     (2,592)     (3,226)     (7,215)     (8,263)   (11,924)      (17,986)      (5,884)
 Other income (expense),
   net.......................         (5)        112         100        (371)       (772)      (772)         (774)        (210)
                                 -------     -------     -------    --------    --------    --------     --------     --------
Net loss.....................   $ (2,023)   $   (761)   $   (385)   $ (3,758)   $ (4,229)   $(8,580)     $(16,084)    $ (2,526)
                                 =======     =======     =======    ========    ========    ========     ========     ========
FINANCIAL RATIOS AND OTHER
 DATA:
EBITDA(3)....................   $  6,523    $  7,056    $  8,094    $ 12,426    $ 15,101    $16,594      $ 22,320     $ 10,845
Annualized EBITDA (4)........
Capital expenditures.........   $  1,908    $  1,709    $  1,825    $  2,731    $  2,843    $ 2,843      $  4,581     $  2,024
Ratio of pro forma total debt
 to Annualized EBITDA(4).....
Ratio of pro forma Annualized
 EBITDA to cash interest
 expense(4)(5)...............
Deficiency of earnings to
 fixed charges(6)............   $ (2,023)   $   (761)   $   (385)   $ (3,758)   $ (4,229)                             $ (2,526)
OPERATING STATISTICAL DATA:
Homes passed.................     47,488      48,200      93,245     115,421     132,905    132,905       191,553      117,905
Basic subscribers............     37,210      38,631      64,130      79,848      90,327     90,327       125,442       77,835
Basic penetration............       78.4%       80.1%       68.8%       69.2%       68.0%      68.0%         65.5%        66.0%
Premium units................     11,581      12,021      20,219      23,924      27,406     27,406        45,253       21,893
Premium penetration..........       31.1%       31.1%       31.5%       30.0%       30.3%      30.3%         36.1%        28.1%
Average monthly revenue per
 subscriber(7)...............   $  27.70    $  29.23    $  29.59    $  31.12    $  33.22    $ 32.70      $  32.59     $  33.06
EBITDA per subscriber(8).....   $ 181.37    $ 187.58    $ 187.34    $ 175.80    $ 184.87    $182.11      $ 176.81     $ 182.98


                                                PRO FORMA(2)
                                           -----------------------
                                                         FOR THE
                                                        OFFERING
                                           FOR THE       AND THE
                                           OFFERING    ACQUISITION
                                 1997        1997         1997
                               --------    --------    -----------

STATEMENT OF OPERATIONS DATA:
Service revenues.............  $ 28,700    $28,700      $  39,671
Operating expenses:
 Operating...................     8,626      8,626         12,047
 General and administrative..     5,332      5,332          7,492
 Management fees.............     1,433      1,433          1,982
 Depreciation and
   amortization..............     9,653      9,653         15,028
                               --------    --------      --------
   Total operating expenses..    25,044     25,044         36,549
                               --------    --------      --------
Income from operations.......     3,656      3,656          3,122
 Interest expense............    (7,378)    (8,853)       (13,400)
 Other income (expense),
   net.......................      (240)      (240)          (220)
                               --------    --------      --------
Net loss.....................  $ (3,962)   $(5,437)     $ (10,498)
                               ========    ========      ========
FINANCIAL RATIOS AND OTHER
 DATA:
EBITDA(3)....................  $ 12,997    $12,997      $  17,838
Annualized EBITDA (4)........              $17,656      $  23,548
Capital expenditures.........  $  3,230    $ 3,230      $   4,249
Ratio of pro forma total debt
 to Annualized EBITDA(4).....                  6.1 x          7.5x
Ratio of pro forma Annualized
 EBITDA to cash interest
 expense(4)(5)...............                  1.6 x          1.4x
Deficiency of earnings to
 fixed charges(6)............  $ (3,962)
OPERATING STATISTICAL DATA:
Homes passed.................   135,180    135,180        194,440
Basic subscribers............    92,800     92,800        128,505
Basic penetration............      68.6%      68.6%          66.1%
Premium units................    28,972     28,972         47,035
Premium penetration..........      31.2%      31.2%          36.6%
Average monthly revenue per
 subscriber(7)...............  $  34.63    $ 34.63      $   34.57
EBITDA per subscriber(8).....  $ 191.75    $191.75      $  184.70

BALANCE SHEET DATA:
Total assets.................   $ 35,403    $ 31,793    $ 61,695    $ 75,755    $ 91,559
Total debt...................     41,869      38,728      65,531      83,145     102,155
Shareholder's deficit........    (16,876)    (17,637)    (18,022)    (21,780)    (26,009)

                                       AS OF SEPTEMBER 30,
                               -----------------------------------
                                                PRO FORMA(2)
                                           -----------------------
                                                         FOR THE
                                                        OFFERING
                                           FOR THE       AND THE
                                           OFFERING    ACQUISITION
                                 1997        1997         1997
                               --------    --------    -----------
BALANCE SHEET DATA:
Total assets.................  $ 89,118    $94,118      $ 163,747
Total debt...................   102,968    107,968        177,253
Shareholder's deficit........   (20,632)   (20,632)       (20,632)

---------------

(1) The unaudited pro forma consolidated combined statement of operations data for the year ended December 31, 1996 give effect to the Moses Lake Acquisition, the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. See "Pro Forma Unaudited Consolidated Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) The unaudited pro forma consolidated combined statement of operations data for the nine-month period ended September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. The unaudited pro forma consolidated combined balance sheet data as of September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on September 30, 1997. See "Pro Forma Unaudited Consolidated Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) EBITDA represents income before interest expenses, income taxes, depreciation and amortization and other non-cash income (expenses). EBITDA is not intended to represent cash flow from operations or net income (loss) as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its indebtedness. For the fiscal years ended December 31, 1994, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, EBITDA includes the net operating results of Northland Cable News, Inc. of $46, $(424), $(432), $(314) and $(312),
    respectively. Northland Cable News, Inc., a wholly owned subsidiary of the Company, began operations in fiscal year 1994.

(4) Annualized EBITDA represents EBITDA for the quarter ended September 30, 1997 multiplied by four.

(5) Cash interest expense represents total interest expense as reduced for interest expense relating to the amortization of deferred financing costs.

(6) For purposes of this calculation, "earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(7) Reflects revenues for the applicable period divided by the average number of basic subscribers for the applicable period, divided by the number of months in the applicable period.

(8) Reflects EBITDA for the applicable period divided by the average number of basic subscribers for the applicable period. For purposes of this calculation, EBITDA for the quarter ended September 30, 1997 was multiplied by four.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion provides additional information regarding the financial condition and results of operations of the Company for the nine-month periods ended September 30, 1996 and 1997 and for each of the years ended December 31, 1994, 1995 and 1996. This discussion should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data" and the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Offering Memorandum.

     The Company has executed a definitive agreement pursuant to which it will acquire the Acquisition Systems for approximately $70.0 million. If consummated, the purchase of the Acquisition Systems will result in a substantial increase in the number of subscribers and the revenue and expenses of the Company. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact the Acquisition will have on the Company. See
"Business -- The Acquisition."

GENERAL

     Both the Company and the Acquisition Systems generate substantially all of their revenues from monthly subscriber fees for basic, premium, optional programming tiers and other cable television services. The balance of the revenues generated by the Company and the Acquisition Systems are attributable to various ancillary sources, including installation charges, advertising, in-home wiring maintenance contracts, converter rentals, and commissions from home shopping networks.

     During the past three fiscal years the Company has engaged in significant acquisition activity which has accounted for the majority of the increases in revenues, operating expenses and EBITDA during this period. These acquisitions have been primarily financed through borrowings under the Senior Credit Facility which have resulted in substantial increases in interest expense.

     The Company has consistently reported and the Acquisition Systems have experienced net losses due to the high level of depreciation and amortization expenses associated with cable systems. Additionally, the Company has incurred significant interest expense associated with the financing of acquisitions. The Company expects to experience continued net losses for the foreseeable future.

     EBITDA as a percentage of revenue ("EBITDA Margin") for the Company has declined over the past three fiscal years and for the nine months ended September 30, 1997. In August 1994, the Company entered into a Management Agreement with its parent, NTC, under which it agreed to pay to NTC a management fee equal to 5.0% of the Company's gross revenues and to reimburse certain of NTC's expenses. The initiation of this agreement in late 1994 had a significant impact on the 1995 EBITDA Margin compared to 1994. Additionally, the Company's acquisition activity since 1994 has resulted in the integration of cable television operations which had significantly varying operating characteristics and EBITDA Margins. The operating characteristics of acquired systems that affected EBITDA Margins included rates charged to subscribers and the amount of programming offered which directly relates to programming costs incurred. As the Company pursues its acquisition strategy, including the Acquisition Systems, it is expected that fluctuations in EBITDA Margins will continue which may not be reflective of the year to year operating performance of the Existing Systems. See "Pro Forma Unaudited Consolidated Combined Financial Statements."

HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data expressed as a percentage of revenues.

                                                                                     NINE MONTHS ENDED
                                              FISCAL YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ----------------------------------     ---------------------
                                              1994         1995         1996         1996         1997
                                            --------     --------     --------     --------     --------
Revenues................................      100.0%       100.0%       100.0%       100.0%       100.0%
Operating expenses:
  Operating.............................       27.3         28.5         29.0         29.4         30.1
  General and administrative............       18.1         17.8         18.3         18.0         18.6
  Management fees.......................        2.2          5.0          5.0          5.0          5.0
  Depreciation and amortization.........       34.6         34.2         32.9         32.4         33.6
                                            -------        -----      -------        -----      -------
         Total operating expenses.......       82.2         85.5         85.2         84.8         87.3
Income from operations..................       17.8         14.5         14.8         15.2         12.7
  Interest expense......................      (21.0)       (27.3)       (25.4)       (25.1)       (25.7)
  Other income (expense), net...........        0.7         (1.4)        (2.4)        (0.9)        (0.8)
                                            -------        -----      -------        -----      -------
Net loss................................       (2.5%)      (14.2%)      (13.0%)      (10.8%)      (13.8%)
                                            =======        =====      =======        =====      =======
EBITDA(1)...............................       52.7%        47.1%        46.4%        46.3%        45.3%
                                            =======        =====      =======        =====      =======

---------------
(1) EBITDA represents income (loss) before interest expenses, income taxes, depreciation and amortization and other non-cash income (expenses). EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its indebtedness. For the fiscal years ended December 31, 1994, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, EBITDA includes the net operating results of Northland Cable News, Inc. of $46,000, $(424,000), $(432,000), $(314,000) and $(312,000), respectively. Northland Cable News, Inc., a wholly owned subsidiary of the Company, began operations in fiscal year 1994.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Basic subscribers increased 14,965 or 19.2%, from 77,835 to 92,800 for the nine months ended September 30, 1997.

     Revenues. Revenues increased $5.3 million or 22.7%, from $23.4 million to $28.7 million for the nine months ended September 30, 1997. Such increase was primarily attributable to a full period inclusion of the three Moses Lake area systems serving approximately 12,580 subscribers which were acquired in October 1996 (the "Moses Lake Acquisition"). Average monthly revenue per basic subscriber increased $1.57 or 4.7%, from $33.06 to $34.63 for the nine months ended September 30, 1997. Such increase was attributable to: (i) rate increases, which averaged 6.7%, implemented in a majority of the Company's systems effective August 1, 1996; and (ii) revenue from the increase in penetration of new product tiers. Basic revenue per average basic subscriber increased $1.31 or 5.9%, from $22.39 to $23.70 for the nine months ended September 30, 1997. Tier revenue per average basic subscriber increased $0.56 or 23.9%, from $2.34 to $2.90 for the nine months ended September 30, 1997. Excluding the impact of the Moses Lake Acquisition, for the nine months ended September 30, 1997: (i) revenues would have increased $1.9 million or 8.1%, from $23.4 million to $25.3 million; and (ii) revenue per average basic subscriber would have increased $2.09 or 6.3%, from $33.06 to $35.15.

     Operating Expenses. Operating expenses, which include costs related to programming, technical personnel, repairs and maintenance and advertising sales, increased $1.7 million or 24.6%, from $6.9 million to $8.6 million for the nine months ended September 30, 1997. Operating expenses as a percentage of revenues increased from 29.4% to 30.1% for the nine months ended September 30,

1997. A substantial portion of these increases was due to the Moses Lake Acquisition, which included approximately 12,580 subscribers. Excluding the impact of the Moses Lake Acquisition, operating expenses would have increased approximately $600,000 or 8.7%, from $6.9 million to $7.5 million for the nine months ended September 30, 1997. Such increase would have been attributable to:
(i) annual wage and benefit increases; and (ii) higher programming costs resulting from rate increases by certain programming vendors and the launch of new programming services in various systems.

     General and Administrative Expenses. General and administrative expenses, which include on-site office and customer service personnel costs, customer billing, postage and marketing expenses and franchise fees increased approximately $1.1 million or 26.2%, from $4.2 million to $5.3 million for the nine months ended September 30, 1997. General and administrative expenses, as a percentage of revenues, increased from 18.0% to 18.6% for the nine months ended September 30, 1997. These increases were attributable primarily to the Moses Lake Acquisition. Excluding the impact of the Moses Lake Acquisition, general and administrative expenses would have increased approximately $300,000 or 7.1%, from $4.2 million to $4.5 million for the nine months ended September 30, 1997. This increase was attributable to: (i) annual wage and benefit increases; and
(ii) increases in revenue-based expenses such as franchise fees.

     Management Fees. Management fees increased $200,000 or 16.7%, from $1.2 million to $1.4 million for the nine months ended September 30, 1997. Such increase was directly attributable to the revenue increases discussed above. Management fees are calculated at 5.0% of gross revenues.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $2.1 million or 27.6%, from $7.6 million to $9.7 million for the nine months ended September 30, 1997. Such increase was due to the Moses Lake Acquisition and the Company's capital expenditures.

     Interest Expense. Interest expense increased by $1.5 million or 25.4%, from $5.9 million to $7.4 million for the nine months ended September 30, 1997. Such increase was primarily attributable to increased borrowings incurred in connection with the Moses Lake Acquisition which increased average outstanding indebtedness $21.9 million or 26.6%, from $82.2 million to $104.1 million for the nine months ended September 30, 1997.

     EBITDA. EBITDA increased approximately $2.2 million or 20.4%, from $10.8 million to $13.0 million for the nine months ended September 30, 1997. EBITDA Margin decreased from 46.3% to 45.3% for the nine months ended September 30, 1997. These changes were attributable primarily to the Moses Lake Acquisition, which contributed approximately $1.4 million of EBITDA for the nine months ended September 30, 1997. The EBITDA Margin for the Moses Lake area systems was 39.7% for the nine months ended September 30, 1997. Excluding the effects of the Moses Lake Acquisition, EBITDA would have increased $800,000 or 7.4%, from $10.8 million to $11.6 million for the nine months ended September 30, 1997.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     The Company served 90,327 basic subscribers as of December 31, 1996, an increase of 13.1%. In 1996, the net number of subscribers added through system acquisitions was approximately 12,582. Excluding such acquired subscribers, the Company served 77,745 basic subscribers as of December 31, 1996.

     Revenues. Revenues increased $6.2 million or 23.5%, from $26.4 million to $32.6 million in 1996. Such increase was due primarily to: (i) the full period inclusion of systems acquired in 1995; and (ii) results for the Moses Lake area systems acquired in October 1996. Average monthly revenue per basic subscriber increased $2.10 or 6.7%, from $31.12 to $33.22 in 1996. Such increase was attributable to: (i) increases in rates charged for subscriptions to basic and tier services; (ii) an increase in the average number of tier subscribers from 21,682 to 28,964 in 1996; and (iii) increases in advertising revenue. Revenues, from systems owned as of January 1, 1995, increased $2.0 million or 8.3%, from $24.0 million to $26.0 million in 1996. Average monthly revenue per basic subscriber, for systems owned as of January 1, 1995, increased $2.50 or 8.0%, from $31.22 to $33.72 in 1996.

     Operating Expenses. Operating expenses increased $1.9 million or 25.3%, from $7.5 million to $9.4 million in 1996. Such increase was primarily attributable to the Company's acquisition activities. Operating expenses as a percentage of revenues increased from 28.5% to 29.0% in 1996. Such increase was attributable to increased: (i) programming costs; and (ii) costs associated with the Company's expanding advertising efforts. The average monthly programming costs per subscriber increased 9.5% from 1995 to 1996 as a result of the launch of new programming services and increases in rates charged by program providers.

     General and Administrative Expenses. General and administrative expenses increased $1.3 million or 27.7%, from $4.7 million to $6.0 million in 1996. Such increase was primarily attributable to the Company's acquisition activities. General and administrative expenses, as a percentage of revenues, increased from 17.8% to 18.3% in 1996. Such increase was primarily attributable to increases in: (i) property tax expense; and (ii) consulting fees.

     Management Fees. Management fees increased approximately $300,000 or 23.1%, from $1.3 million to $1.6 million in 1996. Such increase was attributable to the revenue increases discussed above. Management fees are calculated at 5.0% of gross revenues.

     EBITDA. EBITDA increased $2.7 million or 21.8%, from $12.4 million to $15.1 million in 1996. Such increase was primarily attributable to the Company's acquisition activities. EBITDA Margin declined from 47.1% to 46.4% in 1996. Such decrease was attributable to: (i) the acquisition of certain systems with lower EBITDA Margins; and (ii) the resulting increase in operating and general and administrative expenses as a percentage of revenues.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     The Company served 79,848 basic subscribers as of December 31, 1995, an increase of 15,718 or 24.5%. In 1995, the net number of subscribers added through system acquisitions was approximately 14,415. Excluding such acquired subscribers, the Company served 65,433 basic subscribers as of December 31, 1995.

     Revenues. Revenues increased $11.1 million or 72.5%, from $15.3 million to $26.4 million in 1995. Such increase was due primarily to the acquisition of systems in late 1994 and in 1995. Average monthly revenue per basic subscriber increased $1.53 or 5.2%, from $29.59 to $31.12 in 1995. Such increase was attributable to: (i) increases in rates charged for subscriptions to basic and tier services; (ii) an increase in the average number of tier subscribers from 14,171 to 21,682; and (iii) a 32.5% increase in average monthly advertising revenue per basic subscriber. Revenues from systems owned as of January 1, 1994, increased $1.2 million or 8.6%, from $14.0 million to $15.2 million in 1995. Average monthly revenue per basic subscriber, for systems owned as of January 1, 1994, increased $1.98 or 6.6%, from $29.80 to $31.78 in 1995. These increases for systems owned as of January 1, 1994 were attributable to: (i) a 1.8% growth in basic subscribers served; (ii) increases in revenues from launches of new product tiers; and (iii) the Company's expanding advertising sales efforts.

     Operating Expenses. Operating expenses increased $3.3 million or 78.6%, from $4.2 million to $7.5 million in 1995. Such increase was primarily attributable to system acquisitions in late 1994 and in 1995. Operating expenses as a percentage of revenues increased from 27.3% to 28.5% in 1995. Such increase was attributable to increases in: (i) pole attachment fees; and (ii) costs associated with the Company's expanding advertising sales efforts.

     General and Administrative Expenses. General and administrative expenses increased $1.9 million or 67.9%, from $2.8 million to $4.7 million in 1996. Such increase was primarily attributable to system acquisitions in late 1994 and 1995. These costs declined as a percentage of revenues from 18.1% to 17.8% in 1995. Such decrease was primarily attributable to a decrease in wage and benefit costs as a percentage of revenues from 2.9% to 2.5% in 1995.

     Management Fees. Management fees increased $968,000 or 291.6%, from $332,000 to $1.3 million in 1995. Such increase was attributable to the initiation of a management fee payable to the Company's parent, effective August 1994, calculated at 5.0% of the Company's gross revenue.

     EBITDA. EBITDA increased $4.3 million or 53.1%, from $8.1 million to $12.4 million in 1995. Such increase was primarily attributable to the system acquisitions. EBITDA Margin declined from 52.7% to 47.1% in 1995. Such decrease was attributable to: (i) the initiation of a management fee payable to the Company's parent in August 1994; and (ii) increases in operating expenses as a percentage of revenues.

LIQUIDITY AND CAPITAL RESOURCES

     The cable television business generally requires substantial capital for the construction, expansion and maintenance of the signal distribution system. In addition, the Company has pursued, and intends to pursue, a business strategy which includes selective acquisitions. The Company has financed these expenditures through a combination of cash flow from operations and borrowings under the Senior Credit Facility. For the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, the Company's net cash provided from operations was $5.8 million, $5.6 million, $8.0 million, $4.9 million and $6.9 million, respectively, all of which were sufficient to meet the Company's debt service obligations, working capital and capital expenditure requirements for the respective periods, excluding acquisitions. Acquisitions of cable television systems during these periods primarily were financed through bank borrowings. The Company believes that cash flow from operations will be adequate to meet the Company's short-term and long-term liquidity requirements, excluding acquisitions, prior to the maturity of its long-term indebtedness, although no assurance can be given in this regard.

     Effective June 30, 1997, the Company received a non-cash capital contribution of approximately $9.3 million which replaced, in its entirety, the then outstanding net unsecured advances that had previously been owed to NTC and other affiliates of the Company other than amounts due for normal operations, management fees paid to NCC and for services provided by affiliated entities as discussed above. As of September 30, 1997, the Company had no outstanding unsecured indebtedness to affiliates. See "Certain Transactions -- Capital Contribution."

     Upon consummation of the Offering, and the application of the proceeds therefrom, and the Acquisition, on a pro forma basis as of September 30, 1997, the Company will increase its total consolidated Debt to approximately $177.3 million from $103.0 million. Following the consummation of the Offering, and the application of proceeds therefrom, and the Acquisition, the Company expects to have unused commitments under the Senior Credit Facility of approximately $22.9 million which will be available for permitted acquisitions (as defined under the Senior Credit Facility) and general corporate purposes subject to the Company's compliance with all covenants under the Senior Credit Facility. The Company has received a commitment from its senior lender for the Supplemental Credit Facility with maximum borrowings of $115.0 million which will provide any additional financing necessary to consummate the Special Repurchase Offer in the event the Acquisition is not consummated. Interest payments under the Notes and interest and principal payments under the Senior Credit Facility will represent significant liquidity requirements for the Company. See "-- Recent Developments," "Description of the Senior Credit Facility" and "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

     Borrowings under the Senior Credit Facility will bear interest at floating rates and will require payments on various dates depending on the interest rate options selected by the Company. The

Company expects that cash provided by operations will be sufficient to cover its future debt service obligations.

CAPITAL EXPENDITURES

     For the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, the Company had capital expenditures of $1.8 million, $2.7 million, $2.8 million, $2.0 million and $3.2 million, respectively. Capital expenditures included: (i) expansion and improvements of cable properties; (ii) additions to plant and equipment; (iii) maintenance of existing equipment; and (iv) cable line drops and extensions and installations of cable plant facilities.

     The Company plans to invest approximately $14.1 million in system upgrades prior to December 31, 1999. This represents anticipated expenditures for upgrading and rebuilding certain distribution facilities, new product launches, extensions of distribution facilities to add new subscribers and general maintenance. It is expected that cash flow from operations will be sufficient to fund planned capital expenditures.

                                    BUSINESS

     The Company owns and operates 35 cable television systems serving small cities, towns and rural communities (i.e., non-urban markets) in California, Georgia, Oregon, South Carolina, Texas and Washington. The Company is a wholly owned subsidiary of Northland Telecommunications Corporation ("NTC"), which, together with the Company and its other affiliates, has specialized in providing cable television and related services in non-urban markets since 1981. See "Certain Transactions."

     Since closing its initial acquisition in 1986, Northland Cable Television, Inc. has demonstrated a strong and consistent ability to target, negotiate and complete acquisitions of cable systems and integrate the operation of such systems. The Company believes it has created a loyal relationship with the communities it serves by maintaining local offices, hiring staff predominantly from these communities and providing high quality customer service. In many communities, the Company offers its exclusive local news and information programming, produced by the Company's wholly owned subsidiary, Northland Cable News, Inc. The Company has increased its basic and premium subscribers through strategic acquisitions, selective system upgrades and extensions of its cable systems. Additionally, the Company believes its subscriber growth and revenue per subscriber have been enhanced by consistent economic growth and favorable demographics in its markets. As a result of these factors, from December 31, 1992 through September 30, 1997, the Company experienced compound annual growth in basic subscribers and EBITDA on an annualized basis of 21.2% and 22.8%, respectively. As of September 30, 1997, the Existing Systems passed approximately 135,180 homes and served 92,800 basic subscribers, representing a basic penetration rate of 68.6%. The Existing Systems achieved average monthly revenue per basic subscriber of $34.63 for the nine months ended September 30, 1997.

     The Company has executed a definitive agreement to acquire the Acquisition Systems from the Sellers. The Acquisition Systems are clustered in close proximity to several of the Existing Systems in South Carolina, which the Company believes will allow it to achieve certain economies of scale and operating efficiencies. As of September 30, 1997, the Acquisition Systems passed an estimated 59,260 homes and served approximately 35,705 basic subscribers, representing a basic penetration rate of 60.3%. The Acquisition Systems achieved average monthly revenue per basic subscriber of $34.43 for the nine months ended September 30, 1997.

     Historically, the Company has successfully assimilated acquired systems into its existing operations, which has resulted in increased revenues and EBITDA. Management's strategy to enhance the financial performance of the Company's systems includes: (i) customizing programming services to the local market; (ii) upgrading its cable systems to increase signal quality, improve technical reliability and expand channel capacity; (iii) offering more diversified packages of programming services and pricing; and (iv) leveraging its local presence for both marketing and community-focused customer service. The Company expects this strategy to increase basic penetration in the Acquisition Systems and the revenues and EBITDA generated by those systems. As of September 30, 1997, after giving pro forma effect to the Acquisition, the Company's systems passed an estimated 194,440 homes and served approximately 128,505 basic subscribers, for a basic penetration rate of 66.1%. For the nine months ended September 30, 1997 and the year ended December 31, 1996, on a pro forma basis, the Company had revenues of approximately $39.7 million and $49.4 million, respectively, and EBITDA of approximately $17.8 million and $22.3 million, respectively.

     The Company believes it is well positioned to capitalize on favorable competitive and economic characteristics associated with owning and operating cable television systems in non-urban markets. These attractive characteristics as compared to urban and suburban markets, include: (i) lower population densities which lead to a higher likelihood of only one cable television provider; (ii) lower churn rates; (iii) greater subscriber penetration rates;
(iv) limited reception of over-the-air television stations; and (v) fewer alternative entertainment sources.

     By clustering systems, the Company is able to take advantage of certain economies of scale, such as reduced payroll, billing and technical costs on a per subscriber basis, and consolidated regional advertising. The Company intends to continue to pursue its clustering strategy through the acquisition of additional systems in or near its current operating regions.

     John S. Whetzell is the founder, Chairman of the Board and President of NTC and the Company. Mr. Whetzell has assembled a senior management team of six individuals who have an average of approximately 21 years of experience in the cable industry to execute the Company's business strategy. The Company's senior management team has been in place for over 10 years. The Company believes that the depth and experience of its senior management, together with their history of managing the Company as a team, is a key asset which significantly enhances the Company's operating performance. See "Management."

BUSINESS STRATEGY

     The Company's objective is to increase its revenue and EBITDA by utilizing its experience and expertise in acquiring and operating cable television systems. Elements of the Company's operating and acquisition strategy are discussed below.

     Target Non-Urban Markets. The Company operates clusters of cable television systems serving non-urban markets. The Company believes non-urban markets provide attractive and stable subscriber demographics and opportunities for clustering systems. As a result of the Company's experience in operating cable systems in non-urban markets, management believes it can continue to increase subscriber penetration in its Existing Systems while pursuing strategic acquisitions which complement the Company's Existing Systems.

     Pursue Strategic Acquisitions. The Company actively considers opportunities to acquire additional cable systems in non-urban markets and generally targets markets with limited off-air broadcast signal reception, few entertainment alternatives and strong community identity. In general, the Company seeks to acquire stand-alone systems, or groups of systems, with an emphasis on those in close proximity to its Existing Systems. In addition, the Company considers acquisitions in other geographic areas where the Company believes it can leverage its experience in operating cable systems in non-urban markets. From time to time the Company may divest itself, through asset exchanges or outright sales, of cable systems that do not readily lend themselves to the Company's philosophy of clustering systems or for other reasons. Among the factors the Company considers in evaluating the desirability of a potential acquisition or asset exchange opportunity are price and terms, subscriber densities, plant quality, availability of off-air broadcast signals, growth potential (in terms of homes passed, revenue and EBITDA) and whether the target system can be readily integrated into the Company's operations. The Company's management team has a history of successfully integrating acquisitions and intends to continue to acquire systems which will further improve revenues and EBITDA.

     Strategically Upgrade Systems. The Company strategically upgrades its cable systems as part of its goal to satisfy current and future customer demand and maximize return on investment. The centerpiece of this strategy is the systematic deployment of fiber optic technology. The Company believes that construction of fiber optic backbones significantly enhances picture quality and system reliability and expands channel capacity, such that the Company is able to offer a product that is competitive or superior to other potential video providers competing in the same markets. Typically, the Company utilizes a 550 MHz system architecture for new trunk and feeder lines, with the flexibility to upgrade to 750 MHz capacity in those specific districts of a service area where future demand for such capacity may develop. The Company believes this strategy enables it to be more responsive, in a cost-efficient manner, to fast changing technologies and local demand for new services, such as data transfer services and digital tiers. As of September 30, 1997, on a pro forma basis, 65.9% of the Company's subscribers were served by systems with fiber optic backbones. The Company plans to invest approximately $14.1 million in system upgrades prior to December 31,

1999, at which time, on a pro forma basis the Company anticipates that over 70% of the Company's subscribers will be served by systems with fiber optic backbones.

     Pursue New Business Opportunities. The Company has identified several business opportunities which complement its core video delivery operations. In many systems, the Company has begun utilizing its own advertising sales force to market spot advertising availabilities and production to area merchants. Advertising revenue has grown rapidly and constituted 5.6% of the Company's revenues for the year ended December 31, 1996. In addition, the Company is seeking to construct fiber optic wide area networks in certain communities to be leased to local governments, schools and businesses for various telecommunications applications, such as remote classrooms, voice networks and data transfer. The Company is also exploring the launch of enhanced digital video, such as Headend In the Sky(R) ("HITS"), a digital video compression service. Digital video service such as HITS will enable the Company to significantly expand its program offering by more efficiently utilizing current analog channel capacity. The Company also believes that high speed data services delivered via hybrid fiber and coaxial plant may provide the Company with opportunities for new revenue sources, such as Internet access, in selected communities.

     Focus on the Community. A significant component of the Company's business strategy is to bring all aspects of its programming and operations to a local focus in order to increase revenues, EBITDA and subscriber loyalty and to provide key competitive advantages in the markets it serves.

     Customize Programming and Expand Service Offerings. The Company believes that a system-by-system, decentralized approach to programming is required as each area served has unique demographic and economic characteristics. A primary focus of the Company's programming strategy is the offering of specialty tiers of service which typically contain eight to ten channels of programming such as family, sports or movie channels that target particular niches of subscribers. The Company's tier subscribers have grown at a compound annual growth rate of 27.2% from December 31, 1992 through September 30, 1997. Upon acquiring a system, the Company analyzes the system's current programming and tier structure and, in most cases, takes prompt action to increase the menu of services and channels provided. For example, after acquiring a system in Moses Lake, Washington in October 1996, the Company increased the number of channels offered from 39 to 53, including one additional basic channel and the addition of a new nine-channel optional tier and four new pay services. Average monthly revenue per subscriber in the Moses Lake system grew by approximately 15.9%, increasing from $28.26 per month at the time of acquisition (for the first full month of operations) to a monthly average of $32.74 in the third quarter of 1997. The Company intends to implement a similar strategy in the Acquisition Systems.

     Provide Local News. The Company, through its wholly owned subsidiary, Northland Cable News, Inc., provides local news, sports and information to several of the Company's cable systems, serving 42.2% of the Company's current subscribers. This news service, Northland Cable News is available exclusively to systems owned by the Company and its affiliates with a total of approximately 96,966 subscribers served as of September 30, 1997. Northland Cable News focuses on stories of particular interest to the residents of each community, including local news, sports, weather, features and coverage of local people and events. The Company believes that Northland Cable News serves to differentiate the Company's programming from any potential competitors and strengthens the Company's ties with the community. Northland Cable News also enables systems to expand local advertising sales. As part of its operational strategy, the Company intends to introduce Northland Cable News in certain of the Acquired Systems.

     Maintain Local Offices and Personnel. Because the Company specializes in operating cable systems in small cities and towns, the Company emphasizes locally focused customer service. Key aspects of the Company's customer service commitment include local offices and a decentralized management structure. Conveniently accessible offices in or near each of the communities it serves are staffed predominantly by locally hired employees who are generally familiar with the community's customer base. Local employees and managers have authority to quickly resolve customer-related problems and serve to put a local "face" to the Northland Cable Television name. Personnel at local offices implement the Northland Quality Assurance Program, which was introduced in 1989 and entails random telephonic customer surveys and telephonic follow-up within 48 hours of any service call. In addition, local offices integrate themselves into the communities they serve, purchasing such items as vehicles, uniforms and office supplies from local merchants, conducting charity food drives and utilizing Company "bucket trucks" for civic purposes.

THE SYSTEMS

     The Company's systems are divided into four geographical regions. Unless otherwise indicated, all operating statistical data set forth in the following table and the region-by-region description of the Company's Existing Systems and the Acquisition Systems which follows is as of September 30, 1997.

                                                                                                   AVERAGE
                                                                                                   MONTHLY
                                                                                                   REVENUE
                                                              PERCENT OF    PREMIUM                  PER
                      HOMES        BASIC          BASIC         BASIC       SERVICE    PREMIUM      BASIC     EBITDA
      REGION        PASSED(1)  SUBSCRIBERS(2)  PENETRATION  SUBSCRIBERS(3)  UNITS(4) PENETRATION  SUBSCRIBER  MARGIN
------------------- ---------  --------------  -----------  --------------  -------  -----------  ----------  ------
EXISTING SYSTEMS
  So.
    Car./Georgia...   35,815        24,362        68.0%          19.0%       7,470      30.7%       $38.12    47.7%
  Washington.......   34,670        25,847        74.6%          20.1%       7,767      30.0%       $34.26    43.3%
  Texas............   46,385        29,834        64.3%          23.2%       9,038      30.3%       $32.83    49.0%
  Oregon/Calif.....   18,310        12,757        69.7%           9.9%       4,697      36.8%       $32.87    44.1%
                     -------       -------       ------          -----      ------      -----       ------    -----
Total Existing
  Systems(5).......  135,180        92,800        68.6%          72.2%      28,972      31.2%       $34.63    45.3%
ACQUISITION SYSTEMS
  South Carolina...   59,260        35,705        60.3%          27.8%      18,063      50.6%       $34.43    44.1%
                     -------       -------                       -----      ------
Total Systems(5)...  194,440       128,505        66.1%         100.0%      47,035      36.6%       $34.57    45.0%
                     =======       =======                       =====      ======

---------------

(1) Homes passed refers to estimates of the number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(2) The number of basic subscribers has been computed by adding the actual number of subscribers for all non-bulk accounts and the equivalent subscribers for all bulk accounts. The number of such equivalent subscribers has been calculated by dividing aggregate basic service revenue for bulk accounts by the full basic service rate for the community in which the account is located.

(3) Percentage of all basic subscribers based on an aggregate of the Existing Systems and the Acquisition Systems.

(4) Premium service units represents the number of subscriptions to premium channels.

(5) EBITDA Margin for the Existing Systems and "Total Systems" includes Northland Cable News, Inc.'s net operating results.

     The South Carolina/Georgia Region. Prior to giving effect to the Acquisition, the South Carolina/Georgia Region consists of four headends serving 24,362 subscribers. Two headends, located in Clemson, South Carolina and Statesboro, Georgia, serve 21,451 subscribers or 88.1% of the total subscribers in the region. The region is currently operated from two local offices located in Clemson and Statesboro. After giving effect to the Acquisition, the South Carolina/Georgia region will consist of 10 headends serving 60,067 subscribers. Two of the headends are expected to be interconnected by year-end 1999.

     Clemson, South Carolina. The Clemson area systems serve 15,586 subscribers from three headends, one of which is expected to be eliminated through interconnection. The Clemson system, which is home to Clemson University, is the largest system, serving 12,675 subscribers, and is in the final stages of a 400 MHz rebuild project, in which approximately 90% of the subscribers are expected to benefit from expanded channel capacity by spring 1998. The Company is culminating an intensive five-year capital plan for the Clemson area systems which includes the installation of a fiber optic backbone designed to support a 750 MHz trunk and feeder architecture. Additionally, the Clemson area systems offer Northland Cable News, have a strong advertising sales effort and their principal office and headend sites are owned by the Company.

     Statesboro, Georgia. The Statesboro system serves 8,776 subscribers from a single headend and is in the final phase of a 400 MHz upgrade scheduled for completion by early 1998. The Statesboro system offers Northland Cable News, has a strong advertising sales effort and owns its office and headend site. Statesboro, which is home to Georgia Southern University, has experienced steady population growth, with a compound annual growth rate for the period 1990 through 1995 of 2.4%, more than double the national average of 1.1%, in each case according to the U.S. Bureau of the Census.

     The Acquisition Systems. The six Acquisition Systems serve portions of Aiken, Greenwood, McCormick, Laurens, Abbeville, Saluda and Edgefield Counties in western South Carolina. The Acquisition Systems passed an estimated 59,260 homes and served approximately 35,705 basic subscribers. Over 89% of the subscribers in the Acquisition Systems are served by cable plant with 400 MHz or better capacity. The Company expects to upgrade the Greenwood system to 550 MHz capacity by year-end 1999, which will result in approximately 93% of subscribers in the Acquisition Systems being served by cable plant with 550 MHz capacity. Although this system currently employs fiber optic technology, the Company plans to design and construct an expanded fiber optic backbone designed to support a 750 MHz trunk and feeder architecture by year-end 1999.

     The Aiken and Greenwood systems serve approximately 15,794 and 16,301 subscribers, respectively, constituting approximately 89.9% of the subscribers served by the Acquisition Systems. Aiken and Greenwood counties have a diversified industrial base consisting of local, national and foreign manufacturing companies covering such diverse industries as pharmaceuticals, textiles, industrial robotics, gardening seeds and prefabricated homes. Specific employers in the region include Greenwood Mills, Fuji Photo, Monsanto, Sara Lee, Schlumberger Industries, Tarma MidAtlantic and Velux-Greenwood. Piedmont Technical College, located in Greenwood, has 3,000 regular students and 15,000 continuing education students further diversifying the local economy. The largest employer in the Aiken area is the Westinghouse Savannah River Company.

     The Washington Region. The Washington Region serves 25,847 subscribers from five headends and is operated from three offices located in Port Angeles, Bainbridge Island, and Moses Lake, Washington. The three largest headends serve 21,097 subscribers or 81.6% of the total subscribers in the region.

     Port Angeles, Washington. The Port Angeles system serves 8,622 subscribers from one headend. The system utilizes a fiber optic backbone designed to support a 750 MHz trunk and feeder architecture with 30.0% of the subscribers served by 450 MHz capacity plant and the remainder of subscribers served by 330 MHz capacity plant. A 450 MHz upgrade is in process. The system provides Northland Cable News, which acts as a major news source for the area. Port Angeles is located near the Olympic National Park and is the county seat for Clallam County. The system's office and headend sites are owned by the Company.

     Bainbridge Island, Washington. The Bainbridge Island system serves
     5,220 subscribers from one headend. Although physically close to Seattle, hilly terrain makes for poor off-air reception in many areas of the island. Current channel capacity is 330 MHz. The construction of a fiber optic backbone designed to support a 750 MHz trunk and feeder architecture is 50.0% accomplished, with completion expected by early 1998. A 550 MHz design upgrade is now 25.0% accomplished, with completion expected by year-end 1999. The system's combination office and headend site is owned. Northland Cable News is offered to subscribers, which has helped develop a successful advertising sales business. Bainbridge Island had a compound annual growth rate for the period 1990 through 1995 of 3.6%, far exceeding the national average.

     Moses Lake, Washington. The Moses Lake area systems serve 12,005 subscribers from three headends. The Moses Lake headend serves 60.4% of the subscribers and has 400 MHz channel capacity including a recently constructed fiber optic backbone designed to support a 750 MHz trunk and feeder architecture. With the resulting increased channel capacity, the Company added 14 new channels, including a new product tier that it believes will enhance the financial performance of that system. The office, three headend sites and a microwave site are owned by the Company. The three headends are interconnected via microwave for the delivery of certain off-air broadcast signals imported from the Seattle and Spokane, Washington markets. Each system maintains a separate headend facility for reception and distribution of satellite signals. The Othello system recently was upgraded to 400 MHz capacity, and the Ephrata System is intended to be upgraded to 550 MHz capacity by year-end 1999. The Moses Lake area, located in central Washington state, has experienced a compound annual growth rate of its population for the period 1990 through 1995 of 3.3%, well above the national average.

     The Texas Region. The Texas Region is characterized by smaller systems, with 19 headends serving 29,834 subscribers. Three of the region's headends are scheduled to be interconnected by year-end 1999. Six headends currently serve 64.0% of the subscribers. Additionally, the Company's management structure allows it to achieve operating efficiencies, as only five local offices are required to service the region.

     Stephenville, Texas. The Stephenville area systems serve 6,183 subscribers from a cluster of three headends. Stephenville is home to Tarleton State College, an affiliate of Texas A&M University. Approximately 78.4% of subscribers currently are served by plant with 400 MHz capacity, and due to the systems size and household density, the systems will not require fiber optic technology to achieve 550 MHz capacity. The systems have experienced steady growth in their tier subscriptions and advertising sales revenue. The office and headend site are owned by the Company.

     Mexia, Texas. The Mexia area systems serve 6,871 subscribers from a cluster of five headends, with the two largest headends, Mexia and Fairfield/Teague, serving 89.8% of the subscribers. The Mexia and Fairfield/Teague systems currently have channel capacity of 400 MHz, with Mexia utilizing a fiber optic backbone. The Company recently launched a new product tier in Fairfield/Teague which the Company believes will enhance the financial performance of that system. The Mexia area has a diversified economy with Nucor Steel, Inc. as a major employer.

     Marble Falls, Texas. The Marble Falls area systems serve 8,685 subscribers from a cluster of five headends. The Company recently completed a fiber optic interconnect of the Horseshoe Bay system to the Marble Falls system, thereby eliminating the Horseshoe Bay headend. Over the next two years, the Company plans to continue its strategy to interconnect headends by completing a fiber optic interconnect of the Kingsland system to the Marble Falls system, thereby eliminating an additional headend. At the completion of the Kingsland interconnect, approximately 66.0% of the subscribers in the area will be served from a single headend. The combination office and headend site in Marble Falls is owned by the Company. The Burnet system is currently at 450 MHz capacity and over the next three to five years the remaining systems in the Marble Falls area are scheduled to be upgraded to 400 MHz or 450 MHz capacity. The Marble Falls region is a popular outdoor recreation and retirement area for families from nearby Austin and San Antonio. The population growth rate in the area is 3.7%, in excess of three times the national average.

     The remaining six headends in the Texas region serve 8,095 subscribers, with 89.0% of subscribers served by plant with 330 MHz capacity or better.

     The Oregon/California Region. The Oregon/California Region serves 12,757 subscribers from seven headends, which are operated from three offices located in Woodburn, Oregon, and Yreka and Oakhurst, California. Three headends serve 10,980 subscribers or 86.1% of the total subscribers in the region.

     Woodburn, Oregon. Located between Portland and Salem, Oregon, the Woodburn system serves 4,170 subscribers from one headend with a 450 MHz capacity system. The office and headend site are owned. The system's Northland Cable News production was a key factor in its recently being named the Business of the Year by the Woodburn Chamber of Commerce. Woodburn is located in the Willamette Valley, a major agricultural area, and has historically enjoyed strong population growth. See "-- Competition" and "-- Litigation."

     Oakhurst, California. The Oakhurst, California area is one of the entrances to Yosemite National Park. The Oakhurst area systems serve 4,949 subscribers from a cluster of five headends. The Oakhurst headend serves 64.1% of the subscribers in the area and is currently 330 MHz capacity. An upgrade of the Oakhurst system to 450 MHz capacity is in process, and the Company anticipates that 32.0% of Oakhurst system's subscribers will be served by 450 MHz capacity plant by mid-1998, and the entire Oakhurst system upgrade will be completed by 1999. The current upgrade plan includes the construction of a fiber optic backbone, with the interconnect and subsequent elimination of one headend.

     Yreka, California. The Yreka, California system, located near Mt. Shasta National Park, serves 3,638 subscribers from a single headend. Yreka is the county seat of Siskiyou County. The majority of the system currently has 330 MHz capacity. An upgrade of the system to 450 MHz capacity is now underway. Portions of the system serving 64.2% of the subscribers already have been designed to 450 MHz capacity, with completion projected by year-end 1999. The Yreka office and headend sites are owned by the Company.

THE ACQUISITION

     The Company has executed a definitive agreement pursuant to which it will acquire the Acquisition Systems for $69,975,000. The Company anticipates that the Acquisition will be consummated on or prior to early January 1998, subject to the satisfaction of customary closing conditions and the receipt of certain third party and governmental approvals. However, there can be no assurance that the Acquisition will be consummated. See "Risk Factors -- Risks Associated with the Acquisition" and "Description of the Notes -- Redemption at the Option of Holders -- Special Repurchase Offer."

     The Acquisition is part of a transaction among the Company and certain affiliates of the Company and the Sellers and an affiliate of the Sellers, whereby 12 cable television systems serving approximately 54,400 subscribers will be purchased by the Company and certain Company affiliates for approximately $101.8 million. Allocation of the systems among the Company and its affiliates was based on NTC's analysis of geographic concentration, ease of technical and administrative integration and the financial and local management capacities of the Company and its affiliates. The approximately $70.0 million purchase price to be paid by the Company for the Acquisition Systems was arrived at by negotiations between the Company and the Sellers, independent of the negotiations of the purchase price for the other systems. See "Risk
Factors -- Conflicts of Interest; Transactions with Affiliates."

INDUSTRY OVERVIEW

     A cable television system receives television, radio and data signals at the system's "headend" site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial and fiber optic distribution systems, to deliver a wide variety of channels of television programming, primarily entertainment and informational video programming, to the homes of subscribers who pay fees for this service, generally on a monthly basis. A cable television system may also produce its own television programming and other information services for distribution through the system. See "Business -- Northland Cable News." Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified period of time.

     The cable television industry developed in the United States in the late 1940s and early 1950s in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the 1960s, cable systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television system markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to offer customers the numerous satellite-delivered channels typically carried by cable systems that are not otherwise available through broadcast television reception.

     Cable television systems offer customers various levels (or "tiers") of cable services consisting of broadcast television signals of local network affiliates, independent and educational television stations, a limited number of broadcast television signals from so-called "super stations" originating from distant cities (such as WGN), various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television ("MTV"), the USA Network ("USA"), ESPN and Turner Network Television ("TNT")), programming originated locally by the cable television system (such as public, educational and governmental access programs) and informational displays featuring news, weather and public service announcements. Cable television systems also offer "premium" television services to customers on a per-channel basis and sometimes on a pay-per-view basis. These services (such as Home Box Office ("HBO") and Showtime and selected regional sports networks) are satellite channels that consist principally of feature films, live sporting events, concerts and other special entertainment features, usually presented without commercial interruption.

     A customer generally pays an initial installation charge and fixed monthly fees for basic, tier and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenue for cable television systems. In addition to customer revenue, cable television systems also frequently offer to their customers home shopping services, which pay such systems a share of revenue from products sold in the systems' service areas. Some cable television systems also receive revenue from the sale of available spots on advertiser-supported programming.

PROGRAMMING AND SUBSCRIBER RATES

     The Company has various contracts to obtain basic, satellite and premium programming for the systems from program suppliers, including, in limited circumstances, some broadcast stations, with compensation generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures and/or offer marketing support. In addition, the Company is a member of the National Cable Television Cooperative (the "NCTC"), a programming consortium consisting of small to medium sized cable operators and individual cable systems serving, in the aggregate, over eight million cable subscribers. The consortium helps create efficiencies in the areas of securing and administering certain billing related aspects of programming contracts, as well as to establish more favorable programming rates and contract terms for small and medium sized cable operators. The Company contracts for approximately 25.6% of its programming through the NCTC. The Company does not have long-term programming contracts for the supply of a substantial amount of its programming, due in part to ongoing negotiations with a number of its programming suppliers, but also due to the Company's belief that it is in its best interests to enter into long-term programming contracts only if additional benefits are derived from the contractual arrangements. In cases where the Company does have such contracts, they are generally for fixed periods of time ranging from one to five years and are subject to negotiated renewal. While management believes that the Company's relations with its programming suppliers are generally good, the loss of contracts with certain of its programming suppliers could have a material adverse effect on the Company, its financial condition, prospects and debt service ability.

     Cable programming costs are expected to continue to increase due to additional programming being provided to customers, inflationary increases and other factors. In 1995, 1996 and the first nine months of 1997, programming costs as a percentage of the Company's revenues were 20.9%, 20.7% and 20.1%, respectively.

     Cable television systems offer their customers programming that includes the local network, independent and educational broadcast television stations, a limited number of broadcast television signals from distant cities, numerous satellite-delivered, non-broadcast channels and in some systems local information and public, educational and governmental access channels. Depending upon each system's channel capacity and viewer interests, the Company offers up to four tiers of cable television programming: a basic programming tier (consisting generally of network, independent and public television signals available over-the-air), an "expanded basic" programming tier (consisting generally of satellite-delivered programming services with broad based viewership appealing to a wide variety of subscriber tastes), a specialty tier (consisting of satellite-delivered programming, services tailored to particular niche subscriber groups such as the Sci-Fi Channel, Home & Garden, The Cartoon Network, American Movie Classics, ESPN2 and regional sports programming) and a fourth tier consisting of premium services purchased from content suppliers such as HBO, Cinemax and The Disney Channel. In certain systems, the Company, through its subsidiary Northland Cable News, produces a local news program which is cablecast in a variety of time slots. See "Business -- Northland Cable News."

     Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided. As of September 30, 1997, the Company's monthly full basic service rates for residential customers ranged from $21.25 to $28.20, per-channel premium service rates ranged from $2.95 to $13.50 per service and tier service rates ranged from $5.95 to $9.95. As of September 30, 1997, the weighted average price for the Company's monthly full basic service rate was approximately $25.46.

     In addition to subscriber fees, the Company derived 5.6% of its revenues in fiscal 1996 from the sale of local spot advertising time on locally produced and satellite-delivered programming. The Company also derives modest amounts of revenue from affiliations with home shopping services (which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts) and from offering in-home wiring maintenance contracts to subscribers.

     A one-time installation fee, which the Company may wholly or partially waive during limited promotional periods, is usually charged to new customers. The Company charges monthly fees for converters and remote control tuning devices, although these devices are typically only installed when the customer's television is not capable of delivering the number of channels included in the programming tier purchased. The Company also charges administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge but may be charged a reconnection fee to resume service. Multiple dwelling unit accounts typically are offered a bulk rate in exchange for single-point billing and basic service to all units.

NORTHLAND CABLE NEWS

     The Company, through its wholly owned subsidiary, Northland Cable News, Inc., provides local news and information to several of the Company's cable systems, serving 42.2% of the Company's current subscribers. This news service, Northland Cable News, also is provided to the Company's affiliates, resulting in a total of approximately 96,966 subscribers served as of September 30, 1997. Northland Cable News focuses on stories of particular interest to the residents of each community, including local news, sports, weather, features and coverage of local people and events. Northland Cable News is available exclusively to systems owned by the Company and its affiliates, and serves to differentiate the Company's programming from any potential competitors. The Company believes that Northland Cable News increases the number of subscribers where offered by enhancing the appeal of the Company's cable services and strengthens the Company's ties with the community. Northland Cable News also enables systems to expand local advertising sales. In addition, Northland Cable News, Inc. has introduced radio programming on AM radio stations owned by affiliates of the Company in Statesboro, Georgia and Corsicana, Texas. The Company believes such crossmarketing techniques will foster synergistic revenue and promotional opportunities as well as significant cost efficiencies in the reporting of local news and sports. See "Certain Transactions -- Arrangements Between Northland Cable News and Affiliates."

CUSTOMER SERVICE AND MARKETING

     The Company emphasizes customer service, which it believes is important to the successful operation of its business. By specializing in operating cable television systems in small towns and cities, the Company focuses on adopting business approaches which permit it to provide high-quality locally focused service to each community served. The Company believes that a system-by-system, decentralized approach to operations is required as each area served has distinct characteristics such as demographics, economic diversity and geographic setting. The Company's local management strives to become an integral part of the communities served. These efforts enable the Company periodically to adjust its local service offerings so that the needs of a particular community can be met on a timely basis.

     To ensure the successful execution of the Company's local customer service and marketing strategies, the Company maintains conveniently accessible local offices in many of its service areas. In the communities it serves, the Company has found that many customers prefer to personally visit the local office to pay their bills or ask questions about their service. The Company's local staff, who are typically native to the areas they serve, are familiar with the community's customer base. The Company believes that this combination of local offices and local staffing helps the Company to provide the highest level of customer service. Additionally, the Company believes its familiarity with the communities it serves allows it to customize its menu of services and respective pricing to provide its customers with products that are both diverse and affordable.

     Since 1989, the Company has operated under a Quality Assurance Program which seeks to ensure that quality and consistent service is provided to each customer. The Quality Assurance Program focuses on both customer satisfaction and system technical performance. To evaluate customer satisfaction at each system, on an annual basis, Company employees at the corporate, regional and local levels make an aggregate of over 500 telephone calls to customers chosen on a random basis. Additionally, local customer service representatives call each customer within 48 hours after a service call to determine whether all problems have been resolved. System technical performance is also monitored by random telephone calls to customers and system tests which exceed the FCC's minimum requirements.

     Finally, the Company believes that highly trained and motivated employees with sound technical and interpersonal skills are essential in providing quality service to its customers. In 1995, the Company developed a comprehensive training and certification program which provides specific technical training as well as wage increases and career advancement incentives. The training program is multi-leveled, offering specific structured steps of company-paid courses, monitored on the job training for specialized tasks, and periodic scheduled performance evaluations. The Company believes that this training program will help to ensure the continued successful implementation of its Quality Assurance Program.

TECHNICAL OVERVIEW

     The following table sets forth certain information regarding the analog channel capacities and miles of plant of the Company's systems after giving effect to the Acquisition as if it had occurred as of September 30, 1997:

                                       220 TO 270                  330 TO 350     400 TO 550
                                          MHZ         300 MHZ         MHZ            MHZ
                                        22 TO 31      UP TO 37      UP TO 47       UP TO 77
                                        CHANNELS      CHANNELS      CHANNELS       CHANNELS     TOTAL
                                       ----------     --------     ----------     ----------   -------
Number of headends...................         7            10            11             13          41
Subscribers as of September 30,           2,173        14,447        36,866         75,019     128,505
  1997...............................
% of total subscribers...............       1.7%         11.2%         28.7%          58.4%      100.0%
Miles of plant.......................       155           524         1,208          2,448       4,335
% of total plant.....................       3.5%         12.1%         27.9%          56.5%      100.0%

     The Company has completed rebuilds and upgrades to 400 MHz or better on nine cable systems. These systems represent over 1,100 miles of coaxial plant and serve over 38.0% of the total subscribers of the Existing Systems. In addition, the Company has begun plans to upgrade 890 miles of plant, improving its 300 MHz, 330 MHz and 350 MHz systems to 400 MHz or better. On average these plans are more than 35.0% complete. The Company expects to invest $800,000, $5.9 million and $7.3 million, in the fourth quarter of 1997, 1998 and 1999, respectively, to continue to upgrade its plant.

     The Company systematically deploys fiber optic technology to accomplish its near and long-term service and operating capacity objectives. This strategy provides for future capacity expansion to 750 MHz and beyond due to fiber optic capability of carrying hundreds of video, data, and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. The Company's plans include the use of fiber optic technology to interconnect headends and installation of fiber optic backbones to reduce amplifier cascades, thereby gaining operational efficiencies and improved picture quality and system reliability.

     On a pro forma basis, 65.9% of the Company's subscribers are served by systems that have deployed fiber optic technology. Furthermore, due to their compact geographic nature, systems serving 15.6% of subscribers will not require fiber optic technology to achieve operating capacities of 550 MHz.

     The Company utilizes a "trap" system whereby a technician installs filters, or traps, at each cabled home enabling the technician to configure the programming received by each subscriber. As compared to converters, traps allow subscribers benefits such as full use of their remote controls and VCR recording of any channel while watching any other channel at the same time. This method also enables the Company to reduce piracy of cable services by placing the signal interdiction device outside the customer's premises.

FRANCHISES

     Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, including: (i) time limitations on commencement and completion of construction; (ii) conditions of service including customer response requests, technical standards, compliance with FCC regulations and the provision of free service to schools and certain other public institutions; and (iii) the maintenance of insurance and indemnity bonds. Certain provisions of local franchises are subject to federal regulation under the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecommunications Act. Certain localities, including unincorporated areas in Texas where certain of the Company's Existing Systems are located, do not require franchises to operate cable systems.

     As of September 30, 1997, on a pro forma basis, the Company held 82 franchises. These franchises, all of which are non-exclusive, generally provide for the payment of fees to the issuing authority. Annual franchise fees typically range from 3.0% to 5.0% of the gross revenue generated by a system. For the past three years, franchise fee payments made by the Company have averaged approximately 3.0% of total gross system revenue. Franchise fees are generally passed directly through to the customers on their monthly bills. General business or utility taxes may also be imposed in various jurisdictions. As amended by the 1996 Telecommunications Act, the 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5.0% of gross revenue from the provision of cable services and also permits the cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Most of the Company's franchises can be terminated prior to their stated expirations for uncured breaches of material provisions. See "Legislation and Regulation."

     The following table sets forth the number of franchises by year of franchise expiration and the number and percentage of basic subscribers as of September 30, 1997, after giving pro forma effect to the Acquisition:

                                                     NUMBER     PERCENTAGE     NUMBER      PERCENTAGE
                                                       OF        OF TOTAL     OF BASIC      OF BASIC
          YEAR OF FRANCHISE EXPIRATION             FRANCHISES   FRANCHISES   SUBSCRIBERS   SUBSCRIBERS
-------------------------------------------------  ----------   ----------   -----------   -----------
Prior to 2000....................................      17           20.7%       27,536         21.4%
2000 - 2004......................................      24           29.3%       47,707         37.1%
2005 - 2008......................................      22           26.8%       27,272         21.2%
2009 and after...................................      19           23.2%       22,434         17.5%
                                                       --          -----       -------        -----
  Subtotal.......................................      82          100.0%      124,949         97.2%
No franchise required............................                                3,556          2.8%
                                                                               -------        -----
  Total..........................................                              128,505        100.0%
                                                                               =======        =====

     The Company believes that it has good relationships with its franchising authorities. To date, the Company has never had a franchise revoked for any of its systems, and no request of the Company for franchise renewals or extensions has been denied. However, such renewed or extended franchises have sometimes resulted in more rigorous franchise requirements.

     The 1984 Cable Act provides for, among other things, procedural and substantive safeguards for cable operators and creates an orderly franchise renewal process in which renewal of franchise licenses issued by governmental authorities cannot be unreasonably withheld, or, if renewal is withheld and the franchise authority chooses to acquire the system or transfer ownership to another person, such franchise authority or other person must pay the operator either: (i) the "fair market value" (without value assigned to the franchise) for the system if the franchise was granted after the effective date of the 1984 Cable Act (December 1984) or the franchise was pre-existing but the franchise agreement did not provide a buyout; or (ii) the price set in franchise agreements predating the 1984 Cable Act. In addition, the 1984 Cable Act established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation."

     The 1984 Cable Act also establishes buyout rates in the event the franchise is terminated "for cause" and the franchise authority desires to acquire the system. For franchises which post-date the existence of the 1984 Cable Act or pre-date the 1984 Cable Act but do not specify buyout terms, the franchise authority must pay the operator an "equitable" price. To date, none of the Company's franchises has been terminated.

     The 1992 Cable Act prohibits the award of exclusive franchises, prohibits franchising authorities from unreasonably refusing to award additional franchises and permits them to operate cable systems themselves without franchises. The 1996 Telecommunications Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. State and local authorities retain authority to manage the public rights of way and "competitively neutral" requirements concerning right of way fees, universal service, public safety and welfare, service quality, and consumer protection are permitted with respect to telecommunications services. See "Legislation and Regulation" and "Risk Factors -- Non-Exclusive Franchises; Non-Renewal or Termination of Franchises."

COMPETITION

     Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, satellite master antenna television services, DBS services, wireless cable services, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources and upon superior technical performance and customer service.

     Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems without a franchise. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded the Company.

     Well-financed businesses from outside the cable industry (such as the public utilities and other companies that own the poles to which cable is attached) may become competitors for franchises or providers of competing services. Congress has repealed the prohibition against national television networks owning cable systems, and telephone companies may now enter the cable industry, as described below. Such new entrants may become competitors for franchises or providers of competitive services. In general, a cable system's financial performance will be adversely affected when a competing cable service exists (referred to in the cable industry as an "overbuild").

     In 1993, a potential competitor petitioned to obtain a franchise from the City of Woodburn, Oregon to operate a cable system which would compete with the Company's Woodburn system. Such franchise has not been granted. The Company's Woodburn system serves 4,170 subscribers, constituting approximately 3.2% of the Company's total subscribers on a pro forma basis. See "-- Litigation" and "Risk Factors -- Competition; Litigation."

     In recent years, the FCC and the Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS, whereby signals are transmitted by satellite to small receiving dishes located on subscribers' homes. Programming is currently available to DBS subscribers through conventional, medium- and high-powered satellites. Existing DBS systems offer in excess of seventy-five channels of programming and pay-per-view services and are expected to increase channel capacity to 100 or more channels, enabling them to provide program service comparable to and in some instances, superior to those of cable television systems. At least four well-financed companies currently offer DBS services and have undertaken extensive marketing efforts to promote their products. The FCC has implemented regulations under the 1992 Cable Act to enhance the ability of DBS systems to make available to home satellite dish owners certain satellite delivered cable programming at competitive costs. Programming offered by DBS systems has certain advantages over cable systems with respect to number of channels offered, programming capacity and digital quality, as well as disadvantages that include high upfront and monthly costs and a lack of local programming, service and equipment distribution. DBS systems will provide increasing competition to cable systems as the cost of DBS reception equipment continues to decline. At least one DBS provider is undertaking the technical and legislative steps necessary to enhance its service by adding local broadcast signals which could further increase competitive pressures from DBS systems.

     Cable television systems also compete with wireless program distribution services such as MMDS which uses low power microwave to transmit video programming over the air to customers. Additionally, the FCC recently adopted new regulations allocating frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS, known as Local Multipoint Distribution Service ("LMDS"). LMDS is also suited for providing wireless data services, including the possibility of Internet access. Wireless distribution services generally provide many of the programming services provided by cable systems, although current technology limits the number of channels which may be offered. Moreover, because MMDS service generally requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be hampered in some areas by physical terrain and foliage.

     The 1996 Telecommunications Act eliminated the previous prohibition on the provision of video programming by local exchange telephone companies ("LECs") in their telephone service areas. Various LECs currently are providing and seeking to provide video programming services within their telephone service areas through a variety of distribution methods, primarily through the deployment of broadband wire facilities, wireless transmission and installation of traditional cable systems alongside existing telephone equipment. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable television systems under such franchises. Issues of cross subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide video services. The Company believes, however, that the small to medium markets in which it provides or expects to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and higher costs per subscriber of installing plant. The 1996 Telecommunications Act's provisions promoting facilities-based broadband competition are primarily targeted at larger systems and markets. The 1996 Telecommunications Act includes certain limited exceptions to the general prohibition on buy outs and joint ventures between incumbent cable operators and LECs for smaller non-urban cable systems and carriers meeting certain criteria. See "Legislation and Regulations."

     Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC has established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems by LECs and other common carriers, and electric utilities is providing facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other nonvideo services.

     The business of delivering and producing televised news, information and entertainment are characterized by new market entrants, increasingly rapid technological change and evolving industry standards. There can be no assurance that the Company will be able to fund the capital expenditures necessary to keep pace with technological developments or that the Company will successfully predict the technical demand of its subscribers. The Company's inability to provide enhanced services in a timely manner or to predict the demands of the marketplace could have a material adverse effect on the Company, its financial condition, prospects and debt service ability.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company. See "Risk Factors -- Competition; Litigation" and "Significant Capital Expenditures; Rapid Technological Advancements in the Cable Television Business."

EMPLOYEES

     As of September 30, 1997, the Company had approximately 170 full-time employees and nine part-time employees. Ten of the Company's employees at its Moses Lake, Washington system are represented by a labor union. The Company considers its relations with its employees to be good.

PROPERTIES

     A cable television system consists of three principal operating components. The first component, known as the headend, receives television, radio and information signals generally by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber optic cables and associated electronic equipment placed on utility poles or buried underground. The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. An additional component used in certain systems is the home terminal device, or converter, that expands channel capacity to permit reception of more than twelve channels of programming on a non-cable ready television set.

     The Company's principal physical assets consist of cable television systems, including signal-receiving, encoding and decoding apparatus, headends, distribution systems and subscriber house drop equipment for each of its systems. The signal receiving apparatus typically includes a tower, antennas, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, typically are located near the receiving devices. The Company's distribution systems consist primarily of coaxial cable and related electronic equipment. As upgrades are completed, the systems will generally incorporate fiber optic cable. Subscriber equipment consists of traps, house drops and, in some cases, converters. The Company owns its distribution systems, various office fixtures, test equipment and certain service vehicles. The physical components of the systems require maintenance and periodic upgrading to keep pace with technological advances.

     The Company's cables are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in trenches or placed in underground ducts. The FCC regulates most pole attachment rates under the federal Pole Attachment Act although in certain cases attachment rates are regulated by state law.

     The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave complexes and business offices. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations as presently conducted.

INSURANCE

     With certain exceptions, the Company has insurance covering risks incurred in the ordinary course of business, including general liability, property coverage and business interruption insurance. As is typical in the cable television industry, the Company does not maintain insurance covering its underground plant. Furthermore, due to significant industry wide insurance increases in premiums, the Company elected not to renew its aerial plant casualty insurance effective June 30, 1996. A cable system's "aerial plant" consists of its transmission lines, equipment attached to utility poles and other above-ground fixtures. Such equipment is subject to damage from a variety of factors, notably hurricanes and ice and wind storms. Although none of the Company's Systems are located in coastal areas, and thus not likely to be severely damaged by hurricanes, many are subject to risks from ice and wind storms. To attempt to mitigate these risks, the Company has entered into a "self-insurance" arrangement with certain of its affiliates. See "Certain Transactions -- Insurance." However, if the Company's aerial plant sustains significant damage, or if the self-insurance program is inadequate to cover such losses, the resulting reduction in cash flow caused by interrupted service, together with the capital cost of replacing damaged equipment, could have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See "Risk Factors -- Uncertainty of Adequate Insurance." Notwithstanding the foregoing, the Company believes that the amounts and types of its insurance coverage are commercially reasonable for its current needs.

LITIGATION

     In 1993, North Willamette Telecom, Inc., an affiliate of Canby Telephone Association, petitioned to obtain a franchise from the City of Woodburn, Oregon to operate a cable system which would compete with the Company's Woodburn system. Such franchise has not been granted. On March 20, 1996, the Company was served with a complaint in a suit commenced in the United States District Court for the District of Oregon by North Willamette Telecom, Inc. and Canby Telephone Association. The suit alleges the Company violated federal antitrust laws, intentionally interfered with plaintiffs' prospective business relationships with potential cable customers, and intentionally interfered with plaintiffs' business relationships with the Canby Telephone Association's members. The complaint seeks actual damages ranging from $1.2 million to $10.2 million, punitive damages of $10.0 million and other relief. The Company denies the allegations of the complaint and is vigorously defending the case. The Company has filed summary judgment motions and no trial date has been set. An adverse ruling could have a material adverse effect on the Company, its financial condition, prospects and debt service ability.

     In addition, the Company is a party to ordinary and routine litigation proceedings that are incidental to the Company's business. Management believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on the Company, its financial condition, prospects and debt service ability. See "Risk Factors -- Competition; Litigation."

                           LEGISLATION AND REGULATION

INTRODUCTION

     The operation of cable television systems is extensively regulated by the FCC, some state governments and most local governments. The Telecommunications Act of 1996 alters the regulatory structure governing the nation's telecommunications providers. The Telecommunications Act of 1996 is intended to remove barriers to competition in both the cable television market and the local telephone market. It also reduces the scope of cable rate regulation.

     The 1996 Telecommunications Act requires the FCC to undertake a host of implementing rulemakings, the final outcome of which cannot yet be determined. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company's operations. This section briefly summarizes key laws and regulations affecting the operation of the Company's systems and does not purport to describe all present, proposed, or possible laws and regulations affecting the Company or its systems. See "Risk Factors -- Substantial Regulation in the Cable Television Industry."

CABLE RATE REGULATION

     The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring either low penetration (less than 30%) by the incumbent cable operator, appreciable penetration (more than 15%) by competing multichannel video providers ("MVPs"), or the presence of a competing MVP affiliated with a local telephone company.

     Although the FCC rules control, local government units (commonly referred to as "local franchising authorities" or "LFAs") are primarily responsible for administering the regulation of the lowest level of cable, the basic service tier ("BST"), which typically contains local broadcast stations and public, educational, and government access channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services. The 1996 Telecommunications Act allows operators to aggregate costs for broad categories of equipment across geographic and functional lines.

     The FCC itself directly administers rate regulation of an operator's cable programming service tiers ("CPST"), which typically contain satellite-delivered programming. Under the 1996 Telecommunications Act, the FCC can regulate CPST rates only if an LFA first receives at least two rate complaints from local subscribers and then files a formal complaint with the FCC. When new CPST rate complaints are filed, the FCC now considers only whether the incremental increase is justified and will not reduce the previously established CPST rate.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carnage. The FCC has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity of bypassing this "benchmark" regulatory scheme in favor of traditional "cost-of-service," regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product. Federal law requires that the BST be offered to all cable subscribers, but limits the ability of operators to require purchase of any CPST before purchasing premium services offered on a per-channel or per-program basis.

     In an effort to ease the regulatory burden on small cable systems, the FCC has created special rate rules applicable for systems with fewer than 15,000 subscribers owned by an operator with fewer than 400,000 subscribers. The special rate rules allow for a simplified cost-of-service showing. All of the Company's Existing Systems are eligible for these simplified cost-of-service rules, and have calculated rates generally in accordance with those rules. All of the Acquisition Systems, except the systems serving Greenwood and Aiken, South Carolina, are also eligible for the simplified cost-of-service rules. The Company believes, however, it is eligible for a waiver of the FCC's rate regulation rules such that the Greenwood and Aiken systems may qualify for the simplified rate regulations afforded to smaller systems.

     The 1996 Telecommunications Act provides additional relief for small cable operators. For franchising units with less than 50,000 subscribers and owned by an operator with less than one percent of the nation's cable subscribers (i.e., approximately 600,000 subscribers) that is not affiliated with any entities with aggregate annual gross revenue exceeding $250 million, CPST rate regulation is automatically eliminated. The Company and all of its Existing Systems qualify for this CPST deregulation.

     The 1996 Cable Act sunsets FCC regulation of CPST rates for all systems (regardless of size) on March 31, 1999. It also relaxes existing uniform rate requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the FCC.

CABLE ENTRY INTO TELECOMMUNICATIONS

     The 1996 Cable Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The extent to which state and local governments may impose requirements in such situations recently has been, and will continue to be, the subject of litigation. The outcome of that litigation, and its effect on the Company, cannot be predicted. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles (beginning on February 8, 2001) if the operator provides telecommunications service, as well as cable service, over its plant.

     Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Cable Act to facilitate the entry of new telecommunications providers (including cable operators) is the interconnection obligation imposed on all telecommunications carriers. Certain aspects of the FCC's initial interconnection order were rejected by the Eighth Circuit Court of Appeals on July 18, 1997, on the ground that the states, not the FCC, have statutory authority to set the prices that incumbent local exchange carriers may charge for interconnection. It is expected that the FCC will seek review by the United States Supreme Court of the ruling.

TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION

     The 1996 Cable Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers ("LECs"), including the Bell Operating Companies, can now compete with cable operators both inside and outside their telephone service areas. Because of their resources, LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable service.

     Under the 1996 Cable Act, a LEC providing video programming to subscribers generally will be regulated as a traditional cable operator (subject to local franchising and federal regulatory requirements), unless the LEC elects to provide its programming via an "open video system" ("OVS"). To qualify for OVS status, the LEC must reserve two-thirds of the system's activated channels for unaffiliated entities.

     Although LECs and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on LEC buyouts (i.e., any ownership interest exceeding 10 percent) of co-located cable systems, cable operator buyouts of co-located LEC systems, and joint ventures between cable operators and LECs in the same market. The 1996 Telecommunications Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecommunications Act also provides the FCC with the limited authority to grant waivers of the buyout prohibition (subject to LFA approval).

ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION

     The 1996 Cable Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Because of their resources, electric utilities could be formidable competitors to traditional cable systems, and a few electric utilities have announced plans to offer video programming. Recent technological advances have increased the likelihood that electric utilities may become competitive with the Company.

ADDITIONAL OWNERSHIP RESTRICTIONS

     The 1996 Cable Act eliminates statutory restrictions on broadcast/cable cross-ownership (including broadcast network/cable restrictions), but leaves in place existing FCC regulations prohibiting local cross-ownership between co-located television stations and cable systems. The 1996 Cable Act also eliminates the three year holding period required under the 1992 Cable Act's "anti-trafficking" provision. The 1996 Cable Act leaves in place existing restrictions on cable cross-ownership with satellite master antenna television ("SMATV") and MMDS facilities, but lifts those restrictions where the cable operator is subject to effective competition. FCC regulations permit cable operators to own and operate SMATV systems within their franchise area, provided that such operation is consistent with local cable franchise requirements.

     Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national program services. A companion rule establishing a nationwide ownership cap on any cable operator equal to 30% of all domestic cable subscribers has been stayed pending further judicial review.

     There are no federal restrictions on non-U.S. entities having an ownership interest in cable television systems or the FCC licenses commonly employed by such systems.

MUST CARRY/RETRANSMISSION CONSENT

     The 1992 Cable Act conveyed to a commercial broadcaster the right generally to elect every three years either to require: (i) that the local cable operator carry its signals ("must carry"); or (ii) that such operator obtain the broadcaster's retransmission consent before doing so. The Company has been able to reach agreements with all of the broadcasters who elected retransmission consent and has not been required by broadcasters to remove any broadcast stations from the cable television channel line-ups. To date, compliance with the "retransmission consent" and "must carry" provisions of the 1992 Cable Act has not had a material effect on the Company, although this result may change in the future depending on such factors as market conditions, the introduction of digital broadcasts, channel capacity and similar matters when such arrangements are renegotiated.

CHANNEL SET-ASIDES

     LFAs can include franchise provisions, requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity (up to 15% in some cases) for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for use of this designated channel capacity, but use of commercial leased access channels has been relatively limited. The FCC recently modified its leased access rules, making leased access somewhat more favorable to potential users. The changes, however, were not as dramatic as leased access users had hoped, and should not significantly infringe on the Company's control over its channel line-up. The revised maximum rate formula has been challenged by one leased access applicant in an appeal to the D.C. Circuit Court.

ACCESS TO PROGRAMMING

     To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on dealings between cable operators and cable programmers. The 1992 Cable Act precludes video programmers affiliated with cable companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies.

OTHER FCC REGULATIONS

     In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, subscriber privacy, programming practices (including, among other things, syndicated program exclusivity, network program non-duplication, local sports blackouts, indecent programming, lottery programming, political programming, sponsorship identification, and children's programming advertisements), registration of cable systems and facilities licensing, maintenance of various records and public inspection files, frequency usage, lockbox availability, antenna structure notification, tower marking and lighting, consumer protection and customer service standards, technical standards, and consumer electronics equipment compatibility. The FCC recently adopted rules relating to the ownership of cable wiring located inside multiple dwelling unit complexes. The FCC has concluded that such wiring can, in certain cases, be unilaterally acquired by the complex owner, making it easier for complex owners to terminate service from the incumbent cable operator in favor of a new entrant. The FCC recently imposed new Emergency Alert System requirements on cable operators which will be phased in over several years. The FCC recently adopted "closed captioning" rules that the Company does not expect to have an adverse effect on its operations. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.

PENDING PROCEEDING

     The FCC has initiated a rulemaking proceeding involving whether cable customers must be allowed to purchase cable converters from third party vendors. If the FCC concludes that such distribution is required, and does not make appropriate allowances for signal piracy concerns, it may become more difficult for cable operators to combat theft of service.

COPYRIGHT

     Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenue to a federal copyright royalty pool (which varies depending on the size of the system and the number of distant broadcast television signals carried), cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect the Company's ability to obtain desired broadcast programming. In addition, the cable industry pays music licensing fees to BMI and is negotiating a similar arrangement with ASCAP. Copyright clearances for non-broadcast programming services are arranged through private negotiations.

STATE AND LOCAL REGULATION

     Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in exchange for the use of public rights-of-way. Federal law now prohibits franchise authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions.

     The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable operations, service rates, franchise fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot require the payment of franchise fees exceeding 5% of the system's gross revenue, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the franchise authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchise authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. However, there can be no assurance that renewal will be granted or that renewals will be made on similar terms and conditions.

     Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of state governmental agencies.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning directors and executive officers of the Company, none of whom are compensated by the Company for their respective services to the Company and each of whom devotes a substantial amount of his time to the affairs of affiliated entities other than the Company. Each director holds office until the next annual meeting of shareholders or until his successor is elected or appointed and qualified.

           NAME               AGE                               POSITION
--------------------------    ---     ------------------------------------------------------------
John S. Whetzell..........    56      Director, Chairman of the Board and President
Richard I. Clark..........    40      Director, Vice President, Treasurer and Assistant Secretary
James A. Penney...........    43      Vice President and Secretary
Gary S. Jones.............    40      Vice President
Richard J. Dyste..........    52      Vice President, Technical Services
James E. Hanlon...........    64      Divisional Vice President
H. Lee Johnson............    54      Divisional Vice President
John E. Iverson...........    61      Director and Assistant Secretary

     John S. Whetzell. Mr. Whetzell has been President, Chairman of the Board and a director of the Company since its inception in 1985. He also serves as President, Chairman of the Board and a director of Northland Telecommunications Corporation, Northland Communications Corporation (which is the general partner of each of the Company's five affiliated limited partnerships), Northland Cable Services Corporation, Cable Ad-Concepts, Inc., Northland Cable News, Inc. and Northland Cable Properties, Inc. (collectively, the "Northland Affiliates"). He has been involved with the cable television industry for over 21 years and currently serves as a director on the board of the Cable Telecommunications Association, a national cable television association. Between 1979 and 1982, he was in charge of the Ernst & Whinney national cable television consulting services. Mr. Whetzell first became involved in the cable television industry when he served as the Chief Economist of the Cable Television Bureau of the FCC from 1974 to 1979. He provided economic studies which support the deregulation of cable television both in federal and state arenas. Mr. Whetzell also participated in the formulation of accounting standards for the industry and assisted the FCC in negotiating and developing the pole attachment rate formula for cable television. His undergraduate degree is in economics from George Washington University, and he has an MBA degree from New York University.

     Richard I. Clark. Mr. Clark has served as Vice President and Treasurer of the Company since 1985, as Assistant Secretary since 1987 and as a director since 1985. Mr. Clark also serves as Vice President, Treasurer, Assistant Secretary and a director of each of the Northland Affiliates. Mr. Clark was an original incorporator of Northland Telecommunications Corporation and is responsible for the administration and investor relations activities of Northland Telecommunications Corporation, including financial planning and corporate development. He has directed cable television feasibility studies and on-site market surveys. Mr. Clark has assisted in the design and maintenance of financial and budget computer programs, and has prepared documents for major cable television companies in franchising and budgeting projects through the application of these programs. From 1979 to 1982, Mr. Clark was employed by Ernst & Whinney in the area of providing cable television consultation services and has been involved with the cable television industry for nearly 17 years. In 1979, Mr. Clark graduated cum laude from Pacific Lutheran University with a Bachelor of Arts degree in accounting.

     James A. Penney. Mr. Penney has served as Vice President and General Counsel of the Company since 1985, and as Secretary since 1987. Mr. Penney also serves as Vice President, General Counsel and Secretary of each of the Northland Affiliates. Mr. Penney is responsible for advising all Northland systems with regard to legal and regulatory matters, and also is involved in the acquisition and financing of new cable systems. From 1983 until 1985 he was associated with the law firm of Ryan, Swanson & Cleveland. Mr. Penney holds a Bachelor of Arts degree from the University of Florida and a Juris Doctor from The College of William and Mary, where he was a member of The William and Mary Law Review.

     Gary S. Jones. Mr. Jones has been Vice President of the Company since 1986. He also serves as Vice President of each of the Northland Affiliates. Mr. Jones is responsible for cash management, financial reporting and banking relations for the Company and each of the Northland Affiliates, and is involved in the acquisition and financing of new cable systems. Prior to joining the Company, Mr. Jones was employed as a Certified Public Accountant with Laventhol & Horwath from 1980 to 1986. Mr. Jones received his Bachelor of Arts degree in Business Administration with a major in accounting from the University of Washington in 1979.

     Richard J. Dyste. Mr. Dyste has been Vice President-Technical Services of the Company since 1988. Mr. Dyste also serves as Vice President-Technical Services of each of the Northland Affiliates. Mr. Dyste joined the Company in 1986, originally as an engineer and operations consultant. From 1977 to 1985, Mr. Dyste owned and operated Bainbridge TV Cable, which owned the Bainbridge Island, Washington system now owned by the Company. Mr. Dyste is a past President and a current member of the Mount Rainier Chapter of the Society of Cable Television Engineers, Inc. He is a graduate of Washington Technology Institute.

     James E. Hanlon. Mr. Hanlon has served as Divisional Vice President of the Company since 1985. Mr. Hanlon also serves as Divisional Vice President of each of the Northland Affiliates. Prior to his association with the Company, he served as Chief Executive of M.C.T. Communications from 1981 to 1985. His responsibilities included supervision of the franchise, construction and operation of a cable television system located near Tyler, Texas. From 1979 to 1981, Mr. Hanlon was President of the CATV Division of Buford Television, Inc., and from 1973 to 1979, he served as President and General Manager of Suffolk Cablevision in Suffolk County, New York. Mr. Hanlon has also served as Vice President and Corporate Controller of Viacom International, Inc. and Division Controller of New York Yankees, Inc. Mr. Hanlon has a Bachelor of Science degree in Business Administration from St. Johns University.

     H. Lee Johnson. Mr. Johnson has been Divisional Vice President of the Company since 1994. Mr. Johnson also serves as Divisional Vice President of each of the Northland Affiliates. Mr. Johnson served as Regional Manager for several systems of the Company and its affiliates from 1986 to 1994 until his promotion to Divisional Vice President. Prior to his association with the Company, Mr. Johnson served as Regional Manager for Warner Communications, managing four cable systems in Georgia from 1968 to 1973. Mr. Johnson has also served as President of Sunbelt Finance Corporation and was employed as a System Manager for Statesboro CATV, which owned the Statesboro, Georgia system now owned by the Company. Mr. Johnson has been involved in the cable television industry for nearly 27 years and is a current member of the Society of Cable Television Engineers. He is a graduate of Swainsboro Technical Institute.

     John E. Iverson. Mr. Iverson has served as Assistant Secretary and a director of the Company since 1985. He also serves as Assistant Secretary and a director of each of the Northland Affiliates. Mr. Iverson is currently a member of the law firm of Ryan, Swanson & Cleveland. He is a member of the Washington State Bar Association and American Bar Association and has been practicing law for more than 33 years. Mr. Iverson is the past President and a trustee of the Pacific Northwest Ballet Association. Mr. Iverson has a Juris Doctor degree from the University of Washington.

EXECUTIVE COMPENSATION

     None of the employees of the Company are deemed to be executive officers of the Company. Services of the executive officers and other employees of NTC are provided to the Company for which the Company pays NTC a fee pursuant to the Management Agreement and overhead reimbursements. The executive officers and other employees of NTC who provide services to the Company are compensated in their capacity as executive officers and employees of NTC and therefore receive no compensation from the Company. No portion of the management fee paid by the Company is allocated to specific employees for the services performed by such employees. See "Certain Transactions -- Management Agreement with NTC."

DIRECTOR COMPENSATION

     The Company does not currently compensate members of its Board of Directors for their services as directors.

                             PRINCIPAL SHAREHOLDERS

     The Company is a wholly owned subsidiary of Northland Telecommunication Corporation, a Washington corporation.

     The following table sets forth certain information with respect to the beneficial ownership of common stock of NTC as of the date of this Prospectus by: (i) each person who is known by the Company to beneficially own 5% or more of the outstanding shares of common stock of NTC; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) the Company's executive officers and directors as a group. The address of each such person is in care of the Company, 1201 Third Avenue, Suite 3600, Seattle, Washington 98101.

                                                                 NUMBER OF           PERCENTAGE OF
                                                            SHARES BENEFICIALLY   SHARES BENEFICIALLY
                     BENEFICIAL OWNER                            OWNED(1)                OWNED
----------------------------------------------------------  -------------------   -------------------
John S. Whetzell..........................................       1,006,826                22.8%
Adele P. Butler...........................................         530,000                12.1%
Pamela B. McCabe..........................................         510,144                11.6%
Robert M. Arnold..........................................         384,000                 8.7%
Richard I. Clark..........................................         306,826                 7.0%
Robert A. Mandich.........................................         278,400                 6.3%
James E. Hanlon...........................................          56,826                 1.3%
John E. Iverson...........................................          50,000                 1.1%
Gary S. Jones.............................................          43,493                   *
James A. Penney...........................................          43,026                   *
Richard J. Dyste..........................................          42,826                   *
H. Lee Johnson............................................           9,826                   *
All executive officers and directors as a group (eight
  persons)................................................       1,561,649                35.4%

---------------

 *  Represents less than 1% of the shares beneficially owned.

(1) This table is based on information supplied by executive officers and directors of the Company and the shareholders of NTC. Subject to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

                              CERTAIN TRANSACTIONS

GENERAL

     The Company is part of an affiliated group of corporations and limited partnerships controlled, directly or indirectly, by NTC. NTC, in turn, is owned by the individuals and in the percentages set forth under the caption "Principal Shareholders" appearing elsewhere in this Prospectus. The Company's officers and directors are also officers and directors of NTC and certain of the Company's other affiliates.

MANAGEMENT AGREEMENT WITH NTC

     NTC currently supervises all aspects of the business and operations of the Company pursuant to an Operating Management Agreement between the Company and NTC dated August 23, 1994 (the "Management Agreement"). The Management Agreement continues in effect until terminated by either party on 30-days' written notice.

     The Management Agreement provides that NTC shall render or cause to be rendered supervisory services to the Company, including, among other things supervising and monitoring: (i) the affairs, management and operations of the Company and its systems; (ii) the accounting and other financial books and records of the Company and its systems; (iii) the hiring, training and supervision of the Company's employees; and (iv) the Company's fulfillment of its contractual obligations in connection with its systems. In return for its management services, NTC receives a management fee, payable quarterly, equal to 5.0% of the Company's gross revenues (the "Management Fee"). For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997, the Company paid a Management Fee of $331,602, $1.3 million, $1.6 million and $1,432,783, respectively.

     In addition to the Management Fee, the Management Agreement provides that NTC is entitled to reimbursement from the Company for various expenses incurred by it or its affiliates on behalf of the Company allocable to its management of the Company, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance. These expenses are generally allocated among the Company and other managed affiliates based upon relative subscriber counts and revenues. NTC historically has assigned its right to reimbursement from the Company to its affiliate, Northland Communications Corporation, and expects to continue to do so in the future. For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997, the Company reimbursed Northland Communications Corporation approximately $622,486, $1.4 million, $1.7 million and $1,480,167, respectively, for such expenses.

ARRANGEMENTS BETWEEN NORTHLAND CABLE NEWS, INC. AND AFFILIATES

     Pursuant to an arrangement commenced in July 1994, Northland Cable News, Inc. receives monthly program license fees from certain affiliates of the Company as payment for Northland Cable News programming provided to such affiliates. The aggregate amount of such fees is based upon costs incurred in providing such programming, and is allocated among participating affiliates based upon relative subscriber counts. Total license fees received from affiliates for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997, were $342,462, $602,263, $619,466 and
$559,026, respectively.

ARRANGEMENTS WITH CABLE AD-CONCEPTS, INC.

     Cable Ad-Concepts, Inc. ("CAC") is a wholly owned indirect subsidiary of NTC engaged in the business of developing and producing video commercial advertisements for cablecast on systems owned by the Company and its affiliates. The aggregate amount of the fees charged by CAC to its affiliates is based upon costs incurred in providing such advertisements, and is allocated among participating affiliates based upon relative subscriber counts. Total fees paid to CAC by the Company for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997, were $33,790, $161,627, $196,491 and $183,102, respectively.

ARRANGEMENTS WITH CABLE TELEVISION BILLING, INC.

     Cable Television Billing, Inc. ("CTB") is a wholly owned indirect subsidiary of NTC engaged in the business of providing billing services to the Company and its affiliates. The aggregate amount of the fees charged by CTB to its affiliates is based upon costs incurred in providing such billing services, and is allocated among participating affiliates based upon relative subscriber counts and revenues. Fees paid by the Company to CTB for billing services for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997, were $105,779, $175,632, $231,756 and $192,776, respectively.

OPERATING AGREEMENTS WITH AFFILIATES

     The Company is party to certain operating agreements with affiliates pursuant to which, in certain instances, the Company serves as the local managing agent for certain of such affiliates' systems and, in other instances, certain affiliates serve as the local managing agent for certain of the Company's systems. In addition, the Company and its affiliates render miscellaneous services to one another on a cost-of-service basis. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company paid affiliates an aggregate of $184,952 and $91,770, respectively, for such services and received $100,800 and $94,681, respectively, for performing such services for affiliates.

INSURANCE

     The Company is part of a self-insurance program with its affiliates to provide casualty coverage for their respective aerial and underground plants. Commencing in 1997, the Company began making monthly contributions into an insurance fund maintained by NTC, which fund is maintained for the collective benefit of the Company and its affiliates. If an uninsured loss were incurred by the Company or any of its affiliates, the fund would be applied to defray a portion of such loss. To the extent the Company's losses exceed the fund's balance or the fund is depleted from losses incurred by affiliates of the Company, the Company must bear such losses directly. For the nine months ended September 30, 1997, the Company contributed $41,469 to the self insurance fund. As of September 30, 1997, the balance available under the fund was $96,445. See "Risk Factors -- Uncertainty of Adequate Insurance" and "Business -- Insurance."

CAPITAL CONTRIBUTION

     Effective June 30, 1997, the Company received a non-cash capital contribution of approximately $9.3 million which replaced, in its entirety, the then outstanding net unsecured advances that had previously been owed to NTC and other affiliates of the Company other than amounts due for normal operations, management fees paid to NCC and for services provided by affiliated entities as discussed above. As of September 30, 1997 the Company had no outstanding unsecured indebtedness to affiliates. See Note 2 of the Company's consolidated financial statements.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

     The Company has amended and restated the Company's Senior Credit Facility with First Chicago, as lender and managing agent. The Senior Credit Facility, as amended, establishes an eight-year reducing revolving loan facility in the initial aggregate principal amount of $25.0 million (the "Reducing Revolving Facility") and an eight-year term loan in the aggregate principal amount of $75.0 million (the "Term Loan"). The Company has received a commitment from First Chicago for the Supplemental Credit Facility with maximum borrowings of $115.0 million which will provide any additional financing necessary to consummate the Special Repurchase Offer in the event the Acquisition is not consummated. See "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

     Purpose. Proceeds from borrowings under the Senior Credit Facility will be utilized to finance the Acquisition, for working capital purposes and other permitted uses as described in the Senior Credit Facility.

     Availability and Repayment. The Company anticipates that the Reducing Revolving Facility will be undrawn at the time of the Acquisition. It is anticipated that borrowings under the Term Loan will be approximately $74.9 million upon consummation of the Acquisition. Under the terms of the Senior Credit Facility, the Company has the ability to borrow on a revolving basis under the Term Loan until March 31, 1998 at which time the balances drawn under the Term Loan shall convert to a term loan and be subject to quarterly principal reductions aggregating $1.0 million, $2.4 million, $3.0 million, $7.0 million, $11.0 million, $14.9 million, $18.0 million, and $18.0 million for the years ending December 31, 1998 through 2005, respectively. Availability under the Reducing Revolving Facility is subject to compliance with all covenants contained in the Senior Credit Facility including the interest coverage ratio and leverage ratio described below.

     Security; Guaranty. Obligations under the Senior Credit Facility are secured by: (i) a first perfected security interest in substantially all of the current and future assets of the Company and its subsidiaries; (ii) a first perfected security interest in all of the issued and outstanding shares of capital stock of the Company; (iii) a first perfected security interest in all of the issued and outstanding capital stock of Northland Cable News, Inc.; and
(iv) guarantees by all current and future Subsidiaries.

     Interest. At the Company's election, the interest rate per annum applicable to the Senior Credit Facility is a fluctuating rate of interest measured by reference to either: (i) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin; or (ii) the base rate of First Chicago the "Base Rate," which Base Rate is equal to the greater of the Federal Funds Effective Rate plus 0.50% or the corporate base rate announced by First Chicago, plus a borrowing margin. The applicable borrowing margin vary, based upon the Company's leverage ratio, from 1.00% to 3.00% for LIBOR loans and from 0.00% to 1.75% for Base Rate loans.

     Fees. The Company has agreed to pay certain fees with respect to the Senior Credit Facility, including: (i) quarterly commitment fees in the amount of 0.50% on the average daily unborrowed amounts; (ii) upfront amendment fees; and (iii) agent, administrative and other similar fees.

     Covenants. The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations;
(iv) prepay other indebtedness; (v) pay dividends or management fees; (vi)create liens on assets; (vii) make investments, loans or advances; (viii)make acquisitions, engage in mergers or consolidations; (ix) change the business conducted by the Company; (x) change control of the Company; or (xi) engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Company is required to comply with specified financial ratios and tests, including continuing maintenance, as tested on a quarterly basis, of: (A) an interest coverage ratio (the ratio of annualized operating cash flow to interest expense, as such terms are defined) of at least
1.25 to 1.00 initially, increasing over time to

2.25 to 1.00; and (B) a leverage ratio (the ratio of total debt to annualized operating cash flow, as such terms are defined) of not more than 7.00 to 1.00 initially, decreasing over time to 4.00 to 1.00 in accordance with the following schedule.

                                       PERIOD                             RATIO
            ------------------------------------------------------------  ------
            Through 12/31/98............................................  7.00:1
            1/1/99 through 12/31/99.....................................  6.75:1
            1/1/00 through 12/31/00.....................................  6.25:1
            1/1/01 through 12/31/01.....................................  5.75:1
            1/1/02 through 12/31/02.....................................  5.00:1
            1/1/03 through 12/31/03.....................................  4.50:1
            1/1/04 and thereafter.......................................  4.00:1

     The Senior Credit Facility also contains provisions that will prohibit any modification of the Indenture in any manner adverse to the lenders thereunder and that will limit the Company's ability to refinance the Notes without the consent of such lenders.

     Events of Default. The Senior Credit Facility contains customary events of default, including: (i) nonpayment of principal, interest or fees; (ii) violation of covenants; (iii) inaccuracy of representations or warranties in any material respect; (iv) change of control; (v) revocation of franchises or other material licenses; (vi) cross default and cross acceleration to certain other indebtedness; and (vii) noncompliance with ERISA (as defined) and applicable environmental laws and regulations.

     Supplemental Credit Facility. The Senior Credit Facility will specifically permit the Company, without first obtaining any consents or waivers, to make the Special Repurchase Offer and to make the Special Repurchase Payment, whether through the drawing by the Company of committed lines thereunder or otherwise. Additionally, the Company will covenant with the Holders of the Notes that the Company will exercise or extend, on or before January 15, 1998, its commitment under the Supplemental Credit Facility to have available for drawing an amount equal to 100% of the Special Repurchase Payment in the event all of the Notes were tendered for repurchase. See "Description of the Notes -- Repurchase at the Option of Holders -- Special Repurchase Offer."

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued, and the Original Notes were issued, under an indenture (the "Indenture"), dated as of November 12, 1997, by and among the Company, the Subsidiary Guarantor and Harris Trust Company of California, as Trustee (the "Trustee"). The terms of the Exchange Notes are the same in all respects (including principal amount, interest rate, maturity, security and ranking) as the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (1) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Original Notes under the Registration Rights Agreement.

     The following is a summary of certain provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Notes and the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, all references herein to the "Notes" shall include the Original Notes and the Exchange Notes. The Original Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and for purposes of this Description of the Notes. For purposes of this summary, the term "Company" refers only to Northland Cable Television, Inc., a Washington corporation, and not to its Subsidiary, Northland Cable News, Inc., a Washington corporation.

GENERAL

     The Exchange Notes will be issued and the Original Notes were issued pursuant to the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture available as set forth below under "-- Additional Information."

     The Original Notes are, and the Exchange Notes will be, general unsecured obligations of the Company and the Original Notes are, and the Exchange Notes will be, subordinated in right of payment to all current and future Senior Debt. The Company's payment obligations under the Original Notes are, and the Exchange Notes will be, jointly and severally guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by the Guarantors. See "-- Subsidiary Guarantees." As of September 30, 1997, on a pro forma basis giving effect to the Acquisition and the Offering and the application of the net proceeds therefrom, the Company would have had Senior Debt of approximately $77.3 million. The Indenture will permit the incurrence of additional Senior Debt in the future.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $150.0 million, $100.0 million of which were issued on the Issue Date, and will mature on November 15, 2007. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; provided that all payments of principal, premium, interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

     As a result of the subordination provisions described above, in the event of the insolvency, liquidation, reorganization or other winding up of the Company, the lenders under the Senior Credit Facility and other creditors who are holders of Senior Debt, as well as creditors with secured obligations that are not defined as Debt under the Indenture, must be paid in full before payment of amounts due on the Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes. See "-- Certain Covenants -- Incurrence of Debt and Issuance of Preferred Stock."

     The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Original Notes are, and the Exchange Notes will be, jointly and severally guaranteed on a senior subordinated basis by the Guarantors. As of the date of this Prospectus, the Company's sole Subsidiary, Northland Cable News, Inc., is the Guarantor of the Notes, and all future Subsidiaries of the Company are expected to become Guarantors of the Notes.

     The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all senior debt of such Guarantor (as of September 30, 1997 the Guarantor had no senior debt outstanding), and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Transfer Statutes."

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth immediately after giving effect to such transaction equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Debt to Operating Cash Flow Ratio, at the time of such transaction and immediately after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Certain
Covenants -- Incurrence of Debt and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See
"-- Repurchase at the Option of Holders -- Asset Sales" and "-- Special Repurchase Offer."

OPTIONAL REDEMPTION

     The Original Notes are, and the Exchange Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                                      YEAR                             PERCENTAGE
            ---------------------------------------------------------  ----------
            2002.....................................................    105.125%
            2003.....................................................    103.417%
            2004.....................................................    101.708%
            2005 and thereafter......................................    100.000%

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

     Notwithstanding the foregoing, at any time prior to November 15, 2000, the Company may redeem up to 30% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the Net Cash Proceeds of a Public Equity Offering; provided that at least 70% of the Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder of the Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 90 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Notes required by this covenant and the Company's failure to comply with this covenant shall constitute an Event of Default under the Indenture. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Credit Facility currently prohibits the Company from purchasing any Notes except as described below under "-- Special Redemption Offer," and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit facility or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes. Finally, the Company's ability to pay cash to the Holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk
Factors -- Payment Upon Change of Control."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, consummate an Asset Sale unless: (i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of (a) cash or Cash Equivalents or (b) properties and capital assets (including franchises and licenses required to own and operate such properties) to be used in the same lines of business being conducted by the Company or any Subsidiary at such time, or Equity Interests in one or more

Persons which thereby become Wholly Owned Subsidiaries of the Company whose assets consist primarily of such properties and capital assets; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after an Asset Sale, the Company may, at its option, (a) apply such Net Cash Proceeds to repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or (b) commit in writing to apply such Net Cash Proceeds to a Related Business Investment. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce Senior Debt outstanding under the Senior Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of the Notes (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  Special Repurchase Offer

     In the event the Acquisition is not consummated by March 1, 1998, each Holder of the Original Notes has, and each Holder of the Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Special Repurchase Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Special Repurchase Payment"). The Company will mail a notice to each Holder of the Notes no later than March 31, 1998 describing the reasons the Acquisition was not consummated by such date and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Special Repurchase Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any Special Repurchase Offer.

     On the Special Repurchase Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Special Repurchase Offer, (ii) deposit with the Trustee an amount equal to the Special Repurchase Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of the Notes so tendered the Special Repurchase Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any;

provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Special Repurchase Offer on or as soon as practicable after the Special Repurchase Payment Date.

     The Senior Credit Facility specifically permits the Company, without first obtaining any consents or waivers, to make the Special Repurchase Offer and to make the Special Repurchase Payment, whether through the drawing by the Company of committed lines thereunder or otherwise. Additionally, the Company has covenanted with the Holders of the Notes that the Company will exercise or extend, on or before January 15, 1998, its commitment under the Supplemental Credit Facility to have available for drawing an amount equal to 100% of the Special Repurchase Payment in the event all of the Notes were tendered for repurchase.

CERTAIN COVENANTS

  Incurrence of Debt and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to any Debt (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any Subsidiary to issue any shares of preferred stock; provided, however, that if no Default or Event of Default with respect to the Notes shall have occurred and be continuing, or shall occur as a consequence of the incurrence of such Debt, the Company or any Subsidiary may incur Debt (including Acquired Debt), and the Company may issue Disqualified Stock and its Subsidiaries may issue shares of preferred stock if, at the time of such incurrence or issuance and after giving effect to the incurrence of such Debt (and any other Debt incurred since the end of the last full fiscal quarter or fiscal year for which internal financial statements are available and the application of the proceeds thereof), the Debt to Operating Cash Flow Ratio would be less than or equal to 7.00 to 1.0, if such Debt is incurred or such Disqualified Stock or preferred stock is issued on or prior to December 31, 1998, or would be less than or equal to 6.75 to 1.0, if such Debt is incurred or such Disqualified Stock or preferred stock is issued on or prior to December 31, 2000, or would be less than or equal to 6.50 to 1.0, if such Debt is incurred or such Disqualified Stock or preferred stock is issued thereafter; provided that this covenant shall not apply to the incurrence of Debt by the Company so long as all of the proceeds of such Debt are applied to the repurchase of outstanding Notes by the Company pursuant to an offer to purchase Notes pursuant to (x) the provisions of the Indenture described under the first paragraph of "-- Optional Redemption" or "Repurchase at the Option of Holders -- Special Repurchase Offer" or (y) a tender offer made to all Holders of the Notes effected in accordance with all federal and state securities laws, including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable federal or state regulations.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) under Credit Agreements; provided that the aggregate principal amount of all revolving credit Debt outstanding under all Credit Agreements after giving effect to such incurrence, including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (i), does not exceed an amount equal to $100.0 million less the aggregate amount of all Net Cash Proceeds of Asset Sales applied to repay any such Debt pursuant to the covenant described above under the caption "-- Asset Sales";

          (ii) the incurrence by the Company and its Subsidiary of Existing
     Debt;

          (iii) the incurrence by the Company of Debt represented by the Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $3.0 million at any time outstanding;

          (v) the incurrence by the Company or any Subsidiary of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt that was permitted by the Indenture to be incurred;

          (vi) the incurrence by the Company or any Subsidiary of intercompany Debt between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Debt to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding;

          (viii) the guarantee by the Company of Debt of a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (ix) the guarantee by the Company or any of the Guarantors of Debt of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; and

          (x) the incurrence by the Company or any Subsidiary of additional Debt in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (x), not to exceed $5.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Debt for purposes of this covenant.

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any Subsidiary's Equity Interests in their capacity as such (other than dividends or distributions made to the Company or a Wholly Owned Subsidiary of the Company and dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned

Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Debt that is subordinated to the Notes (other than Notes), except a payment of interest or principal at Stated Maturity; (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company, immediately after giving effect to such Restricted Payment, would have been permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under caption
     "-- Incurrence of Debt and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) the difference between (x) 100% of cumulative Consolidated Operating Cash Flow for the period (taken as one accounting period) from the end of the first fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available and (y) 140% of cumulative Consolidated Interest Expense for the period (taken as one accounting period) from the end of the first fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available, plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Debt or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the payment for services rendered by affiliates, in the ordinary course of the Company's business and consistent with past practices, pursuant to the terms of those arrangements currently in effect on the Issue Date (including extensions of such arrangements on terms substantially the same as those in existence on the Issue Date), (vi) for such time that none of the officers of the Company receive direct compensation for services rendered to, for or on behalf of the Company other than as provided under the Management Agreement as currently in effect on the Issue Date (including any extensions of such agreement on terms substantially the same as those in existence on the Issue
Date), the payment of annual fees for management services to NTC not to exceed in any fiscal year 5% of the Company's annual total revenues pursuant to the terms of the

Management Agreement as currently in effect on the Issue Date (including any extensions of such agreement on terms substantially the same as those in existence on the Issue Date); and (vii) the making and consummation of (A) a Asset Sale Offer in accordance with the provisions of the Indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the Notes in accordance with the provisions of the Indenture as in effect on the date of the Indenture.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Debt or Subordinated Debt on any asset or property of the Company or such Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) would have Consolidated Net Worth immediately after giving effect to the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) immediately after giving pro forma effect thereto, would be permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption
"-- Incurrence of Debt and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction taken as a whole is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; (ii) such Affiliate Transaction relates to and is in furtherance of the lines of business the Company was engaged in on the Issue Date or as the Company's business has thereafter evolved in the fields of cable television systems, enhanced video services and advanced telecommunications services, such as Internet access and network data services, and telephony; and
(iii) the Company delivers to the Trustee (A)(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million prior to a Public Equity Offering, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above and that such Affiliate Transaction has been approved by the Board of Directors and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million after the consummation of a Public Equity Offering, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of the Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The provisions described in the foregoing paragraph do not apply to (u) the payment for services rendered by affiliates, in the ordinary course of the Company's business and consistent with past practices, pursuant to the terms of those arrangements currently in effect on the Issue Date (including extensions of such arrangements on terms substantially the same as those in existence on the Issue Date), (v) customary directors' fees, indemnification and similar arrangements with directors and officers, (w) for such time that none of the officers of the Company receive direct compensation for services rendered to, for or on behalf of the Company other than as provided under the Management Agreement as currently in effect on the Issue Date (including any extensions of such agreement on terms substantially the same as those in existence on the Issue Date), the payment of annual fees for management services to NTC not to exceed in any fiscal year 5% of the Company's annual total revenues pursuant to the terms of the Management Agreement as currently in effect on the Issue Date (including any extensions of such agreement on terms substantially the same as those in existence on the Issue Date); (x) any employment agreement entered into by the Company or any Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption " -- Restricted Payments."

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any Subsidiary shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any Subsidiary (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any Subsidiary, (ii) make loans or advances to the Company or any Subsidiary or (iii) transfer any of its properties or assets to the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) existing Debt as in effect on the Issue Date, (b) the Senior Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Issue Date, (c) the Indenture and the Notes,
(d) applicable law, (e) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any Subsidiary as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) Capital Lease Obligations and purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Debt being refinanced.

  Restrictions on Preferred Stock of Subsidiaries

     The Indenture provides that the Company will not permit any Subsidiary to issue any preferred stock (except preferred stock to the Company or a Subsidiary), or permit any Person (other than the Company or a Subsidiary) to own or hold an interest in any preferred stock unless the Company or such Subsidiary would be entitled to incur Debt (other than Permitted Debt) under the Debt to Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Debt and Issuance of Preferred Stock" in the aggregate principal amount equal to the aggregate liquidation value of the preferred stock to be issued.

  Limitation on Incurrence of Senior Subordinated Debt

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate or junior in right of payment to any senior guarantees and senior in any respect in right of payment to the Subsidiary Guarantees.

  Payments for Consent

     The Indenture provides that neither the Company nor any Subsidiary will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish or caused to be furnished promptly to the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Asset Sales," "-- Special Repurchase Offer," "-- Certain Covenants -- Restricted Payments" or "-- Incurrence of Debt and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary) whether such Debt or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Debt prior to its express maturity and the principal amount of any such Debt, together with the principal amount of any other such Debt or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any Subsidiary to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium payable that the Company would have had to pay if the Company then had elected to redeem the Notes on November 15, 2002 pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of the outstanding Notes to receive payments in respect of the principal, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder of the Notes may transfer or exchange Notes in accordance with the Indenture. The Trustee may require a Holder of the Notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of the Notes to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder of the Notes affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of the Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of the Notes.

     Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the caption "-- Repurchase at the Option of Holders" that adversely affect the rights of any Holder of the Notes.

     Notwithstanding the foregoing, without the consent of any Holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Northland Cable Television, Inc., 1201 Third Avenue, Suite 3600, Seattle, Washington 98101, Attention: Vice President and General Counsel.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Subsidiary in any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into the Company or any Subsidiary or (ii) any acquisition by the Company or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any Subsidiary of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) any Person other than a Related Party or any Person owned or controlled, directly or indirectly, by any Related Party (an "Unrelated Person"), together with any Affiliates thereof that are also Unrelated Persons, (A) acquires or acquire (whether through legal or beneficial ownership, by contract or otherwise), directly or indirectly, the right to vote more than 45% of the total voting power of all classes of Voting Stock of the either the Company or NTC or (B) shall have elected, or caused to be elected, a sufficient number of its or their nominees to the Board of Directors of the Company or NTC such that the nominees so elected (regardless of when elected) shall collectively constitute a majority of the Board of Directors of either the Company or NTC; (ii) the first day on which NTC ceases to own a majority of the outstanding Equity Interests of the Company, (iii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iv) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. For purposes of this definition, "Person" includes any "group" as that term is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act, and "beneficial ownership" shall have the meaning provided in Rule 13d-3 under the Exchange Act.

     "Consolidated Interest Expense" means, for any given period and Person, the aggregate of the interest expense in respect of all Debt of such Person and its Subsidiaries for such period, on a consolidated basis, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Consolidated Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period: plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus (iii) Consolidated Interest Expense of such Person and its Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Credit Agreements" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Debt under Credit Agreements outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

     "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense (including any deferred management fees pursuant to the Management Agreement) or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

     "Debt to Operating Cash Flow Ratio" means the ratio of (i) the Total Consolidated Debt as of the date of calculation (the "Determination Date") to
(ii) four times the Pro Forma Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, if the Company or any Subsidiary shall have in any manner (a) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (b) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Debt outstanding under the Senior Credit Facility, (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Debt on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Debt" means up to $1.0 million in aggregate principal amount of Debt of the Company and its Subsidiaries (other than Debt under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

     "Guarantors" means (i) Northland Cable News, Inc., a Washington corporation, and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Agreement" means that certain agreement dated as of August 23, 1994, as the same may from time to time be amended, by and between the Company and NTC, relating to the retention by the Company of NTC as its managing agent in connection with the overall affairs and operations of the Company's systems.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any Subsidiary or the extinguishment of any Debt of such Person or any Subsidiary and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Cash Proceeds" means the aggregate cash proceeds received by the Company or any Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NTC" means Northland Telecommunications Corporation, a Washington corporation and parent company of the Company.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "Pari Passu Debt" means (i) any Debt of the Company that is pari passu in right of payment to the Notes and (ii) with respect to any Guarantee of the Notes, Debt which ranks pari passu in right of payment to such Guarantee.

     "Permitted Investments" means (a) any Related Business Investment; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; and (f) other Investments in any Person (other than NTC or an Affiliate of NTC that is not also a Subsidiary of the Company) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $2.0 million.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

     "Permitted Refinancing Debt" means any Debt of the Company or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any Subsidiary; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Company or by the Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal" means John S. Whetzell.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act.

     "Pro Forma Consolidated Operating Cash Flow" of any Person means for any period the Consolidated Operating Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or acquisition of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Sale or acquisition of assets had taken place on the first day of such period. For purposes of making the computations referred to pursuant to the provisions of the Indenture described under "Certain
Covenants -- Incurrence of Debt and Issuance of Preferred Stock," any Asset Sale or acquisition of assets not in the ordinary course of business made by the Company, including all mergers and acquisitions subsequent to the last full fiscal quarter, shall be calculated on a pro forma basis as if such Asset Sale or acquisition of assets had taken place on the first day of such fiscal quarter.

     "Public Equity Offering" means a public offering of any Equity Interests (other than Disqualified Stock) of (i) the Company or (ii) NTC to the extent the net proceeds thereof are contributed to the Company as a capital contribution, that, in each case, results in the net proceeds to the Company of at least $25.0 million.

     "Related Business Investment" means (i) any capital expenditure or Investment, in each case related to the business of the Company and its Subsidiary as conducted on the Issue Date and as such business may thereafter evolve in the fields of cable television systems, enhanced video services and advanced telecommunications services, such as Internet access and network data services, and telephony; and (ii) any Investment in any other Person primarily engaged in the same business as provided in the foregoing subparagraph (i).

     "Related Party" with respect to the Principal means (A) any controlling shareholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, sharehold-ers, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means that certain Credit Agreement dated November 12, 1997, by and among the Company and The First National Bank of Chicago, as lender and managing agent and the other lenders party thereto, providing for up to $100.0 million of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Senior Debt" means (i) all Debt outstanding under Credit Agreements and all Hedging Obligations with respect thereto, (ii) any other Debt permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Debt of the Company to any Subsidiary or other Affiliate, (y) any trade payables or Capital Lease Obligations or (z) any Debt that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Debt" means any Debt of the Company which is by its terms subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Supplemental Credit Facility" means that certain Senior Credit Facility described in a commitment letter from The First National Bank of Chicago dated October 15, 1997, as lead agent and a lender, to the Company setting forth a commitment for up to $115.0 of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, to which Facility the Company may elect to convert the Senior Credit Facility (in which case, all references in this Offering Memorandum to the "Senior Credit Facility," from and after the date of such election by the Company, shall be deemed to refer to the Supplemental Credit Facility).

     "Total Consolidated Debt" means, as at the date of determination, an amount equal to the aggregate amount of all such Debt and Disqualified Equity Interests of the Company and its Subsidiaries outstanding as of such date of determination.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                       ORIGINAL NOTES REGISTRATION RIGHTS

     Pursuant to a registration rights agreement (the "Registration Rights Agreement"), the Company and the Guarantor have agreed with the Initial Purchasers, for the benefit of the Holders, that the Company and the Guarantors will, at their cost, (i) not later than 75 days after the Issue Date file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Original Notes for new notes of the Company (the "Exchange Notes") having terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and
(ii) use their respective best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will promptly offer the Exchange Notes in exchange for surrender of the Original Notes (the "Registered Exchange Offer"). The Company will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the Original Notes. For each Original Note surrendered to the Company pursuant to the Registered Exchange Offer, the Holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange thereof or, if no interest has been paid on such Note, from the date of its original issue.

     A Holder of Original Notes (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable laws, regulations or interpretations of the staff of the Commission do not permit the Company to effect such a Registered Exchange Offer, or if for any reason the Registered Exchange Offer is not consummated within 180 days after the Issue Date, or if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any Holder of the Notes is not eligible to participate in the Registered Exchange Offer or participates in but does not receive freely tradable (except for prospectus delivery requirements) Exchange Notes in the Registered Exchange Offer, the Company will, at its cost, (i) as promptly as practicable, file a shelf registration statement ("Shelf Registration Statement") covering resales of the Notes or the Exchange Notes, as the case may be, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date; and (iii) keep the Shelf Registration Statement effective until two years after its effective date (or such shorter period that will terminate when all Notes or Exchange Notes, as the case may be, covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) within 75 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) within 150 days after the Issue Date, the Exchange Offer Registration Statement has not been declared effective; (iii) within 180 days after the Issue Date, the Registered Exchange Offer has not been consummated;
(iv) within 180 days after the Issue Date, the Shelf Registration Statement has not been declared effective if a Shelf Registration Statement is required to be filed; or (v) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (v), a "Registration Default"), interest ("Additional Interest") will accrue on the Notes and the Exchange Notes (in addition to the stated interest on the Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.00% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by a beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

Interest

     Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States
Holder: (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code"); and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

Gain on Disposition

     A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or
(ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

Federal Estate Taxes

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

Information Reporting and Backup Withholding

     The Company will, where required, report to the holders of the Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company not its payment agents has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers will certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has not actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds or a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW FINAL REGULATIONS.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The summary is based on current law and certain proposed regulations and is for general information only. Forthcoming legislative, regulatory, judicial or administrative changes or interpretations could affect the federal income tax consequences to holders of Notes. The tax treatment of a holder may vary depending upon whether the holder is a cash-method or accrual-method taxpayer and upon the holder's particular status. For example, certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons may be subject to special rules not discussed below.

EXCHANGE OFFER

     The exchange of Exchange Notes for Original Notes pursuant to the Exchange Offer will not be treated as a taxable exchange for federal income tax purposes because, other than the fact that the Exchange Notes will be registered, the terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes. The holder must continue to include stated interest in income as if the exchange had not occurred.

SALE OR OTHER DISPOSITION OF NOTES

     A holder of a Note will have a tax basis in the Note equal to the holder's purchase price for the Note. A holder of a Note will generally recognize gain or loss on the sale, exchange, redemption or retirement of the Note equal to the difference (if any) between the amount realized from such sale, exchange, redemption or retirement and the holder's basis in the Note. Such gain or loss will generally be long-term capital gain (except to the extent attributable to market discount) or loss if the Note has been held more than one year.

BACKUP WITHHOLDING

     A noncorporate holder of Notes that either (a) is (i) a citizen or resident of the United States, (ii) a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) is not described in the preceding clause (a), but whose income from interest with respect to the Notes or proceeds from the disposition of the Notes is effectively connected with such holder's conduct of a United States trade or business, and that receive interest with respect to the Notes or proceeds from the disposition of the Notes will generally not be subject to backup withholding on such payments or distributions if it certifies, under penalty of perjury, that it has furnished a correct Taxpayer Identification Number ("TIN") and it is not subject to backup withholding either because it has not been notified by the Service that is subject to backup withholding or because the Service has notified it that it is no longer subject to backup withholding. Such certification may be made on an Internal Revenue Service Form W-9 or substantially similar form. However, backup withholding will apply to such a holder if the holder (i) fails to furnish its TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to make such certification. The Company will withhold (at a rate of 31%) all amounts required by law to be withheld from reportable payments made and with respect to the Notes. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service. Holders of the Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE NOTES INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                      ORIGINAL NOTES TRANSFER RESTRICTIONS

     Because the following restrictions will apply to any Original Notes held by holders who do not participate in the Exchange Offer, holders of Original Notes are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Original Notes.

     None of the Original Notes have been registered under the Securities Act and they may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Original Notes were sold only (A) to a limited number of "qualified institutional buyers" (as defined in Rule 144A) ("QIBs") in compliance with Rule 144A, (B) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Accredited Investors") that, prior to their purchase of any Original Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements, and (C) outside the United States to person other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act ("Regulation S"). As used herein, the terms "United States" and "U.S. person" have the meanings given to them in Regulation S.

     Each purchaser of Original Notes has been deemed to have represented and agreed as follows:

          1. It purchased the Original Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is either (A) a QIB, and is aware that the sale to it was made in reliance on Rule 144A, (B) an Accredited Investor, or (C) a foreign purchaser that is outside the United States (or a foreign purchaser that is a dealer or other fiduciary as referred to above).

          2. It acknowledged that the Original Notes (and the related guarantees) have not been registered under the Securities Act and that they may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth below.

          3. It shall not resell or otherwise transfer any of such Original Notes within three years after the original issuance of the Original Notes except (A) to the Company or any of its subsidiaries, (B) inside the United States to a QIB in compliance with Rule 144A, (C) inside the United States to an Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes (the form of which letter can be obtained from the Trustee), (D) outside the United States in compliance with Rule 904 under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act.

          4. It agreed that it will give to each person to whom it transfers the Original Notes notice of any restrictions on transfer of such Original Notes.

          5. It understands that all of the Original Notes bear, and if not exchanged pursuant to the Exchange Offer will continue to bear, a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

             THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR

             TO SUCH TRANSFER FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO

        THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE ACT.

          6. It shall not sell or otherwise transfer such Original Notes to, and each purchaser represented and covenanted that it did not acquire the Original Notes for or on behalf of, and will not transfer the Original Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

             a. to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which, at any time while the Original Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

             b. to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Original Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of
        Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

             c. to the extent such purchase is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (iv) a savings and loan association, the accounts of which are insured by the Federal Savings and Loan Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1,000,000 and, in any case, such investment adviser, bank, insurance company or savings and loan is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Exception 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan and the conditions of Section I of such exemption are otherwise satisfied; or

             d. to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code.

          7. It acknowledged that the Trustee for the Original Notes will not be required to accept for registration of transfer any Original Notes acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with.

          8. It acknowledged that the Company, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agreed that if any of the acknowledgements, representations or agreements deemed to have been made by its purchase of the Original Notes are no longer accurate, it shall promptly notify the Company and the Initial Purchasers. If it acquired the Original Notes as a fiduciary or agent for one or more investor accounts, it represented that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each account.

                              PLAN OF DISTRIBUTION

     Based on interpretation by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Initial Purchasers) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreement, the Company have agreed to permit Participating Broker Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company have agreed that, for a period of 180 days after the Exchange Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concession of any brokers or dealers and will indemnify holders of the Notes (including any brokers-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon on behalf of the Company by Cairncross & Hempelmann, P.S., Seattle, Washington.

                                    EXPERTS

     The audited consolidated financial statements of the Company as of July 31, 1997, December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 and for the seven months ended July 31, 1997, included in this Offering Memorandum to the extent and for the periods in their reports have been audited by Arthur Andersen LLP, independent public accountants and are included herein upon the authority of said firm as experts in giving said reports.

     The financial statements of (i) Aiken II Cable Systems (a component of Robin Cable Systems, L.P.) and (ii) Greenwood Cable System (a component of InterMedia Partners of Carolina, L.P.) as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 included in this Offering Memorandum, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
THE COMPANY:
Northland Cable Television, Inc. and subsidiary
  Report of Independent Public Accountants...........................................     F-2
  Consolidated Balance Sheets as of September 30, 1997 (unaudited) and as of December
     31, 1996 and 1995...............................................................     F-3
  Consolidated Statements of Operations for the nine-month periods ended September
     30, 1997 and 1996 (unaudited) and for the years ended December 31, 1996, 1995
     and 1994........................................................................     F-4
  Consolidated Statements of Changes in Shareholder's Deficit for the nine-month period ended September 30, 1997 (unaudited) and for the years ended December 31,
     1996, 1995 and 1994.............................................................     F-5
  Consolidated Statements of Cash Flows for the nine-month periods ended September
     30, 1997 and 1996 (unaudited) and for the years ended December 31, 1996, 1995
     and 1994........................................................................     F-6
  Notes to Consolidated Financial Statements.........................................     F-7
Northland Cable Television, Inc. and subsidiary
  Report of Independent Public Accountants...........................................    F-17
  Consolidated Balance Sheet as of July 31, 1997.....................................    F-18
  Consolidated Statement of Operations for the seven-month period ended July 31,
     1997............................................................................    F-19
  Consolidated Statement of Changes in Shareholder's Deficit for the seven-month
     period ended July 31, 1997......................................................    F-20
  Consolidated Statement of Cash Flows for the seven-month period ended July 31,
     1997............................................................................    F-21
  Notes to Consolidated Financial Statements.........................................    F-22

ACQUISITION SYSTEMS:
Aiken II Cable Systems (a component of Robin Cable Systems, L.P.)
  Report of Independent Accountants..................................................    F-30
  Balance Sheet as of December 31, 1996 and 1995 and as of September 30, 1997
     (unaudited).....................................................................    F-31
  Statement of Operations for the years ended December 31, 1996, 1995 and 1994 and
     for the nine-month periods ended September 30, 1997 and 1996 (unaudited)........    F-32
  Statement of Changes in Equity for the years ended December 31, 1996, 1995 and 1994
     and for the nine-month period ended September 30, 1997 (unaudited)..............    F-33
  Statement of Cash Flows for the years ended December 31, 1996, 1995 and 1994 and
     for the nine-month periods ended September 30, 1997 and 1996 (unaudited)........    F-34
  Notes to Financial Statements......................................................    F-35
Greenwood Cable System (a component of InterMedia Partners of Carolina, L.P.)
  Report of Independent Accountants..................................................    F-42
  Balance Sheet as of December 31, 1996 and 1995 and as of September 30, 1997
     (unaudited).....................................................................    F-43
  Statement of Operations for the years ended December 31, 1996, 1995 and 1994 and
     for the nine-month periods ended September 30, 1997 and 1996 (unaudited)........    F-44
  Statement of Changes in Equity for the years ended December 31, 1996, 1995 and 1994
     and for the nine-month period ended September 30, 1997 (unaudited)..............    F-45
  Statement of Cash Flows for the years ended December 31, 1996, 1995 and 1994 and
     for the nine-month periods ended September 30, 1997 and 1996 (unaudited)........    F-46
  Notes to Financial Statements......................................................    F-47

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Northland Cable Television, Inc.:

     We have audited the accompanying consolidated balance sheets of Northland Cable Television, Inc. (a Washington corporation and a wholly owned subsidiary of Northland Telecommunications Corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northland Cable Television, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Seattle, Washington,
March 31, 1997

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                DECEMBER 31,
                                                     SEPTEMBER 30,      -----------------------------
                                                          1997              1996             1995
                                                     -------------      ------------      -----------
                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash.............................................   $  1,156,123      $  2,486,237      $   982,295
  Due from limited partnerships....................         26,487            36,129           82,940
  Accounts receivable..............................      1,161,814         1,289,840          906,780
  Prepaid expenses.................................        499,070           273,246          306,968
                                                      ------------      ------------      ------------
         Total current assets......................      2,843,494         4,085,452        2,278,983
                                                      ------------      ------------      ------------
UNSECURED ADVANCES TO PARENT.......................             --         1,003,457        1,003,457
                                                      ------------      ------------      ------------
INVESTMENT IN MANAGED LIMITED PARTNERSHIP..........             --                --            7,778
                                                      ------------      ------------      ------------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property and equipment, at cost..................     67,174,497        61,891,985       55,241,912
  Less -- Accumulated depreciation.................    (27,495,056)      (23,167,487)     (18,444,806)
                                                      ------------      ------------      ------------
                                                        39,679,441        38,724,498       36,797,106
    Franchise agreements (net of accumulated
       amortization of $27,985,880, $23,222,978 and
       $18,334,932, respectively)..................     37,255,505        38,553,555       27,374,524
    Goodwill (net of accumulated amortization of
       $1,830,883, $1,701,050 and $1,527,939,
       respectively)...............................      5,093,550         5,223,383        5,396,494
    Other intangible assets (net of accumulated
       amortization of $1,856,962, $1,196,286 and
       $641,346, respectively).....................      3,556,248         4,008,918        2,896,248
    Fund deposited in escrow for purchase of cable
       television system...........................        690,000                --               --
                                                      ------------      ------------      ------------
                                                        86,274,744        86,510,354       72,464,372
                                                      ------------      ------------      ------------
         Total assets..............................   $ 89,118,238      $ 91,599,263      $75,754,590
                                                      ============      ============      ============
                                LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Accounts payable.................................   $     81,219      $    779,724      $   597,427
  Subscriber prepayments...........................      1,028,998           868,030          680,513
  Other current liabilities........................      4,249,697      3,056,425...        1,906,574
  Due to affiliates................................      1,421,844           407,692          863,477
  Current portion of notes payable.................      7,538,444         5,550,314        3,928,263
                                                      ------------      ------------      ------------
         Total current liabilities.................     14,320,202        10,662,185        7,976,254
NOTES PAYABLE......................................     95,429,971        96,604,418       79,216,648
UNSECURED ADVANCES FROM AFFILIATES.................             --        10,341,650       10,341,650
                                                      ------------      ------------      ------------
         Total liabilities.........................    109,750,173       117,608,253       97,534,552
                                                      ------------      ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDER'S DEFICIT:
  Common stock (par value $1.00 per share,
    authorized 50,000 shares; 10,000 shares issued
    and outstanding) and additional paid-in
    capital........................................     11,560,527         2,222,334        2,222,334
  Accumulated deficit..............................    (32,192,462)      (28,231,324)     (24,002,296)
                                                      ------------      ------------      ------------
         Total shareholder's deficit...............    (20,631,935)      (26,008,990)     (21,779,962)
                                                      ------------      ------------      ------------
         Total liabilities and shareholder's
           deficit.................................   $ 89,118,238      $ 91,599,263      $75,754,590
                                                      ============      ============      ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        NINE-MONTH PERIOD ENDED
                                             SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                       -------------------------   ---------------------------------------
                                          1997          1996          1996          1995          1994
                                       -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)   (UNAUDITED)
SERVICE REVENUES....................   $28,700,196   $23,442,978   $32,560,981   $26,395,398   $15,344,842
                                       -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Cable system operations (including
    $155,647 (unaudited), $203,197
    (unaudited) $284,896, $177,976
    and $111,471, net paid to
    affiliates, respectively).......     8,625,876     6,883,463     9,448,391     7,515,488     4,182,827
  General and administrative
    (including $1,701,082
    (unaudited), $1,452,906
    (unaudited), $1,902,405,
    $1,665,688 and $692,066 paid to
    affiliates, respectively).......     5,331,900     4,230,072     5,955,139     4,709,765     2,782,381
  Management fees paid to
    affiliate.......................     1,432,783     1,169,963     1,625,118     1,320,492       331,602
  Depreciation and amortization.....     9,652,832     7,591,399    10,727,032     9,022,367     5,307,010
                                       -----------   -----------   -----------   -----------   -----------
         Total operating expenses...    25,043,391    19,874,897    27,755,680    22,568,112    12,603,820
                                       -----------   -----------   -----------   -----------   -----------
         Income from operations.....     3,656,805     3,568,081     4,805,301     3,827,286     2,741,022
OTHER INCOME (EXPENSE):
  Interest expense..................    (7,377,783)   (5,884,442)   (8,263,318)   (7,214,737)   (3,225,721)
  Other, net (Note 6)...............      (240,160)     (209,649)     (771,011)     (370,666)      100,184
                                       -----------   -----------   -----------   -----------   -----------
         Loss before provision for
           income taxes.............    (3,961,138)   (2,526,010)   (4,229,028)   (3,758,117)     (384,515)
PROVISION FOR INCOME TAXES..........            --            --            --            --            --
                                       -----------   -----------   -----------   -----------   -----------
NET LOSS............................   $(3,961,138)  $(2,526,010)  $(4,229,028)  $(3,758,117)  $  (384,515)
                                        ==========    ==========    ==========    ==========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT

                                         COMMON STOCK AND
                                        ADDITIONAL PAID-IN
                                             CAPITAL
                                      ----------------------     ACCUMULATED
                                      SHARES       AMOUNT          DEFICIT           TOTAL
                                      -------    -----------     ------------     ------------
BALANCE, December 31, 1993...........  10,000    $ 2,222,334     $(19,859,664)    $(17,637,330)
  Net loss...........................      --             --         (384,515)        (384,515)
                                       ------    -----------     ------------     ------------
BALANCE, December 31, 1994...........  10,000      2,222,334      (20,244,179)     (18,021,845)
  Net loss...........................      --             --       (3,758,117)      (3,758,117)
                                       ------    -----------     ------------     ------------
BALANCE, December 31, 1995...........  10,000      2,222,334      (24,002,296)     (21,779,962)
  Net loss...........................      --             --       (4,229,028)      (4,229,028)
                                       ------    -----------     ------------     ------------
BALANCE, December 31, 1996...........  10,000      2,222,334      (28,231,324)     (26,008,990)
  Net loss (unaudited)...............      --             --       (3,961,138)      (3,961,138)
  Capital contribution (unaudited)...      --      9,338,193               --        9,338,193
                                       ------    -----------     ------------     ------------
BALANCE, September 30, 1997
  (unaudited)........................  10,000    $11,560,527     $(32,192,462)    $(20,631,935)
                                       ======    ===========     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         NINE-MONTH PERIOD ENDED
                                              SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                       ----------------------------     -------------------------------------------
                                           1997            1996            1996            1995            1994
                                       ------------     -----------     -----------     -----------     -----------
                                       (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................  $ (3,961,138)    $(2,526,010)    $(4,229,028)    $(3,758,117)    $  (384,515)
  Adjustments to reconcile net loss
    to net cash provided by operating
    activities --
      Depreciation and
         amortization................     9,907,077       7,747,093      10,967,474       9,224,474       5,373,480
      Other..........................       (72,177)        (51,831)        320,513          79,295         153,083
      Decrease (increase) in
         operating assets:
         Due from limited
           partnerships..............        15,195          69,642         116,164         (57,956)         12,641
         Accounts receivable.........       128,026         (61,460)       (383,060)       (302,663)       (108,056)
         Prepaid expenses............      (225,824)       (144,912)         33,722         (62,597)        (94,231)
      (Decrease) increase in
         operating liabilities:
         Accounts payable............      (246,561)       (443,606)       (120,904)        328,781         (41,897)
         Subscriber prepayments......       160,968         125,249         187,517          98,394         269,268
         Other current liabilities...     1,193,272         168,243       1,149,851           1,231         643,484
                                       ------------     -----------     ------------    ------------    ------------
         Net cash provided by
           operating activities......     6,898,838       4,882,408       8,042,249       5,550,842       5,823,257
                                       ------------     -----------     ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems.......    (6,203,141)       (637,737)    (22,180,347)    (21,717,081)    (26,362,691)
  Investment in cable television
    properties.......................    (3,230,270)     (2,023,538)     (2,843,391)     (2,731,117)     (1,824,681)
  Funds deposited in escrow for
    purchase of cable television
    system...........................      (690,000)             --              --              --              --
  Insurance proceeds.................        72,177         100,000         372,280              --              --
  Franchise fees and other
    intangibles......................            --        (103,387)       (183,211)        (41,279)        (11,785)
  Other..............................            --              --           4,350           9,582           4,727
                                       ------------     -----------     ------------    ------------    ------------
         Net cash used in investing
           activities................   (10,051,234)     (2,664,662)    (24,830,319)    (24,479,895)    (28,194,430)
                                       ------------     -----------     ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable........     5,000,000              --      21,995,000      19,655,298      65,500,000
  Principal payments on notes
    payable..........................    (4,186,317)     (2,582,673)     (2,589,354)     (2,437,231)    (38,696,796)
  Loan fees..........................            --         (50,000)     (1,063,118)        (55,573)     (1,811,295)
  Advances from (payments to)
    affiliates.......................     1,008,599          50,406         (50,516)        201,358      (1,116,682)
                                       ------------     -----------     ------------    ------------    ------------
    Net cash provided by (used in)
      financing activities...........     1,822,282      (2,582,267)     18,292,012      17,363,852      23,875,227
                                       ------------     -----------     ------------    ------------    ------------
(DECREASE) INCREASE IN CASH..........    (1,330,114)       (364,521)      1,503,942      (1,565,201)      1,504,054
CASH, beginning of year..............     2,486,237         982,295         982,295       2,547,496       1,043,442
                                       ------------     -----------     ------------    ------------    ------------
CASH, end of period..................  $  1,156,123     $   617,774     $ 2,486,237     $   982,295     $ 2,547,496
                                       ============     ===========     ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
    interest.........................  $  6,986,059     $ 5,845,741     $ 7,673,330     $ 7,360,315     $ 2,986,799
                                       ============     ===========     ============    ============    ============
  Cash paid (received) during the
    period for state income taxes....  $     10,601     $    23,745     $    21,592     $     5,610     $   (19,443)
                                       ============     ===========     ============    ============    ============

 The accompanying notes are an integral part of these consolidated statements.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

FORMATION AND BUSINESS

     Northland Cable Television, Inc. (NCTV), a Washington corporation, was formed to own and operate cable television systems. As of September 30, 1997, NCTV had 65 nonexclusive franchises to operate cable television systems. These franchises expire at various dates through 2020.

     Northland Cable News, Inc. (NCN), a Washington corporation which was formed to develop and distribute programming to certain of the Company's affiliated entities, is a wholly owned subsidiary of NCTV. NCTV and NCN are collectively referred to as the Company.

RELATED COMPANIES

     The Company and its affiliates, Northland Communications Corporation and subsidiary (NCC); Northland Cable Services Corporation and subsidiaries (NCSC); and Northland Media, Inc. and subsidiary (NMI) are wholly owned subsidiaries of Northland Telecommunications Corporation (NTC or Parent). NCC is the managing general partner of six limited partnerships, which own and operate cable television systems. Additionally, NCC owns and operates cable systems through Northland Cable Properties, Inc. (NCP, Inc.), its wholly owned subsidiary. NCSC is the parent company for Cable Television Billing, Inc. (CTB) and Cable Ad-Concepts, Inc. (CAC). CTB provides billing services to cable systems owned by managed limited partnerships of NCC and wholly owned systems of the Company and NCC. CAC develops and produces video commercial advertisements to be cablecast on Northland affiliated cable systems. NMI was formed as a holding company to own certain noncable related assets.

BASIS OF INTERIM FINANCIAL STATEMENT PRESENTATION

     The financial statements as of and for the nine-month periods ended September 30, 1997 and September 30, 1996 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto.

     The financial information included herein reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the results of interim periods. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation -- The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, NCN. Significant intercompany accounts and transactions have been eliminated. The Company merged Cal-Nor Cableview, Inc., a former subsidiary, into the Company during 1994.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     Acquisition of Cable Television Systems -- Cable television system acquisitions are accounted for as purchase transactions and their cost is allocated to the estimated fair market value of net tangible assets acquired and to the franchise and other determinable intangible costs. Any excess is allocated to goodwill.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     Property and Equipment -- Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided using the straight-line method over the following estimated service lives:

            Buildings...............................................    20 years
            Distribution plant......................................    10 years
            Other equipment and leasehold improvements..............  5-20 years

     The Company periodically reviews the carrying value of its long-lived assets, including property, equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized.

     Intangible Assets -- Costs assigned to goodwill, franchise agreements and loan fees and other intangible assets are amortized using the straight-line method over the following estimated useful lives:

            Goodwill...............................................     40 years
            Franchise agreements...................................  10-20 years
            Loan fees and other intangible assets..................   1-10 years

     Revenue Recognition -- Cable television service revenue is recognized in the month service is provided to customers. Advance payments on cable services to be rendered are recorded as subscriber prepayments. Revenue from management services provided to Clemson-Seneca during 1995 and 1994 was recorded on the accrual method in the month service was provided. License fee revenue is recognized in the period service is provided.

     Estimates Used in Financial Statement Presentation -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. TRANSACTIONS WITH MANAGED LIMITED PARTNERSHIP AND OTHER RELATED PARTIES:

     Management Fees -- Prior to the acquisition of the assets of Clemson-Seneca (see Note 9), the Company received a fee for its services equal to 6.75% of Clemson-Seneca's gross revenues, excluding revenues from the sale of cable television systems or franchises.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     In August 1994, NCTV began paying management fees to NTC equal to 5% of NCTV's gross revenues, excluding revenues from the sale of cable television systems or franchises. The Company paid $1,625,118, $1,320,492 and $331,603 to NTC in 1996, 1995 and 1994, respectively.

     Program License Fees -- In July 1994, NCN began receiving monthly program license fees from affiliated entities for programming produced by NCN. Total license fees earned from affiliates during 1996, 1995 and 1994 were $619,466, $602,263 and $342,462, respectively.

     Unsecured Advances to Parent and Advances from Affiliates -- The Company's advances from affiliates are intended to be repaid through future cash flow generated by the Company. Under the terms of an intercompany borrowing arrangement, the Company had agreed to repay all outstanding advances due to affiliates by December 31, 2002; effective June 30, 1997, the Company received a non-cash capital contribution of $9,338,193 from NTC which replaced the net unsecured advances that had previously been owed to NTC and other affiliates of the Company.

     Reimbursements -- NTC provides or causes to be provided certain centralized services to the Company and other affiliated entities. NTC is entitled to reimbursement from the Company for various expenses incurred by it or its affiliates on behalf of the Company allocable to its management of the Company, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance. NTC has historically assigned its reimbursement rights to NCC.

     The amounts billed to the Company are based on costs incurred by affiliates in rendering the services. The costs of certain services are charged directly to the Company, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Company and affiliates based upon relative size and revenue. Amounts charged for these services were $1,670,409, $1,425,316 and $622,486 for 1996, 1995 and 1994, respectively.

     In 1996, 1995 and 1994, the Company was charged billing service fees by CTB of $231,756, $175,632 and $105,779, respectively. CAC billed the Company $196,491, $161,627 and $33,790, respectively, for advertising services in 1996, 1995 and 1994.

     The Company has operating management agreements with limited partnerships managed by NCC. Under the terms of these agreements, the Company or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, administrative and programming expenses. The Company paid $84,151, $65,921 and $25,087, net, under the terms of these agreements during 1996, 1995 and 1994, respectively.

     Accumulated Deficit in Managed Limited Partnership -- NCTV was a general partner in Clemson-Seneca, which owned and operated a cable television system. During 1995, NCTV purchased the assets of Clemson-Seneca. All items of income, loss, deduction and credit generated by this limited partnership were allocated 99% to the limited partners and 1% to NCTV as managing general partner until the limited partners had received aggregate cash distributions in an amount equal to aggregate capital contributions. Thereafter, the general partners received 25% and the limited partners were allocated 75% of partnership income, losses and distributions. Distributions from the sale of the system have been determined according to its partnership agreement.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

 3. PROPERTY AND EQUIPMENT:

                                                                DECEMBER 31,
                                      SEPTEMBER 30,     -----------------------------
                                          1997              1996             1995
                                      -------------     ------------     ------------
                                       (UNAUDITED)
          Land and buildings......    $   2,053,834     $  1,803,610     $  1,935,828
          Distribution plant......       60,753,567       56,471,372       50,293,667
          Other equipment.........        3,637,927        3,360,770        2,940,600
          Leasehold
            improvements..........           39,805           39,805           38,451
          Construction-in-
            progress..............          689,364          216,428           33,366
                                       ------------     ------------     ------------
                                      $  67,174,497     $ 61,891,985     $ 55,241,912
            Less: Accumulated
               Depreciation.......      (27,495,056)     (23,167,487)     (18,444,806)
                                       ------------     ------------     ------------
                                      $  39,679,441     $ 38,724,498     $ 36,797,106
                                       ============     ============     ============

 4. OTHER CURRENT LIABILITIES:

                                                                   DECEMBER 31,
                                           SEPTEMBER 30,     -------------------------
                                               1997             1996           1995
                                           -------------     ----------     ----------
                                            (UNAUDITED)
          Programmer license fees......     $ 1,363,486      $1,000,147     $  455,348
          Accrued franchise fees.......         607,868         647,619        548,503
          Accrued interest.............         702,783         565,704        222,908
          Other........................       1,575,560         842,955        679,815
                                             ----------      ----------     ----------
                                            $ 4,249,697      $3,056,425     $1,906,574
                                             ==========      ==========     ==========

 5. NOTES PAYABLE:

                                        SEPTEMBER               DECEMBER 31,
                                           30,          ----------------------------
                                           1997             1996            1995
                                       ------------     ------------     -----------
                                       (UNAUDITED)
          Revolving credit and term
            loan...................    $102,821,769     $101,999,998     $82,569,998
          Other....................         146,646          154,734         574,913
                                       ------------     ------------     -----------
                                       $102,968,415     $102,154,732     $83,144,911
                                       ============     ============     ===========

     The revolving credit and term loan is collateralized by a first lien position on all present and future assets and stock of the Company. Interest rates vary based on certain financial covenants; 8.91% as of October 22, 1997 (weighted average). Graduated principal and interest payments are due quarterly until maturity on September 30, 2004.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     Annual maturities of notes payable are as follows:

               1997 (October 1 through December 31)...........    $  1,363,996
               1998...........................................       8,232,650
               1999...........................................       9,900,000
               2000...........................................      12,600,000
               2001...........................................      15,300,000
               2002...........................................      23,000,000
               Thereafter.....................................      32,571,769
                                                                  ------------
                                                                   102,968,415
               Less -- Current portion........................      (7,538,444)
                                                                  ------------
                                                                  $ 95,429,971
                                                                  ============

     Under the revolving credit and term loan agreement, the Company has agreed to restrictive covenants which require the maintenance of certain ratios, including a Pro Forma Debt Service Ratio of 1.15 to 1 and a Leverage Ratio of
5.50 to 1 as of September 30, 1997, among other restrictions. The Company submits quarterly debt compliance reports to its creditor under this arrangement.

     The Company has entered into interest-rate swap agreements to reduce the impact of changes in interest rates. At December 31, 1996, the Company had seven interest-rate swap agreements with its bank, having a notional principal amount outstanding of $85,715,000. These agreements effectively change the Company's interest rate exposure on the swapped portion of the loan to a fixed rate of 6.24% (weighted average), plus an applicable margin based on certain financial covenants (the margin at December 31, 1996, was 2.75%). The maturity date, the fixed interest rate and the notional amount of each swap are as follows:

                          MATURITY DATE                     FIXED RATE       AMOUNT
        --------------------------------------------------  ----------     -----------
        June 12, 1997.....................................     5.63%       $13,500,000
        June 30, 1997.....................................     5.97%        12,900,000
        August 23, 1997...................................     6.65%        25,115,000
        September 30, 1997................................     6.00%         4,200,000
        October 15, 1997..................................     6.15%        21,000,000
        March 9, 1998.....................................     7.25%         5,500,000
        November 6, 1998..................................     5.89%         3,500,000
                                                                           -----------
                                                                           $85,715,000
                                                                           ===========

     At December 31, 1996, the Company would have been required to pay approximately $410,000 to settle these agreements based on fair value estimates received from financial institutions. The carrying value of the Company's notes payable approximate fair value due to their variable interest rate nature.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

 6.  OTHER, NET:

     Other, net in other income (expense) in the consolidated statements of operations consists of:

                                  NINE-MONTH PERIOD ENDED
                                       SEPTEMBER 30,            FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------
                                    1997          1996          1996          1995         1994
                                 -----------   -----------   -----------   -----------   ---------
                                 (UNAUDITED)   (UNAUDITED)
NORTHLAND CABLE NEWS
PROGRAMMING OPERATIONS:
  License fees from
     affiliates................   $  559,026    $  462,366   $   619,466   $   602,263   $ 342,462
  Operating expenses...........     (870,651)     (776,299)   (1,051,556)   (1,026,501)   (296,778)
                                   ---------     ---------   -----------   -----------   ---------
     Income (loss) from
       Programming Operations..     (311,625)     (313,933)     (432,090)     (424,238)     45,684
MANAGEMENT OPERATIONS:
  Management fees from
     affiliate.................           --            --            --       120,618     226,043
  General and administrative
     expense...................           --            --            --       (27,683)    (45,872)
GAIN (LOSS) ON DISPOSAL OF
  ASSETS.......................       72,177        51,831      (365,614)      (80,045)    (23,876)
INTEREST INCOME................       17,038        36,225        54,331        65,158      33,038
OTHER..........................      (17,750)       16,228       (27,638)      (24,476)   (134,833)
                                   ---------     ---------   -----------   -----------   ---------
                                  $ (240,160)   $ (209,649)  $  (771,011)  $  (370,666)  $ 100,184
                                   =========     =========   ===========   ===========   =========

 7. INCOME TAXES:

     The operations of the Company and its affiliates are included for federal income tax purposes in a consolidated federal income tax return filed by NTC. For financial reporting purposes, the provision (benefit) for income taxes is computed as if the Company filed a separate federal income tax return utilizing the tax rate applicable to NTC on a consolidated basis.

     Deferred income taxes are determined on the asset and liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The asset and liability method requires the recognition of deferred income taxes for the expected future tax consequences of temporary differences between the carrying amounts on the financial statements and the tax bases of assets and liabilities.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     The primary components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                         SEPTEMBER 30,    ---------------------------
                                             1997            1996            1995
                                         -------------    -----------     -----------
                                          (UNAUDITED)
        Deferred tax assets:
          Net operating loss
             carryforward................ $12,410,000     $11,035,000     $ 8,762,000
          Valuation allowance............  (8,123,000)     (6,686,000)     (5,230,000)
                                          -----------     -----------     -----------
                                            4,287,000       4,349,000       3,532,000
        Deferred tax liabilities:
          Property and equipment.........   4,287,000       4,349,000       3,532,000
                                          -----------     -----------     -----------
                                          $        --     $        --     $        --
                                          ===========     ===========     ===========

     The federal income tax net operating loss carryforward of approximately $36,500,000 (unaudited) as of September 30, 1997 expires beginning in the years 2003 through 2012. Management believes that the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets due to the recurring operating losses being incurred by the Company. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company. The change in the valuation allowance was $1,437,000 (unaudited) for the nine-month period ended September 30, 1997 and $1,456,000, $1,250,000 and $185,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The difference between the statutory tax rate of approximately 40% (34% federal and 6% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax asset.

 8. COMMITMENTS AND CONTINGENCIES:

     Lease Arrangements -- The Company leases certain tower sites, office facilities and pole attachments under leases accounted for as operating leases. Rental expense (including month-to-month leases) was $439,261, $434,101 and $214,401 in 1996, 1995 and 1994, respectively. Minimum lease payments to the end of the lease terms are as follows:

            1997 (October 1 through December 31).....................  $ 18,352
            1998.....................................................    51,455
            1999.....................................................    36,209
            2000.....................................................    19,299
            2001.....................................................    17,571
            2002.....................................................    15,997
            Thereafter...............................................    79,299
                                                                       --------
                                                                       $238,182
                                                                       ========

EFFECTS OF REGULATION:

     On February 8, 1996, the Telecommunications Act of 1996 (the 1996 Act) was enacted. This act dramatically changed federal telecommunications laws and the future competitiveness of the

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

industry. Many of the changes called for by the 1996 Act will not take effect until the Federal Communications Commission (FCC) issues new regulations which, in some cases, may not be completed for a few years. Because of this, the full impact of the 1996 Act on NCTV's operations cannot be determined at this time. A summary of the provisions affecting the cable television industry, more specifically those affecting NCTV's operations, follows.

     Cable Programming Service Tier Regulation -- FCC regulation of rates for cable programming service tiers has been eliminated for small cable systems owned by small companies. Small cable systems are those having 50,000 or fewer subscribers which are owned by companies with fewer than 1% of national cable subscribers (approximately 600,000). NCTV qualifies as a small cable company and all of the Company's cable systems qualify as small cable systems. Basic tier rates remain subject to regulations by the local franchising authority under most circumstances until effective competition exists. The 1996 Act expands the definition of effective competition to include the offering of video programming services directly to subscribers in a franchised area served by a local telephone exchange carrier, its affiliates or any multichannel video programming distributor which uses the facilities of the local exchange carrier. The FCC has not yet determined the penetration criteria that will trigger the presence of effective competition under these circumstances.

     Telephone Companies -- The 1996 Act allows telephone companies to offer video programming services directly to customers in their service areas immediately upon enactment. They may provide video programming as a cable operator fully subject to any provision of the 1996 Act; a radio-based multichannel programming distributor not subject to any provisions of the 1996 Act; or through nonfranchised "open video systems" offering nondiscriminatory capacity to unaffiliated programmers, subject to select provisions of the 1996 Act. Although management's opinion is that the probability of competition from telephone companies in rural areas is unlikely in the near future, there are no assurances that such competition will not materialize. The 1996 Act encompasses many other aspects of providing cable television service including prices for equipment, discounting rates to multiple dwelling units, lifting of anti-trafficking restrictions, cable-telephone cross ownership provisions, pole attachment rate formulas, rate uniformity, program access, scrambling and censoring of Public Educational and Governmental and leased access channels.

     Self-Insurance:

     The Company began self-insuring for aerial and underground plant in 1996. NCTV makes monthly contributions into an insurance fund maintained by NTC which covers all Northland entities and would defray a portion of any loss should the Company be faced with a significant uninsured loss. To the extent the Company's losses exceed the fund's balance, the Company would absorb any such loss.

 9. ACQUISITION OF SYSTEMS:

     On October 11, 1996, the Company acquired substantially all of the operating assets and franchise rights of cable systems serving approximately 12,500 basic subscribers in or around the communities of Moses Lake, Othello, Ephrata and certain unincorporated areas of Grant and Adams counties, all in the state of Washington from Marcus Cable Associates, L.P. (Marcus). The purchase price of the system was $21,031,760, which Marcus received at closing.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     During 1995, the Company purchased the assets of Clemson-Seneca and the operating assets of cable television systems in Oconee County, South Carolina; Madera County, California; and communities in and around Mexia, Texas, adding approximately 15,000 basic subscribers.

     The aggregate purchase price of the assets was approximately $21,600,000. As of December 31, 1995, the Company had paid approximately $20,582,000 of the aggregate purchase price through borrowings under its revolving credit and term loan and cash on hand. As of December 31, 1995, $870,447 remained payable under the holdback provisions of the respective purchase agreements, which reflect reductions for certain postclosing adjustments. At December 31, 1995, $474,622 of this amount was included in due to limited partnership on the consolidated balance sheet. During 1996, the amount outstanding pursuant to the holdback provisions of the purchase agreement was paid.

     Pro forma operating results of the Company for 1996 and 1995, assuming the acquisitions described above had been made at the beginning of 1995, follow:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                        1996            1995
                                                     -----------     -----------
                                                     (UNAUDITED)     (UNAUDITED)
            Service revenues.......................  $36,275,438     $34,185,193
                                                     -----------     -----------
            Net loss...............................  $(5,986,181)    $(7,379,377)
                                                     ===========     ===========

     During 1994, the Company purchased the assets of three partnerships which were managed by NCC, an affiliate of the Company, adding approximately 24,000 basic subscribers, or an increase of 59%. The aggregate purchase price of the partnerships was $30,100,000. As of December 31, 1994, the Company had paid approximately $26,400,000 of the aggregate purchase price through borrowings under its term loan, had outstanding approximately $900,000 of amounts to be paid under the holdback provisions of the purchase agreements and had an outstanding payable to an affiliate of approximately $2,800,000. For purposes of the consolidated statement of cash flows, amounts due under the holdback and amounts due to the Company's affiliate have been treated as noncash transactions. During 1995, the amounts outstanding pursuant to the holdback provisions of the purchase agreements were paid.

10. TRANSACTIONS FROM DECEMBER 31, 1996 TO SEPTEMBER 30, 1997 (UNAUDITED):

     On January 31, 1997, the Company acquired substantially all of the operating assets and franchise rights of the cable television system in and around the community of Waterwood, Texas. This system serves approximately 400 basic subscribers. The total purchase price was approximately $580,000.

     On March 31, 1997, the Company acquired substantially all operating assets and franchise rights of the cable television systems in or around the communities of Marlin, Madisonville and Buffalo, Texas. These systems serve approximately 3,600 subscribers. The total purchase price was approximately $5,269,000 of which approximately $5,019,000 was paid on the closing date. The balance of $250,000 was deposited into an escrow account which will be released to the seller, net of any purchase price adjustments. The acquisition was financed by borrowings under the Company's term-loan facility.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
              ----------------------------------------------------
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)

     In April 1997, the Company acquired substantially all of the operating assets and franchise rights of the cable television system serving approximately 300 basic subscribers in Oconee County, South Carolina. The aggregate purchase price of the assets was $370,000. As of September 1997, the Company owed approximately $8,000 under the holdback provision of the purchase agreement.

     Pro forma operating results of the Company for the nine-month period ended September 1997, assuming the acquisitions described above had been made at the beginning of 1997, would not be materially different than reported results.

11. EVENT SUBSEQUENT TO SEPTEMBER 30, 1997 (UNAUDITED):

     In October 1997, the Company executed a definitive agreement to acquire six cable television systems for an aggregate purchase price of $69,975,000. The systems are located in South Carolina and serve approximately 35,300 basic subscribers. The Company privately placed $100 million of senior subordinated notes and renegotiated the terms of its bank credit facility to provide up to $115 million of borrowing capacity, subject to certain borrowing conditions. Management intends that proceeds from the notes and initial bank borrowings of approximately $76 million will be utilized to fund the acquisitions, repay amounts outstanding under the existing bank credit facility and pay transaction costs. The unused capacity under the renegotiated bank credit facility will be utilized for future acquisitions and working capital.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Northland Cable Television, Inc.:

     We have audited the accompanying consolidated balance sheet of Northland Cable Television, Inc. (a Washington corporation and a wholly owned subsidiary of Northland Telecommunications Corporation) and subsidiary as of July 31, 1997, and the related consolidated statements of operations, changes in shareholder's deficit and cash flows for the seven-month period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northland Cable Television, Inc. and subsidiary as of July 31, 1997, and the results of their operations and their cash flows for the seven-month period ended July 31, 1997, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Seattle, Washington,
September 29, 1997

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                                 JULY 31, 1997

                                     ASSETS

CURRENT ASSETS:
  Cash.......................................................................   $  1,887,808
  Due from limited partnerships..............................................         68,356
  Accounts receivable........................................................      1,033,593
  Prepaid expenses...........................................................        455,218
                                                                                ------------
          Total current assets...............................................      3,444,975
                                                                                ------------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property and equipment, at cost............................................     66,647,343
  Less -- Accumulated depreciation...........................................    (26,518,444)
                                                                                ------------
                                                                                  40,128,899
  Franchise agreements (net of accumulated amortization of $26,954,988)......     38,286,397
  Goodwill (net of accumulated amortization of $1,802,032)...................      5,122,401
  Loan fees and other intangible assets (net of accumulated amortization of
     $1,704,664).............................................................      3,702,969
                                                                                ------------
                                                                                  87,240,666
                                                                                ------------
          Total assets.......................................................   $ 90,685,641
                                                                                ============
LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Accounts payable...........................................................   $    113,489
  Subscriber prepayments.....................................................      1,127,190
  Other current liabilities..................................................      4,028,735
  Due to affiliates..........................................................        969,224
  Current portion of notes payable...........................................      6,834,351
                                                                                ------------
          Total current liabilities..........................................     13,072,989
NOTES PAYABLE................................................................     97,488,094
                                                                                ------------
          Total liabilities..................................................    110,561,083
                                                                                ------------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDER'S DEFICIT:
  Common stock (par value $1.00 per share, authorized 50,000 shares; 10,000
     shares issued and outstanding) and additional paid-in capital...........     11,560,527
  Accumulated deficit........................................................    (31,435,969)
                                                                                ------------
          Total shareholder's deficit........................................    (19,875,442)
                                                                                ------------
          Total liabilities and shareholder's deficit........................   $ 90,685,641
                                                                                ============

The accompanying notes are an integral part of this consolidated balance sheet.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1997

SERVICE REVENUES..............................................................  $22,056,434
                                                                                -----------
OPERATING EXPENSES:
  Operating (including $143,358, net paid to affiliates)......................    6,628,385
  General and administrative (including $1,279,674, paid to affiliates).......    4,141,012
  Management fees paid to affiliate...........................................    1,101,085
  Depreciation and amortization...............................................    7,520,495
                                                                                -----------
          Total operating expenses............................................   19,390,977
                                                                                -----------
          Income from operations..............................................    2,665,457
OTHER EXPENSE:
  Interest expense............................................................   (5,697,240)
  Other, net (Note 6).........................................................     (172,862)
                                                                                -----------
          Loss before provision for income taxes..............................   (3,204,645)
PROVISION FOR INCOME TAXES....................................................           --
                                                                                -----------
NET LOSS......................................................................  $(3,204,645)
                                                                                ===========

  The accompanying notes are an integral part of this consolidated statement.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT
                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1997

                                              COMMON STOCK AND
                                             ADDITIONAL PAID-IN
                                                  CAPITAL
                                            --------------------   ACCUMULATED
                                            SHARES     AMOUNT        DEFICIT         TOTAL
                                            ------   -----------   ------------   ------------
BALANCE, December 31, 1996................  10,000   $ 2,222,334   $(28,231,324)  $(26,008,990)
  Net loss................................      --            --     (3,204,645)    (3,204,645)
  Capital contribution....................      --     9,338,193             --      9,338,193
                                            ------   -----------   ------------   ------------
BALANCE, July 31, 1997....................  10,000   $11,560,527   $(31,435,969)  $(19,875,442)
                                            ======   ===========   ============   ============

  The accompanying notes are an integral part of this consolidated statement.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................  $(3,204,645)
  Adjustments to reconcile net loss to net cash provided by operating activities-
     Depreciation and amortization............................................    7,718,241
     Other....................................................................       (1,559)
     (Increase) decrease in operating assets:
       Due from limited partnerships..........................................       40,619
       Accounts receivable....................................................      256,247
       Prepaid expenses.......................................................     (181,972)
     Increase (decrease) in operating liabilities:
       Accounts payable.......................................................     (214,291)
       Subscriber prepayments.................................................      259,160
       Other current liabilities..............................................      972,310
                                                                                -----------
          Net cash provided by operating activities...........................    5,644,110
                                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems................................................   (6,203,141)
  Investment in cable television properties...................................   (2,685,729)
  Other.......................................................................      (24,717)
                                                                                -----------
          Net cash used in investing activities...............................   (8,913,587)
                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.................................................    5,000,000
  Principal payments on notes payable.........................................   (2,839,646)
  Advances from affiliates....................................................      510,694
                                                                                -----------
          Net cash provided by financing activities...........................    2,671,048
                                                                                -----------
NET DECREASE IN CASH..........................................................     (598,429)
CASH, beginning of year.......................................................    2,486,237
                                                                                -----------
CASH, end of period...........................................................  $ 1,887,808
                                                                                ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the period for interest.................................  $ 5,221,108
                                                                                ===========
     Cash paid during the period for state income taxes.......................  $     6,010
                                                                                ===========

  The accompanying notes are an integral part of this consolidated statement.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1997

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

FORMATION AND BUSINESS

     Northland Cable Television, Inc. (NCTV), a Washington corporation, was formed to own and operate cable television systems. As of July 31, 1997, NCTV had 65 nonexclusive franchises to operate cable television systems. These franchises expire at various dates through 2020.

     In 1997, the Madera County, California and Anderson County, South Carolina franchises expired. Less than 1% of NCTV's basic subscribers are in these franchise areas at July 31, 1997. The Company has undertaken the franchise renewal process in accordance with the Telecommunications Act of 1996 (the 1996
Act) and expects that these franchises will be renewed; however, there are no assurances that the franchises will be renewed.

     During fourth quarter 1997, the franchises for Adams county and Soap Lake, Washington are due to expire. Approximately 1% of NCTV's basic subscribers at July 31, 1997, are in these franchise areas. NCTV has undertaken the franchise renewal process in accordance with the 1996 Act and expects that the franchise will be renewed; however, there are no assurances that the franchises will be renewed.

     Northland Cable News, Inc. (NCN), a Washington corporation which was formed to develop and distribute programming to certain of the Company's affiliated entities, is a wholly owned subsidiary of NCTV. NCTV and NCN are collectively referred to as the Company.

     The Company and its affiliates, Northland Communications Corporation and subsidiary (NCC); Northland Cable Services Corporation and subsidiaries (NCSC); and Northland Media, Inc. and subsidiary (NMI) are wholly owned subsidiaries of Northland Telecommunications Corporation (NTC or Parent). NCC is the managing general partner of six limited partnerships, which own and operate cable television systems. Additionally, NCC owns and operates cable systems through Northland Cable Properties, Inc. (NCP, Inc.), its wholly owned subsidiary. NCSC is the parent company for Cable Television Billing, Inc. (CTB) and Cable Ad-Concepts, Inc. (CAC). CTB provides billing services to cable systems owned by managed limited partnerships of NCC and wholly owned systems of the Company and NCC. CAC develops and produces video commercial advertisements to be cablecast on Northland affiliated cable systems. NMI was formed as a holding company to own certain noncable related assets.

     These financial statements are presented for purposes of complying with the Securities and Exchange Commission's rules and regulations relating to the acquisition of significant businesses. On October 11, 1996, the Company acquired substantially all of the operating assets and franchise rights of cable systems in or around the communities of Moses Lake, Othello, Ephrata and certain unincorporated areas of Grant and Adams County, all in the state of Washington. See Note 9.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation -- The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, NCN. Significant intercompany accounts and transactions have been eliminated.

     Acquisition of Cable Television Systems -- Cable television system acquisitions are accounted for as purchase transactions and their cost is allocated to the estimated fair market value of net

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

tangible assets acquired and to the franchise agreements and other determinable intangible costs. Any excess is allocated to goodwill.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     Property and Equipment -- Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided using the straight-line method over the following estimated service lives:

            Buildings.............................................       20 years
            Distribution plant....................................       10 years
            Other equipment and leasehold improvements............   5 - 20 years

     The Company periodically reviews the carrying value of its long-lived assets, including property, equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized.

     Intangible Assets -- Costs assigned to franchise agreements, goodwill and organization costs and other intangible assets are amortized using the straight-line method over the following estimated useful lives:

            Goodwill.............................................        40 years
            Franchise agreements.................................   10 - 20 years
            Loan fees and other intangible assets................    1 - 10 years

     Revenue Recognition -- Cable television service revenue is recognized in the month service is provided to customers. Advance payments on cable services to be rendered are recorded as subscriber prepayments. License fee revenue and production revenue are recognized in the period service is provided.

     Estimates Used in Financial Statement Presentation -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. TRANSACTIONS WITH MANAGED LIMITED PARTNERSHIP AND OTHER RELATED PARTIES:

     Management Fees -- In August 1994, NCTV began paying management fees to NTC equal to 5% of NCTV's gross revenues, excluding revenues from programming, production and the sale of cable television systems or franchises. The Company paid $1,101,085 to NTC for the seven-month period ended July 31, 1997.

     Program License Fees -- In July 1994, NCN began receiving monthly program license fees from affiliated entities for programming produced by NCN. Total license fees earned from affiliates for the seven-month period ended July 31, 1997 were $331,044.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

     Production Fees -- In January 1997, NCN began receiving monthly production fees from affiliated entities for production of advertising run tapes. Total production fees earned from affiliates for the seven-month period ended July 31, 1997 were $99,334.

     Unsecured Advances to Parent and Advances from Affiliates -- The Company's advances from affiliates are intended to be repaid through future cash flow generated by the Company. Under the terms of an intercompany borrowing arrangement, the Company had agreed to repay all outstanding advances due to affiliates by December 31, 2002; effective June 30, 1997, however, the Company received a non-cash capital contribution of $9,338,193 from NTC which replaced the net unsecured advances that had previously been owed to NTC and other affiliates of the Company. Under the terms of a separate intercompany borrowing arrangement, NTC has similarly agreed to repay all outstanding advances due to the Company by December 31, 2002.

     Reimbursements -- NTC provides or causes to be provided certain centralized services to the Company and other affiliated entities. NTC is entitled to reimbursement from the Company for various expenses incurred by it or its affiliates on behalf of the Company allocable to its management of the Company, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance. NTC has historically assigned its reimbursement rights to NCC.

     The amounts billed to the Company are based on costs incurred by affiliates in rendering the services. The costs of certain services are charged directly to the Company, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Company and affiliates based upon relative size and revenue. Amounts charged for these services were $1,131,118 for the seven-month period ended July 31, 1997.

     For the seven-month period ended July 31, 1997, the Company was charged billing service fees by CTB of $148,556. CAC billed the Company $146,230 for advertising services for the seven-month period ended July 31, 1997.

     The Company has operating management agreements with affiliates managed by NCC. Under the terms of these agreements, the Company or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, administrative and programming expenses. The Company received $1,472, net under the terms of these agreements for the seven-month period ended July 31, 1997.

 3. PROPERTY AND EQUIPMENT:

            Land and buildings....................................  $ 2,053,833
            Distribution plant....................................   60,576,687
            Other equipment.......................................    3,637,927
            Leasehold improvements................................       39,805
            Construction-in-progress..............................      339,091
                                                                    -----------
                                                                    $66,647,343
                                                                    ===========

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

 4. OTHER CURRENT LIABILITIES:

            Programmer license fees...............................  $ 1,695,365
            Accrued franchise fees................................      421,400
            Accrued interest......................................      844,090
            Other.................................................    1,067,880
                                                                    -----------
                                                                    $ 4,028,735
                                                                    ===========

 5. NOTES PAYABLE:

     Notes payable consists of:

    Revolving credit and term loan, collateralized by a first lien position on all present and future assets and stock of the Company.
      Interest rates vary based on certain financial covenants; currently
      9.17% (weighted average). Graduated principal and interest payments are due quarterly until maturity on September 30, 2004.............  $104,171,769
    Other................................................................       150,676
                                                                           ------------
                                                                           $104,322,445
                                                                           ============

     Annual maturities of notes payable for the years ending December 31, are as follows:

            1997 (August 1 through December 31)..................  $  2,718,026
            1998.................................................     8,232,650
            1999.................................................     9,900,000
            2000.................................................    12,600,000
            2001.................................................    15,300,000
            2002.................................................    23,000,000
            Thereafter...........................................    32,571,769
                                                                    -----------
                                                                    104,322,445
            Less -- Current portion..............................    (6,834,351)
                                                                    -----------
                                                                   $ 97,488,094
                                                                    ===========

     Under the revolving credit and term loan agreement, the Company has agreed to restrictive covenants which require the maintenance of certain ratios, including a Pro Forma Debt Service Ratio of 1.15 to 1 and a Leverage Ratio of
6.00 to 1, among other restrictions. The Company submits quarterly debt compliance reports to its creditor under this arrangement.

     The Company has entered into interest-rate swap agreements to reduce the impact of changes in interest rates. At July 31, 1997, the Company had seven interest-rate swap agreements with its bank, having a notional principal amount outstanding of $83,307,500. These agreements effectively change the Company's interest rate exposure on the swapped portion of the loan to a fixed rate of 6.26% (weighted average), plus an applicable margin based on certain financial covenants (the margin at July 31, 1997, was 2.75%). The Company has entered into an additional interest rate swap that becomes effective August 25, 1997, and expires August 25, 1998, that locks in a fixed rate of

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

5.765% on a notional principal of $22,700,000. The maturity date, the fixed interest rate and the notional amount of each swap at July 31, 1997, are as follows:

                          MATURITY DATE                      FIXED RATE       AMOUNT
        --------------------------------------------------   ----------     -----------
        August 23, 1997...................................      6.65%       $22,707,500
        September 30, 1997................................      6.00%         4,200,000
        October 15, 1997..................................      6.15%        21,000,000
        March 9, 1998.....................................      7.25%         5,500,000
        June 12, 1998.....................................      5.90%        13,500,000
        June 30, 1998.....................................      5.90%        12,900,000
        November 6, 1998..................................      5.89%         3,500,000
                                                                            -----------
                                                                            $83,307,500
                                                                            ===========

     At July 31, 1997, the Company would have been required to pay approximately $148,000 to settle these agreements based on fair value estimates received from financial institutions. The carrying value of the Company's notes payable approximates fair value due to the variable interest rate nature of the notes.

 6. OTHER, NET:

     Other, net in other expense in the consolidated statements of operations consists of the following:

                                                                         FOR THE SEVEN-
                                                                          MONTH PERIOD
                                                                             ENDED
                                                                            JULY 31,
                                                                              1997
                                                                         --------------
        NORTHLAND CABLE NEWS
        PROGRAMMING OPERATIONS:
          License fees from affiliates................................     $  331,044
          Operating expenses..........................................       (535,584)
                                                                            ---------
             (Loss) from Programming Operations.......................       (204,540)
        PRODUCTION OPERATIONS:
          Production revenues.........................................         99,334
          Operating expenses..........................................       (136,330)
        INTEREST INCOME...............................................         13,540
        OTHER.........................................................         55,134
                                                                            ---------
                                                                           $ (172,862)
                                                                            =========

 7. INCOME TAXES:

     The operations of the Company and its affiliates are included for federal income tax purposes in a consolidated federal income tax return filed by NTC. For financial reporting purposes, the provision for income taxes is computed as if the Company filed a separate federal income tax return utilizing the tax rate applicable to NTC on a consolidated basis.

     Deferred income taxes are determined on the asset and liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The asset and liability method requires the recognition of deferred income taxes for the expected

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

future tax consequences of temporary differences between the carrying amounts on the financial statements and the tax bases of assets and liabilities.

     The primary components of deferred income taxes, as of July 31, 1997 are as follows:

            Deferred tax assets:
              Net operating loss carryforward.....................   $12,138,000
              Valuation allowance.................................    (7,877,000)
                                                                     -----------
                                                                       4,261,000
            Deferred tax liabilities:
              Property and equipment..............................     4,261,000
                                                                     -----------
                                                                     $        --
                                                                     ===========

     The federal income tax net operating loss carryforward of approximately $35,700,000 expires beginning in the years 2003 through 2012. Management believes that the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets due to the recurring operating losses being incurred by the Company. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company. The change in the valuation allowance is $1,191,000 for the seven-month period ended July 31, 1997.

     The difference between the statutory tax rate of approximately 40% (34% federal and 6% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax asset.

 8. COMMITMENTS AND CONTINGENCIES:

     Lease Arrangements -- The Company leases certain tower sites, office facilities and pole attachments under leases accounted for as operating leases. Rental expense (including month-to-month leases) is $330,057 for the seven-month period ended July 31, 1997. Minimum lease payments to the end of the lease terms are as follows:

                1997 (August 1 through December 31)..............  $ 30,587
                1998.............................................    51,455
                1999.............................................    36,209
                2000.............................................    19,299
                2001.............................................    17,571
                2002.............................................    15,997
                Thereafter.......................................    79,299
                                                                   --------
                                                                   $250,417
                                                                   ========

EFFECTS OF REGULATION

     On February 8, 1996, the 1996 Act was enacted. This act dramatically changed federal telecommunications laws and the future competitiveness of the industry. Many of the changes called for by the 1996 Act will not take effect until the Federal Communications Commission (FCC) issues new regulations which, in some cases, may not be completed for a few years. Because of this, the full impact of the 1996 Act on NCTV's operations cannot be determined at this time. A summary of the provisions affecting the cable television industry, more specifically those affecting NCTV's operations, follows.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

     Cable Programming Service Tier Regulation -- FCC regulation of rates for cable programming service tiers has been eliminated for small cable systems owned by small companies. Small cable systems are those having 50,000 or fewer subscribers which are owned by companies with fewer than 1% of national cable subscribers (approximately 600,000). NCTV qualifies as a small cable company and all of the Company's cable systems qualify as small cable systems. Basic tier rates remain subject to regulations by the local franchising authority under most circumstances until effective competition exists. The 1996 Act expands the definition of effective competition to include the offering of video programming services directly to subscribers in a franchised area served by a local telephone exchange carrier, its affiliates or any multichannel video programming distributor which uses the facilities of the local exchange carrier. The FCC has not yet determined the penetration criteria that will trigger the presence of effective competition under these circumstances.

     Telephone Companies -- The 1996 Act allows telephone companies to offer video programming services directly to customers in their service areas immediately upon enactment. They may provide video programming as a cable operator fully subject to any provision of the 1996 Act; a radio-based multichannel programming distributor not subject to any provisions of the 1996 Act; or through nonfranchised "open video systems" offering nondiscriminatory capacity to unaffiliated programmers, subject to select provisions of the 1996 Act. Although management's opinion is that the probability of competition from telephone companies in rural areas is unlikely in the near future, there are no assurances that such competition will not materialize. The 1996 Act encompasses many other aspects of providing cable television service including prices for equipment, discounting rates to multiple dwelling units, lifting of anti-trafficking restrictions, cable-telephone cross ownership provisions, pole attachment rate formulas, rate uniformity, program access, scrambling and censoring of Public Educational and Governmental and leased access channels.

SELF-INSURANCE

     The Company self-insures for aerial and underground plant. NCTV makes monthly contributions into an insurance fund maintained by NTC which covers all Northland entities and would defray a portion of any loss should the Company be faced with a significant uninsured loss. To the extent the Company's losses exceed the fund's balance, the Company would absorb any such loss.

 9. ACQUISITION OF SYSTEMS:

     On January 31, 1997, the Company acquired substantially all of the operating assets and franchise rights of the cable television system in and around the community of Waterwood, Texas. This system serves approximately 400 basic subscribers. The total purchase price was approximately $580,000.

     On March 31, 1997, the Company acquired substantially all of the operating assets and franchise rights of the cable television systems in and around the communities of Marlin, Madisonville and Buffalo, Texas. These systems serve approximately 3,600 subscribers. The total purchase price was approximately $5,250,000 of which approximately $5,000,000 was paid on the closing date. The balance of $250,000 was deposited into an escrow account which will be released to the seller, net of any purchase prices adjustments. The acquisition was financed by borrowings under the Company's term-loan facility.

     In April 1997, the Company acquired substantially all of the operating assets and franchise rights of the cable television system serving approximately 300 basic subscribers in Oconee County,

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY
    (A WHOLLY OWNED SUBSIDIARY OF NORTHLAND TELECOMMUNICATIONS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1997

South Carolina. The aggregate purchase price of the assets was $370,000. As of July 31, 1997, the Company owed approximately $8,000 under the holdback provision of the purchase agreement.

     Pro forma operating results (unaudited) of the Company for the seven-month period ended July 31, 1997, assuming the acquisitions described above had been made at the beginning of 1997, are not materially different than reported results.

10. SUBSEQUENT EVENT (UNAUDITED):

     In October 1997, the Company executed a definitive agreement to acquire six cable television systems for an aggregate purchase price of $69,975,000. The systems are located in South Carolina and serve approximately 35,300 basic subscribers. The Company is currently in the process of privately placing $100 million of senior subordinated notes and negotiating the terms of its bank credit facility to provide $100 million of borrowing capacity. Management intends that proceeds from the notes and initial bank borrowings of approximately $77 million will be utilized to fund the acquisitions, repay amounts outstanding under the existing bank credit facility and pay transaction costs. The Company expects to have approximately $25 million of unused capacity under the renegotiated bank credit facility for future acquisitions and working capital.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Partners of
Robin Cable Systems, L.P.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Aiken II Cable Systems, a component of Robin Cable Systems, L.P., at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Robin Cable Systems, L.P.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Francisco, California
October 10, 1997

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                               DECEMBER 31,
                                                                            -------------------
                                                                             1996        1995
                                                          SEPTEMBER 30,     -------     -------
                                                              1997
                                                          -------------
                                                           (UNAUDITED)
Accounts receivable, net of allowance for doubtful
  accounts
  of $12 (unaudited), $37 and $20.......................     $   286        $   262     $   278
Receivables from related parties........................          --             --         127
Prepaid expenses........................................          45             19           4
                                                             -------        -------     -------
          Total current assets..........................         331            281         409
Intangible assets, net..................................       1,336          1,799       2,599
Property and equipment, net.............................       9,547         11,812      13,577
Other assets............................................           9             26          24
                                                             -------        -------     -------
          Total assets..................................     $11,223        $13,918     $16,609
                                                             =======        =======     =======

                                    LIABILITIES AND EQUITY

Accounts payable and accrued liabilities................     $   912        $ 1,028     $   877
Deferred revenue........................................         189            144         130
Payables to related parties.............................           8             37          --
                                                             -------        -------     -------
          Total current liabilities.....................       1,109          1,209       1,007
Non-current liabilities.................................         142              1          --
                                                             -------        -------     -------
          Total liabilities.............................       1,251          1,210       1,007
                                                             -------        -------     -------
Commitments and contingencies (Note 8)
Equity..................................................       9,972         12,708      15,602
                                                             -------        -------     -------
          Total liabilities and equity..................     $11,223        $13,918     $16,609
                                                             =======        =======     =======

                See accompanying notes to financial statements.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                               FOR THE NINE
                                                  MONTHS
                                                   ENDED                FOR THE YEAR ENDED
                                               SEPTEMBER 30,               DECEMBER 31,
                                             -----------------     ----------------------------
                                              1997       1996       1996       1995       1994
                                             ------     ------     ------     ------     ------
                                                (UNAUDITED)
REVENUES
Basic and cable services...................  $4,889     $4,589     $6,126     $5,690     $5,333
Pay services...............................     588        590        783        870        930
Other services.............................     890        762      1,042      1,033      1,154
                                             ------     ------     ------     ------     ------
                                              6,367      5,941      7,951      7,593      7,417
                                             ------     ------     ------     ------     ------
OPERATING EXPENSES
Program fees...............................   1,318      1,119      1,528      1,314      1,145
Other direct expenses......................     731        665        882        822        986
Depreciation and amortization..............   2,384      2,801      3,736      3,429      3,771
Selling, general and administrative
  expenses.................................   1,362      1,464      1,974      1,957      1,787
Management and consulting fees.............     248        249        331        334        239
                                             ------     ------     ------     ------     ------
                                              6,043      6,298      8,451      7,856      7,928
                                             ------     ------     ------     ------     ------
Income (loss) from operations..............     324       (357)      (500)      (263)      (511)
                                             ------     ------     ------     ------     ------
OTHER INCOME (EXPENSE)
Other income...............................      15          9         12         --         --
Other expense..............................      (7)        (5)        (7)       (81)      (102)
                                             ------     ------     ------     ------     ------
                                                  8          4          5        (81)      (102)
                                             ------     ------     ------     ------     ------
NET INCOME (LOSS)..........................  $  332     $ (353)    $ (495)    $ (344)    $ (613)
                                             ======     ======     ======     ======     ======

                See accompanying notes to financial statements.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                         STATEMENT OF CHANGES IN EQUITY
                                 (IN THOUSANDS)

                                                                                    EQUITY
                                                                                    -------
Balance at December 31, 1993......................................................  $14,697
  Net loss........................................................................     (613)
  Net distributions to parent.....................................................     (399)
                                                                                    -------
Balance at December 31, 1994......................................................   13,685
  Net loss........................................................................     (344)
  Net contributions from parent...................................................    2,261
                                                                                    -------
Balance at December 31, 1995......................................................   15,602
  Net loss........................................................................     (495)
  Net distributions to parent.....................................................   (2,399)
                                                                                    -------
Balance at December 31, 1996......................................................   12,708
  Net income (unaudited)..........................................................      332
  Net distributions to parent (unaudited).........................................   (3,068)
                                                                                    -------
Balance at September 30, 1997 (unaudited).........................................  $ 9,972
                                                                                    =======

                See accompanying notes to financial statements.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                       FOR THE NINE MONTHS           FOR THE YEAR ENDED
                                       ENDED SEPTEMBER 30,              DECEMBER 31,
                                       -------------------     -------------------------------
                                        1997        1996        1996        1995        1994
                                       -------     -------     -------     -------     -------
                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $   332     $  (353)    $  (495)    $  (344)    $  (613)
  Adjustments to reconcile net income
     (loss) to cash flows from
     operating activities:
     Depreciation and amortization...    2,384       2,801       3,736       3,429       3,771
     Gain (loss) on disposal of fixed
       assets........................        6          --          --         (56)        (79)
     Changes in assets and
       liabilities:
       Accounts receivable...........      (24)          3          16        (106)         55
       Receivables from related
          parties....................       --         107         127        (127)          8
       Prepaid expenses..............      (26)        (48)        (15)          6          (3)
       Other assets..................       17          (2)         (2)         --           8
       Accounts payable and accrued
          liabilities................     (116)         (7)        151          77         114
       Deferred revenue..............       45          13          14          20          15
       Payables to related parties...      (29)         --          37         (78)         78
       Non-current liabilities.......      141           2           1          --          --
                                       -------     -------     -------     -------     -------
  Cash flows from operating
     activities......................    2,730       2,516       3,570       2,821       3,354
                                       -------     -------     -------     -------     -------
CASH FLOWS PROVIDED BY/(USED BY)
  INVESTING ACTIVITIES --
  Sales (purchases) of property and
     equipment.......................      338        (562)     (1,171)     (5,082)     (2,955)
                                       -------     -------     -------     -------     -------
CASH FLOWS (USED BY)/PROVIDED BY
  FINANCING ACTIVITIES --
  Net (distributions) contributions
     to/from parent..................   (3,068)     (1,954)     (2,399)      2,261        (399)
                                       -------     -------     -------     -------     -------
Net change in cash...................       --          --          --          --          --
Cash at beginning of period..........       --          --          --          --          --
                                       -------     -------     -------     -------     -------
Cash at end of period................  $    --     $    --     $    --     $    --     $    --
                                       =======     =======     =======     =======     =======

                See accompanying notes to financial statements.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

 1. BASIS OF PRESENTATION

TRANSACTION

     On August 27, 1997, Robin Cable Systems, L.P. ("RCS") and InterMedia Partners of Carolina, L.P. ("IP of Carolina"), together referred to as the "Partnerships," entered into an Asset Purchase and Sale Agreement (the "Agreement") with Northland Cable Television, Inc. ("NCTV"), which provides for the sale of certain of the Partnerships' cable television systems located in South Carolina. The sale is expected to be consummated prior to December 31, 1997. The Partnerships are affiliated through common ownership and management by the Partnerships' parent company, InterMedia Partners ("IP"). None of the systems, either individually or collectively, comprise a separate legal entity, but rather comprise three distinct operating units within the Partnerships. RCS is selling its cable television systems serving subscribers located in Allendale, Barnwell, Bamberg, Aiken, Edgefield, McCormick, Saluda and Ware Shoals (the "Aiken Systems"). IP of Carolina is selling its cable television systems serving subscribers in Bennetsville (the "Bennetsville Cable System") and Greenwood (the "Greenwood Cable System").

     NCTV has entered into an assignment agreement (the "Assignment Agreement") with an affiliate, Northland Cable Properties Six Limited Partnership ("NCP Six"). The Assignment Agreement assigns, immediately upon the close of the asset purchase described above, certain assets of the Aiken Systems serving subscribers in Allendale, Barnwell and Bamberg (the "Aiken I Cable Systems") and the Bennetsville Cable System to NCP Six. NCTV will retain the remaining assets of the Aiken Systems serving subscribers in Aiken, Edgefield, McCormick, Saluda and Ware Shoals (the "Aiken II Cable Systems") and the Greenwood Cable System. NCTV and NCP Six require separate financial statements for each of these businesses being acquired. Accordingly, these carve-out financial statements of the Aiken II Cable Systems have been prepared.

PRESENTATION

     The accompanying financial statements represent the results of operations of the business associated with the Aiken II Cable Systems and the related assets used and liabilities incurred in the business. Throughout the periods covered by the financial statements, the operations of the Aiken II Cable Systems were conducted and accounted for as part of the Aiken Systems. These financial statements have been carved-out from the historical accounting records of RCS.

CARVE-OUT METHODOLOGY

     Service revenues, program fees, depreciation and amortization can be directly attributed to the Aiken II Cable Systems, while other direct expenses, selling, general and administrative expenses and management and consulting fees have been allocated to the Aiken II Cable Systems as described below. RCS management believes the bases used for the allocations are reasonable. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Aiken II Cable Systems had been operated as a separate entity and are not necessarily indicative of future operating results.

     Other direct expenses and selling, general and administrative expenses are directly incurred by the Aiken Systems and have been allocated based principally on relative basic subscriber percentages between the Aiken I Cable Systems and the Aiken II Cable Systems. Such expenses include employee and related employee benefit costs, professional services, supplies, occupancy costs, repair and maintenance and other costs included in other direct expenses and marketing, communi-

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

cations, data processing, professional services and overhead expenses included in selling, general and administrative expenses. As more fully described in Note 6, certain administrative services are provided by a related party and are charged to all affiliates based on relative basic subscriber percentages.

     Management and consulting fees represent an allocation of management fees charged by InterMedia Capital Management, a California limited partnership ("ICM") and the former general partner of RCS's parent company, IP, a California limited partnership (see Note 10 -- "Subsequent Events"). These fees are charged at a fixed amount pursuant to a management agreement, initially determined by reference to IP's total contributed capital. These fees are allocated based upon the allocated contributed capital of the Aiken II Cable Systems as compared to total contributed capital of all of the RCS systems.

     Generally, assets and liabilities can be directly attributed to the Aiken II Cable Systems. Certain prepaids, other assets and accrued liabilities were allocated based on relative basic subscriber percentages; such amounts will be retained by RCS.

CASH AND INTERCOMPANY ACCOUNTS

     Under RCS's centralized cash management system, cash requirements of its individual operating units were generally provided directly by RCS and the cash generated or used by the Aiken II Cable Systems was transferred to/from RCS, as appropriate, through intercompany accounts. The intercompany account balances between RCS and the individual operating units are not intended to be settled. Accordingly, the balances are included in equity and all net cash generated from operations, investing activities and financing activities has been included in the Aiken II Cable Systems' "net (distributions) contributions to/from parent" in the statement of cash flows.

     RCS maintains all debt which is used to fund and manage all of its operations on a centralized basis. Debt, unamortized debt issue costs and related interest expense have not been allocated to the Aiken II Cable System.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Gains and losses from disposals and retirements are included in earnings. Capitalized fixed assets are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                      YEARS
                                                                      ------
                Cable television plant..............................  5 - 10
                Buildings and improvements..........................      10
                Furniture and fixtures..............................  3 -  7
                Equipment and other.................................  3 - 10

INTANGIBLE ASSETS

     The Aiken II Cable System has franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten-year term of IP. The remaining lives of the franchises range from one to four years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired, and liabilities assumed, and is being amortized on a straight-line basis over the base ten-year term of IP.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems assets becomes doubtful. The recoverability of the carrying value of intangible assets is reviewed on an annual basis to determine whether the projected cash flows, including projected cash flows from sale of the systems assets are sufficient to recover the unamortized cost of these assets.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Aiken II Cable System has adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment losses have been recognized for the years presented.

INCOME TAXES

     No provision or benefit for income taxes is reported in the accompanying financial statements because the tax effects of the Aiken II Cable Systems' results of operations accrue to the partners of RCS.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

INTERIM FINANCIAL DATA (UNAUDITED)

     The interim financial data for the nine months ended September 30, 1997 and 1996 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

 3. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                   DECEMBER 31,
                                                               ---------------------
                                                                 1996         1995
                                                               --------     --------
        Franchise rights.....................................  $ 22,778     $ 22,778
        Goodwill.............................................     3,351        3,351
                                                               --------     --------
                                                                 26,129       26,129
        Accumulated amortization.............................   (24,330)     (23,530)
                                                               --------     --------
                                                               $  1,799     $  2,599
                                                               ========     ========

 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                               ---------------------
                                                                 1996         1995
                                                               --------     --------
        Land.................................................  $     53     $     53
        Cable television plant...............................    24,838       24,398
        Building and improvements............................       241          242
        Furniture and fixtures...............................       200          179
        Equipment and other..................................       793          773
        Construction-in-progress.............................     1,113          537
                                                               --------     --------
                                                                 27,238       26,182
        Accumulated depreciation.............................   (15,426)     (12,605)
                                                               --------     --------
                                                               $ 11,812     $ 13,577
                                                               ========     ========

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

 5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                      DECEMBER 31,
                                                                     ---------------
                                                                      1996      1995
                                                                     ------     ----
        Accounts payable...........................................  $  161     $ 65
        Accrued program costs......................................     140      112
        Accrued franchise fees.....................................     135      139
        Accrued copyright fees.....................................     106       97
        Accrued payroll costs......................................      53       63
        Accrued property and other taxes...........................     311      270
        Other accrued liabilities..................................     122      131
                                                                     ------     ----
                                                                     $1,028     $877
                                                                     ======     ====

 6. RELATED PARTY TRANSACTIONS

     ICM provides certain management services to RCS (see Note 10 -- "Subsequent Events") for a per annum fixed fee, of which 20% per annum is deferred and is payable in each following year. Due to the fixed nature of the fee, changes in the operating units' allocated contributed capital resulting from acquisitions or dispositions within RCS result in changes in the allocation of the fee to constituent operating units, including the Aiken II Cable Systems. The total fixed, annual fee payable by RCS is $863 of which $331, $334 and $239 has been charged to Aiken II Cable Systems.

     InterMedia Management, Inc. ("IMI") is wholly-owned by the managing general partner of ICM (see Note 10 -- "Subsequent Events"). IMI entered into an agreement with RCS to provide accounting and administrative services at cost. Under the terms of the agreement, the expenses associated with rendering these services are charged to RCS and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. The costs charged to RCS have been charged to the Aiken II Cable Systems on the same basis. During 1996, 1995 and 1994, related IMI administrative fees charged to the Aiken II Cable Systems totaled $234, $249 and $223, respectively. The accounting and administrative expenses charged are not necessarily indicative of the costs that would have been incurred if the Aiken II Cable Systems had been a separate entity.

     RCS's parent is owned, in part, by Tele-Communications, Inc. ("TCI"). As an affiliate of TCI, RCS is able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than the Aiken II Cable Systems could obtain separately. The TCI subsidiary is under no obligation to continue to offer such volume rates. Further, such rates are not available to any entity in which TCI does not have a substantial investment. Accordingly, program fees expense recognized is not necessarily indicative of the cost that would have been incurred if the Aiken II Cable Systems had been a separate entity. During 1996, 1995 and 1994, program fees expense includes services purchased from the TCI subsidiary of $1,121, $976, and $884, respectively. Accounts payable and accrued liabilities include programming fees payable to the TCI subsidiary of $96 and $81 at December 31, 1996 and 1995, respectively.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

 7. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect RCS and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 ("the 1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer service and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act will eliminate rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1996 and prior years. Management believes, however, that the effect, if any, of these complaints and challenges will not be material to the Aiken II Cable Systems' financial position or results of operations.

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings during 1997 to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on Aiken II Cable Systems.

 8. COMMITMENTS AND CONTINGENCIES

     The Aiken II Cable System is committed to provide cable television services under franchise agreements with the State of South Carolina for the remaining terms of the franchises. Franchise fees of up to 5% of gross basic and cable service revenues are payable under these agreements.

     The 1992 Act and related FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. RCS has entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     The Aiken II Cable System is subject to litigation and other claims in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material adverse effect on the Aiken II Cable Systems' financial position or results of operations.

                             AIKEN II CABLE SYSTEMS
                   (A COMPONENT OF ROBIN CABLE SYSTEMS, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

     RCS has entered into pole rental agreements and leases certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments for the next five years and thereafter under non-cancelable operating leases related to the Aiken II Cable Systems are as follows:

                1997..................................................  $ 7
                1998..................................................    7
                1999..................................................    4
                2000..................................................    4
                2001..................................................    3
                Thereafter............................................   --
                                                                        ---
                                                                        $25
                                                                        ===

     Rent expense, including operating rentals under cancelable and short-term lease arrangements, for the years ended December 31, 1996, 1995 and 1994 was $153, $145 and $157, respectively.

 9. EMPLOYEE BENEFIT PLANS

     RCS participates in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least one year of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. RCS's matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 3% of compensation. The Aiken II Cable Systems' allocated portion is included in the statement of operations.

10. SUBSEQUENT EVENTS

PARTNERSHIP MODIFICATIONS

     Effective June 10, 1997, InterMedia Capital Management I, LLC ("ICM-I LLC"), a newly formed limited liability company, became the general partner of IP, and ICM no longer holds an equity interest in IP. ICM-I LLC is owned by IMI, the 95% managing member, and Robert J. Lewis, a 5% member, who is also the sole shareholder of IMI. Also effective June 10, 1997, InterMedia Capital Management, L.P. ("ICM-I"), a newly formed limited partnership, became a 1.1% limited partner in IP, and now provides to RCS the management services that were previously provided by ICM for a per annum fixed fee of $863.

ADVERTISING REVENUE (UNAUDITED)

     During 1997, Aiken II Cable Systems was credited $298 representing its share of payments received by IP from certain programmers to launch and promote their channels. Of the total amount received, the Aiken II Cable Systems has recognized advertising revenue of $71 during the nine months ended September 30, 1997 for advertising provided to promote the new channels. The remaining payments received from the programmers will be amortized over the respective terms of the launch agreements which range between five and ten years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Partners of
InterMedia Partners of Carolina, L.P.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of the Greenwood Cable System, a component of InterMedia Partners of Carolina, L.P., at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of InterMedia Partners of Carolina, L.P.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Francisco, California
October 10, 1997

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                DECEMBER 31,
                                                                             ------------------
                                                                              1996       1995
                                                               SEPTEMBER     ------     -------
                                                                  30,
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
Accounts receivable, net of allowance for doubtful accounts
  of $16 (unaudited), $13 and $13...........................    $   199      $  141     $   148
Prepaid expenses............................................         25          15           6
Receivables from related parties............................         18          --          --
                                                                 ------      ------     -------
          Total current assets..............................        242         156         154
Intangible assets, net......................................      3,979       5,978       8,735
Property and equipment, net.................................      2,734       2,649       2,788
                                                                 ------      ------     -------
          Total assets......................................    $ 6,955      $8,783     $11,677
                                                                 ======      ======     =======
                             LIABILITIES AND EQUITY
Accounts payable and accrued liabilities....................    $   611      $  614     $   713
Deferred revenue............................................        155         107          93
Payables to related parties.................................         --          22         133
                                                                 ------      ------     -------
          Total current liabilities.........................        766         743         939
Non-current liabilities.....................................        136           7           7
                                                                 ------      ------     -------
          Total liabilities.................................        902         750         946
                                                                 ------      ------     -------
Commitments and contingencies (Note 8)
Equity......................................................      6,053       8,033      10,731
                                                                 ------      ------     -------
          Total liabilities and equity......................    $ 6,955      $8,783     $11,677
                                                                 ======      ======     =======

                See accompanying notes to financial statements.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                              FOR THE NINE
                                                 MONTHS
                                            ENDED SEPTEMBER             FOR THE YEAR ENDED
                                                  30,                      DECEMBER 31,
                                           ------------------     -------------------------------
                                            1997       1996        1996        1995        1994
                                           ------     -------     -------     -------     -------
                                              (UNAUDITED)
REVENUES
Basic and cable services................   $3,591     $ 3,292     $ 4,408     $ 4,099     $ 3,572
Pay services............................      475         481         638         686         682
Other services..........................      538         457         622         517         523
                                           ------     -------     -------     -------     -------
                                            4,604       4,230       5,668       5,302       4,777
                                           ------     -------     -------     -------     -------
OPERATING EXPENSES
Program fees............................      982         876       1,184         984         809
Other direct expenses...................      390         410         563         632         526
Depreciation and amortization...........    2,393       2,585       3,459       3,310       3,399
Selling, general and administrative
  expenses..............................      798         807       1,081       1,089       1,052
Management and consulting fees..........      378         378         504         504         504
                                           ------     -------     -------     -------     -------
                                            4,941       5,056       6,791       6,519       6,290
                                           ------     -------     -------     -------     -------
Loss from operations....................     (337)       (826)     (1,123)     (1,217)     (1,513)
                                           ------     -------     -------     -------     -------
OTHER INCOME (EXPENSE)
Other income............................       16           1          13          --          --
Other expense...........................       (4)         (3)        (20)        (14)        (17)
                                           ------     -------     -------     -------     -------
                                               12          (2)         (7)        (14)        (17)
                                           ------     -------     -------     -------     -------
NET LOSS................................   $ (325)    $  (828)    $(1,130)    $(1,231)    $(1,530)
                                           ======     =======     =======     =======     =======

                See accompanying notes to financial statements.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                         STATEMENT OF CHANGES IN EQUITY
                                 (IN THOUSANDS)

                                                                                    EQUITY
                                                                                    -------
Balance at December 31, 1993......................................................  $16,807
  Net loss........................................................................   (1,530)
  Net distributions to parent.....................................................   (1,484)
                                                                                    -------
Balance at December 31, 1994......................................................   13,793
  Net loss........................................................................   (1,231)
  Net distributions to parent.....................................................   (1,831)
                                                                                    -------
Balance at December 31, 1995......................................................   10,731
  Net loss........................................................................   (1,130)
  Net distributions to parent.....................................................   (1,568)
                                                                                    -------
Balance at December 31, 1996......................................................    8,033
  Net loss (unaudited)............................................................     (325)
  Net distributions to parent (unaudited).........................................   (1,655)
                                                                                    -------
Balance at September 30, 1997 (unaudited).........................................  $ 6,053
                                                                                    =======

                See accompanying notes to financial statements.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      FOR THE NINE
                                                      MONTHS ENDED              FOR THE YEAR ENDED
                                                     SEPTEMBER 30,                 DECEMBER 31,
                                                   ------------------     -------------------------------
                                                    1997        1996       1996        1995        1994
                                                   -------     ------     -------     -------     -------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................  $  (325)    $ (828)    $(1,130)    $(1,231)    $(1,530)
  Adjustments to reconcile net loss to cash flows
    from operating activities:
    Depreciation and amortization................    2,393      2,585       3,459       3,310       3,399
    (Gain) loss on disposal of fixed assets......       --         (1)          4           3           2
    Changes in assets and liabilities:
    Accounts receivable..........................      (58)       (22)          7         (53)        (12)
    Prepaid expenses.............................      (10)       (20)         (9)          4          15
    Receivables from related parties.............      (18)        --          --          14         (29)
    Other assets.................................       --         --          --           4           4
    Accounts payable and accrued liabilities.....       (3)       (89)        (99)        208          63
    Deferred revenue.............................       48         13          14          14          17
    Payables to related parties..................      (22)        (8)       (111)        133          --
    Non-current liabilities......................      129         --          --           7          --
                                                   -------     ------     -------     -------     -------
    Cash flows from operating activities.........    2,134      1,630       2,135       2,413       1,929
                                                   -------     ------     -------     -------     -------
CASH FLOWS USED BY INVESTING ACTIVITIES --
  Purchases of property and equipment............     (479)      (474)       (567)       (582)       (445)
                                                   -------     ------     -------     -------     -------
CASH FLOWS USED BY FINANCING ACTIVITIES --
  Net distributions to parent....................   (1,655)    (1,156)     (1,568)     (1,831)     (1,484)
                                                   -------     ------     -------     -------     -------
Net change in cash...............................       --         --          --          --          --
Cash at beginning of period......................       --         --          --          --          --
                                                   -------     ------     -------     -------     -------
Cash at end of period............................  $    --     $   --     $    --     $    --     $    --
                                                   =======     ======     =======     =======     =======

                See accompanying notes to financial statements.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

 1. BASIS OF PRESENTATION

TRANSACTION

     On August 27, 1997, Robin Cable Systems, L.P. ("RCS") and InterMedia Partners of Carolina, L.P. ("IP of Carolina"), together referred to as the "Partnerships," entered into an Asset Purchase and Sale Agreement (the "Agreement") with Northland Cable Television, Inc. ("NCTV") which provides for the sale of certain of the Partnerships' cable television systems located in South Carolina. The sale is expected to be consummated prior to December 31, 1997. The Partnerships are affiliated through common ownership and management by InterMedia Partners ("IP"). None of the systems, either individually or collectively, comprise a separate legal entity, but rather comprise three distinct operating units within the Partnerships. RCS is selling its cable television systems serving subscribers located in Allendale, Barnwell, Bamberg, Aiken, Edgefield, McCormick, Saluda and Ware Shoals, (the "Aiken Systems"). IP of Carolina is selling its systems serving subscribers in Bennetsville (the "Bennetsville Cable System") and Greenwood (the "Greenwood Cable System" or "Greenwood").

     NCTV has entered into an assignment agreement (the "Assignment Agreement") with an affiliate, Northland Cable Properties Six Limited Partnership ("NCP Six"). The Assignment Agreement assigns immediately upon the close of the asset purchase described above, certain assets of the Aiken Systems serving subscribers in Allendale, Barnwell and Bamberg (the "Aiken I Cable Systems") and the Bennetsville Cable System to NCP Six. NCTV will retain the remaining assets of the Aiken Systems serving subscribers located in Aiken, Edgefield, McCormick, Saluda and Ware Shoals (the "Aiken II Cable Systems") and the Greenwood Cable System. NCTV and NCP Six require separate financial statements for each of these businesses being acquired. Accordingly, these carve-out financial statements of the Greenwood Cable System have been prepared.

CARVE-OUT METHODOLOGY

     The accompanying financial statements represent the results of operations of the business associated with the Greenwood Cable System and the related assets used and liabilities incurred in the business. Throughout the periods covered, operating statements of the Greenwood Cable System were separately maintained. However, as the Greenwood Cable System was not a separate legal entity, these financial statements are carved-out from the historical accounting records of IP of Carolina. Therefore, the results of operations are not necessarily indicative of the costs and expenses which would have resulted if Greenwood was a separate legal entity and are not necessarily indicative of future operating results.

     Management and consulting fees primarily represent an allocation of management fees charged by InterMedia Capital Management, a California limited partnership ("ICM") and the former general partner of IP of Carolina's parent company, IP, a California limited partnership (see Note 10 -- "Subsequent Events"). These fees are charged at a fixed amount pursuant to a management agreement, initially determined by reference to IP's total contributed capital. These fees are allocated based upon the allocated contributed capital of Greenwood as compared to total contributed capital of all of the IP of Carolina systems. Also, as more fully described in Note 6, certain administrative services are provided by a related party at cost and are charged to all affiliates based on relative basic subscriber percentages.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

CASH AND INTERCOMPANY ACCOUNTS

     Under IP of Carolina's centralized cash management system, cash requirements of its individual operating units were generally provided directly by IP of Carolina and the cash generated or used by the Greenwood Cable System was transferred to/from IP of Carolina, as appropriate, through intercompany accounts. The intercompany account balances between IP of Carolina and the individual operating units are not intended to be settled. Accordingly, the balances are included in equity and all net cash generated from operations, investing activities and financing activities has been included in Greenwood's "net distributions to parent" in the statement of cash flows.

     IP of Carolina maintains all debt which is used to fund and manage all of its operations on a centralized basis. Debt, unamortized debt issue costs and related interest expense have not been allocated to Greenwood.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Gains and losses from disposals and retirements are included in earnings. Capitalized fixed assets are written down to recoverable values whenever recoverability through operations or sale of the system assets becomes doubtful.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                          YEARS
                                                                          ------
            Cable television plant......................................  5 - 10
            Buildings and improvements..................................      10
            Furniture and fixtures......................................  3 -  7
            Equipment and other.........................................  3 - 10

INTANGIBLE ASSETS

     Greenwood has franchise rights granted to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten-year term of IP. The remaining lives of the franchises range from one to four years.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the system assets becomes doubtful. The recoverability of the carrying value of intangible assets is reviewed on an annual basis to determine whether the projected cash flows,

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

including projected cash flows from sale of the system assets, are sufficient to recover the unamortized cost of these assets.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     Greenwood has adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment losses have been recognized for the years presented.

INCOME TAXES

     No provision or benefit for income taxes is reported in the accompanying financial statements because the tax effects of Greenwood's results of operations accrue to the partners of IP of Carolina.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

INTERIM FINANCIAL DATA (UNAUDITED)

     The interim financial data for the nine months ended September 30, 1997 and 1996 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

 3. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                             1996         1995
                                                           --------     --------
            Franchise rights.............................  $ 23,996     $ 23,996
            Accumulated amortization.....................   (18,018)     (15,261)
                                                           --------     --------
                                                           $  5,978     $  8,735
                                                           ========     ========

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                            1996        1995
                                                           -------     -------
               Cable television plant....................  $ 6,549     $ 6,234
               Building and improvements.................        1           1
               Furniture and fixtures....................       68          67
               Equipment and other.......................      355         298
               Construction-in-progress..................      318         180
                                                           -------     -------
                                                             7,291       6,780
               Accumulated depreciation..................   (4,642)     (3,992)
                                                           -------     -------
                                                           $ 2,649     $ 2,788
                                                           =======     =======

 5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                 DECEMBER 31,
                                                                 -------------
                                                                 1996     1995
                                                                 ----     ----
               Accounts payable................................  $ 14     $ 65
               Accrued program costs...........................   110       93
               Accrued franchise fees..........................   172      156
               Accrued copyright fees..........................    52       52
               Accrued payroll costs...........................    30       38
               Accrued property and other taxes................   114      130
               Other accrued liabilities.......................   122      179
                                                                 ----     ----
                                                                 $614     $713
                                                                 ====     ====

 6. RELATED PARTY TRANSACTIONS

     ICM provides certain management services to IP of Carolina (see Note
10 -- "Subsequent Events") for a fixed fee of which 20% per annum is deferred and is payable in each following year. The total fixed annual fee payable by IP of Carolina is $930 of which $504 has been charged to Greenwood in each of the years ended December 31, 1996, 1995 and 1994.

     InterMedia Management, Inc. ("IMI") is wholly-owned by the managing general partner of ICM (see Note 10 -- "Subsequent Events"). IMI has entered into an agreement with IP of Carolina to provide accounting and administrative services at cost. Under the terms of the agreement, the expenses associated with rendering these services are charged to IP of Carolina and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. The costs charged to IP of Carolina have been charged to Greenwood on the same basis. During 1996, 1995 and 1994, related IMI administrative fees charged to Greenwood totaled $193, $201 and $173, respectively. The accounting and administrative expenses charged are not necessarily indicative of the costs that would have been incurred if Greenwood had been a separate entity.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

     IP of Carolina's parent is owned, in part, by Tele-Communications, Inc. ("TCI"). As an affiliate of TCI, IP of Carolina is able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than Greenwood could obtain separately. The TCI subsidiary is under no obligation to continue to offer such volume rates. Further, such rates are not available to an entity in which TCI does not have a substantial investment. Accordingly, program fees expense recognized is not necessarily indicative of the cost that would have been incurred if Greenwood had been a separate entity. During 1996, 1995 and 1994, program fees expense includes services purchased from the TCI subsidiary of $925, $803, and $700, respectively. Accounts payable and accrued liabilities include programming fees payable to the TCI subsidiary of $81 and $68 at December 31, 1996 and 1995, respectively.

 7. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect IP of Carolina and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 ("the 1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer service and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act will eliminate rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1996 and prior years. Management believes, however, that the effect, if any, of these complaints and challenges will not be material to Greenwood's financial position or results of operations.

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings during 1997 to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on Greenwood.

 8. COMMITMENTS AND CONTINGENCIES

     Greenwood is committed to provide cable television services under franchise agreements for the remaining terms of the franchises. Franchise fees of up to 5% of gross basic and cable service revenues are payable under these agreements.

                             GREENWOOD CABLE SYSTEM
             (A COMPONENT OF INTERMEDIA PARTNERS OF CAROLINA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

     The 1992 Act and related FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. IP of Carolina has entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     Greenwood is subject to litigation and other claims in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material adverse effect on Greenwood's financial position or results of operations.

     IP of Carolina has entered into pole rental agreements and leases certain of its facilities and equipment under noncancelable operating leases. Minimum rental commitments for the next five years and thereafter under non-cancelable operating leases related to Greenwood are as follows:

                    1997.......................................  $    49
                    1998.......................................       49
                    1999.......................................       50
                    2000.......................................       50
                    2001.......................................       50
                    Thereafter.................................      151
                                                                    ----
                                                                 $   399
                                                                    ====

     Rent expense, including operating rentals under cancelable and short-term lease arrangements, for the years ended December 31, 1996, 1995 and 1994 was $53, $53 and $71, respectively.

 9. EMPLOYEE BENEFIT PLANS

     IP of Carolina participates in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least one year of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. IP of Carolina's matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 3% of compensation. Greenwood's allocated portion is included in the statement of operations.

10. SUBSEQUENT EVENTS

PARTNERSHIP MODIFICATIONS

     Effective June 10, 1997, InterMedia Capital Management I, LLC ("ICM-I LLC"), a newly formed limited liability company, became the general partner of IP, and ICM no longer holds an equity interest in IP. ICM-I LLC is owned by IMI, the 95% managing member, and Robert J. Lewis, a 5% member, who is also the sole shareholder of IMI. Also effective June 10, 1997, InterMedia Capital Management, L.P. ("ICM-I"), a newly formed limited partnership, became a 1.1% limited partner in IP, and now provides to IP of Carolina the management services that were previously provided by ICM for a per annum fixed fee of $930.

ADVERTISING REVENUE (UNAUDITED)

     During 1997, Greenwood Cable Systems was credited $164 representing its share of payments received by IP from certain programmers to launch and promote their channels. The payments received from the programmers have been deferred and will be amortized over the respective terms of the launch agreements which range between five and ten years.

                   INDEX TO PRO FORMA UNAUDITED CONSOLIDATED
                         COMBINED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Pro Forma Unaudited Consolidated Combined Statement of Operations for the nine months ended September 30, 1997............................................................. P-3
Pro Forma Unaudited Consolidated Combined Balance Sheet as of September 30, 1997....... P-4
Pro Forma Unaudited Consolidated Combined Statement of Operations for the year ended
  December 31, 1996.................................................................... P-5
Notes to Pro Forma Unaudited Consolidated Combined Financial Statements................ P-6

                   PRO FORMA UNAUDITED CONSOLIDATED COMBINED
                              FINANCIAL STATEMENTS

     The Pro Forma Unaudited Consolidated Combined Statements of Operations data for the nine months ended September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. The Pro Forma Unaudited Consolidated Combined Balance Sheet data as of September 30, 1997 give effect to the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on that date. The Pro Forma Unaudited Consolidated Combined Statements of Operations data for the year ended December 31, 1996 give effect to the Moses Lake Acquisition, the Offering, and the application of the net proceeds therefrom, and the Acquisition as if they had occurred on the first day of such period. The pro forma information is based upon (i) the Company's and (ii) Aiken II Cable Systems' and Greenwood Cable System's, together, (the "Acquisition Systems") Statements of Operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997, and the Company's and the Acquisition Systems' Balance Sheet as of September 30, 1997, after giving effect to the Acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the Pro Forma Unaudited Consolidated Combined Financial Statements.

     The following information should be read in conjunction with and is qualified in its entirety by "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes of the Company and the Acquisition Systems. The Pro Forma Unaudited Consolidated Combined Financial Statements have not been audited by the independent auditors of the Company or the Sellers, are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have been realized had the Moses Lake Acquisition, the Offering, and the application of the net proceeds therefrom, and the Acquisition occurred as of the dates or for the periods presented.

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY

       PRO FORMA UNAUDITED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                              COMBINED
                                                                                                             PRO FORMA
                                                             COMPANY                                          FOR THE
                                                            PRO FORMA                                         OFFERING
                                             OFFERING        FOR THE      ACQUISITION     ACQUISITION         AND THE
                                COMPANY     ADJUSTMENTS     OFFERING        SYSTEMS       ADJUSTMENTS       ACQUISITION
                                -------     -----------     ---------     -----------     -----------       ------------
                                                                 (DOLLARS IN THOUSANDS)
Service revenues.............   $28,700       $    --        $28,700        $10,971         $    --           $ 39,671
Operating expenses:
  Operating..................     8,626            --          8,626          3,421              --             12,047
  General and
    administrative...........     5,332            --          5,332          2,160              --              7,492
  Management fees............     1,433            --          1,433            626             (77)(a)          1,982
  Depreciation and
    amortization.............     9,653            --          9,653          4,777          (1,811)(b)         15,028
                                                                                              2,409 (c)
                                -------         ------       --------       --------        -------           --------
    Total operating
      expenses...............    25,044            --         25,044         10,984             521             36,549
                                -------        ------       --------       --------         -------           --------
Income from operations.......     3,656            --          3,656            (13)           (521)             3,122
  Interest expense...........    (7,378)       (1,077)(d)     (8,853)            --          (4,547)(e)        (13,400)
                                                 (398)(f)
  Other income (expense),
    net......................      (240)           --           (240)            20              --               (220)
                                -------        ------       --------       --------         -------           --------
Net income (loss)............   $(3,962)      $(1,475)       $(5,437)       $     7         $(5,068)          $(10,498)
                                =======       =======       ========       ========         =======           ========

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY

            PRO FORMA UNAUDITED CONSOLIDATED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                                                                                                                     COMBINED
                                                                                                                    PRO FORMA
                                                                    COMPANY                                          FOR THE
                                                                   PRO FORMA                                         OFFERING
                                                    OFFERING        FOR THE      ACQUISITION     ACQUISITION         AND THE
                                      COMPANY      ADJUSTMENTS     OFFERING        SYSTEMS       ADJUSTMENTS       ACQUISITION
                                      --------     -----------     ---------     -----------     -----------       ------------
                                                                       (DOLLARS IN THOUSANDS)
Cash...............................   $ 1,156        $    75 (g)   $  1,231        $    --        $  69,285 (e)      $  1,090
                                                                                                    (69,426)(h)
Accounts receivable................     1,162             --          1,162            485               --             1,647
Prepaids and other.................       525             --            525             88              (88)(h)           525
                                      -------         ------       --------       --------        ---------          --------
    Total current assets...........     2,843             75          2,918            573             (229)            3,262
Property and equipment, net........    39,679             --         39,679         12,281            6,509 (h)        58,469
Intangibles, net...................    45,906          4,925 (g)     50,831          5,315           45,870 (h)       102,016
Other assets.......................       690             --            690              9             (699)(h)            --
                                      -------         ------       --------       --------        ---------          --------
    Total assets...................   $89,118        $ 5,000       $ 94,118        $18,178        $  51,451          $163,747
                                      =======         ======       ========       ========        =========          ========
Accounts payable and other current
  liabilities......................   $ 4,331        $    --       $  4,331        $ 1,523        $  (1,523)(h)      $  4,331
Subscriber prepayments.............     1,029             --          1,029            344               --             1,373
Due to affiliates..................     1,422             --          1,422              8               (8)(h)         1,422
Current portion of notes payable...     7,538         (6,454)(g)      1,084             --               --             1,084
                                      -------         ------       --------       --------        ---------          --------
    Total current liabilities......    14,320         (6,454)         7,866          1,875           (1,531)            8,210
Notes payable......................    95,430         11,454 (g)    106,884             --           69,285 (e)       176,169
Other liabilities..................        --             --             --            278             (278)(h)            --
                                      -------         ------       --------       --------        ---------          --------
    Total liabilities..............   109,750          5,000        114,750          2,153           67,476           184,379
Shareholder's equity (deficit).....   (20,632)            --        (20,632)        16,025          (16,025)(h)       (20,632)
                                      -------         ------       --------       --------        ---------          --------
    Total liabilities and
      shareholder's equity
      (deficit)....................   $89,118        $ 5,000       $ 94,118        $18,178        $  51,451          $163,747
                                      =======         ======       ========       ========        =========          ========

                NORTHLAND CABLE TELEVISION, INC. AND SUBSIDIARY

       PRO FORMA UNAUDITED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                               COMBINED
                                                                                                               PRO FORMA
                                                                  COMPANY                                       FOR THE
                               COMPANY                           PRO FORMA                                   OFFERING AND
                       -----------------------    OFFERING        FOR THE       ACQUISITION   ACQUISITION         THE
                       ACTUAL    MOSES LAKE(I)   ADJUSTMENTS      OFFERING        SYSTEMS     ADJUSTMENTS     ACQUISITION
                       -------   -------------   -----------   --------------   -----------   -----------    -------------
                                                             (DOLLARS IN THOUSANDS)
Service revenues...... $32,561      $ 3,190        $    --        $ 35,751        $13,619      $      --       $  49,370
Operating expenses:
  Operating...........   9,448          894             --          10,342          4,157             --          14,499
  General and
    administrative....   5,955          643             --           6,598          3,055             --           9,653
  Management fees.....   1,625          160             --           1,785            835           (154)(j)       2,466
  Depreciation and
    amortization......  10,727        2,183             --          12,910          7,195         (1,732)(k)      20,076
                                                                                                   1,703 (l)
                       -------      -------        -------        --------       --------      ---------       ---------
  Total operating
    expenses..........  27,755        3,880             --          31,635         15,242           (183)         46,694
                       -------      -------        -------        --------       --------      ---------       ---------
Income (loss) from
  operations..........   4,806         (690)            --           4,116         (1,623)           183           2,676
  Interest expense....  (8,263)      (1,502)        (2,159)(m)     (11,924)            --         (6,062)(n)     (17,986)
  Other income
    (expenses), net...    (772)          --             --            (772)            (2)            --            (774)
                       -------      -------        -------        --------       --------      ---------       ---------
Net loss.............. $(4,229)     $(2,192)       $(2,159)       $ (8,580)       $(1,625)     $  (5,879)      $ (16,084)
                       =======      =======        =======        ========       ========      =========       =========

             NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED COMBINED
                              FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

     (a) To eliminate historical management fees of the Acquisition Systems and record management fees based on the Company's Management Agreement of 5.0% of gross revenues.

     (b) To eliminate the Acquisition Systems' historical depreciation expense and record depreciation expense, for the nine months ended September 30, 1997, based upon the allocation of purchase price to various categories of property and equipment using methods and terms consistent with those utilized by the Company. Adjustments for each of the Acquisition Systems are as follows:

                                                               ELIMINATE     RECORD
                                                               ---------     ------
            Aiken II Cable Systems...........................   $ 1,868      $  901
            Greenwood Cable System...........................     1,373         529
                                                               --------        ----
                                                                $ 3,241      $1,430
                                                               ========        ====

     (c) To eliminate the Acquisition Systems' historical amortization expense and record amortization expense, for the nine months ended September 30, 1997, based upon the allocation of purchase price to various categories of intangible assets using methods and terms consistent with those utilized by the Company. Adjustments for each of the Acquisition Systems are as follows:

                                                               ELIMINATE     RECORD
                                                               ---------     ------
            Aiken II Cable Systems...........................   $   516      $2,189
            Greenwood Cable System...........................     1,020       1,756
                                                               --------      ------
                                                                $ 1,536      $3,945
                                                               ========      ======

     (d) To eliminate historical interest expense totaling $7,378 and record estimated interest expenses of $8,455, for the nine months ended September 30, 1997, based upon the Offering and amounts outstanding under the Senior Credit Facility of $7,822.

     (e) To record borrowings under the Senior Credit Facility of $69,285 in connection with the Acquisition and the related interest expense.

     (f) To record amortization of debt issue costs for the nine months ended September 30, 1997. Total issuance costs are estimated at $3,375 in conjunction with the Offering and loan fees and costs are estimated at $1,550 in conjunction with the Senior Credit Facility.

     (g) To record the gross proceeds from the Offering of $100,000, repayments of outstanding indebtedness totaling $95,000 and payment of debt issuance costs and fees incurred in conjunction with the Offering and the Senior Credit Facility estimated at $4,925.

     (h) To record the cost of the Acquisition Systems totaling $69,975, including step-ups in historical property and equipment basis to $18,790, and franchise and other intangible costs to $51,185, based upon the Company's allocation of purchase price. An Escrow deposit of $690 is released as partial payment for the Acquisition Systems. Net accounts receivable over subscriber prepayments are assumed to be acquired for an additional $141. The Acquisition Systems' historical basis in assets not acquired or liabilities not assumed are eliminated including prepaids and other assets, accounts payable and other current liabilities, due to affiliates and shareholders' equity.

             NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     (i) Service revenues, operating and general and administrative expenses reflect historical results for the period January 1, 1996 to October 11, 1996, the date on which the Company consummated the Moses Lake Acquisition. Depreciation and amortization expense reflects the recording of expense for the period January 1, 1996 to October 11, 1996, based upon the allocation of purchase price to various categories of property and equipment using methods and terms consistent with those utilized by the Company. The adjustments are as follows:

                                                               HISTORICAL    RESTATED
                                                               ---------     ------
            Depreciation expense............................    $   240      $  454
            Amortization expense............................        683       1,729
                                                                -------      ------
                                                                $   923      $2,183
                                                                =======      ======

     Interest expense represents the elimination of historical interest expense in the amount of $867 and the recording of $1,502 of interest expense for the period January 1, 1996 to October 11, 1996 on acquisition borrowings of $21,995 under the Company's revolving credit and term loan facility. Management fees are recorded at 5.0% of revenues based on the Company's Management Agreement.

     (j) To eliminate historical management fees of $835 for the Acquisition Systems and record management fees based on the Company's Management Agreement of 5.0% of revenues.

     (k) To eliminate the Acquisition Systems' historical depreciation expense and record depreciation expense for 1996 based upon the allocation of purchase price to various categories of property and equipment using methods and terms consistent with those utilized by the Company. Adjustments for each of the Acquisition Systems are as follows:

                                                               ELIMINATE     RECORD
                                                               ---------     ------
            Aiken II Cable Systems..........................    $ 2,937      $1,200
            Greenwood Cable System..........................        701         706
                                                                -------      ------
                                                                $ 3,638      $1,906
                                                                =======      ======

     (l) To eliminate the Acquisition Systems' historical amortization expense and record amortization expense for 1996 based upon the allocation of purchase price to various categories of intangible assets using methods and terms consistent with those utilized by the Company. Adjustments for each of the Acquisition Systems are as follows:

                                                               ELIMINATE     RECORD
                                                               ---------     ------
            Aiken II Cable Systems..........................    $   799      $2,918
            Greenwood Cable System..........................      2,758       2,342
                                                                   ----      ------
                                                                $ 3,557      $5,260
                                                                   ====      ======

             NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     (m) To eliminate historical interest expense of the Company of $9,765 and to record estimated interest expense of $11,924 for 1996, including amortization of debt issuance costs and loan fees based upon the Offering and amounts outstanding under the Senior Credit Facility totaling $9,565 determined as follows:

            Indebtedness at January 1, 1996........................    $ 82,570
            Borrowings in connection with the Moses Lake
              Acquisition..........................................      21,995
            Repayment from net proceeds of the Notes...............     (96,550)
            Amounts borrowed for loan fees and costs on the Senior
              Credit Facility......................................       1,550
                                                                       --------
                                                                       $  9,565
                                                                       ========

     (n) To record interest on borrowings under the Senior Credit Facility of $69,285 in connection with the Acquisition.

                                   PROSPECTUS

                            ------------------------

                                  $100,000,000

                        NORTHLAND CABLE TELEVISION, INC.
              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
[LOGO]         EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                         HARRIS TRUST AND SAVINGS BANK

      BY REGISTERED OR CERTIFIED MAIL:                  BY OVERNIGHT COURIER OR HAND:

        HARRIS TRUST AND SAVINGS BANK                   HARRIS TRUST AND SAVINGS BANK
    C/O HARRIS TRUST COMPANY OF NEW YORK            C/O HARRIS TRUST COMPANY OF NEW YORK
                P.O. BOX 1010                                  88 PINE STREET
             WALL STREET STATION                                 19TH FLOOR
           NEW YORK, NY 10268-1010                           NEW YORK, NY 10005

                                        BY FACSIMILE:
                                       (212) 701-7336

                                    CONFIRM BY TELEPHONE:
                                       (212) 701-7624

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Each of the Company's and NCN's Articles of Incorporation and Bylaws require indemnification of the Company's and NCN's respective officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

     Each of the Company's and NCN's By-laws and Articles of Incorporation provide that the Company and NCN, respectively, shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, each of the Company's and NCN's articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or NCN or either of their respective shareholders or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company or NCN pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is, therefore, unenforceable.

     Reference is made to the Purchase Agreement, a copy of which is filed as
Exhibit 10.4 hereto, which provides for indemnification of the directors and officers of the Company and NCN against certain liabilities, including those arising under the Securities Act, the Securities Exchange Act of 1934, as amended or otherwise in certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS:

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

EXHIBIT
NUMBER                                    DESCRIPTION
-------     ------------------------------------------------------------------------
  3.1       Articles of Incorporation of Northland Cable Television, Inc., as
            Amended
  3.2       Articles of Incorporation of Northland Cable News, Inc.
  3.3       Bylaws of Northland Cable Television, Inc.
  3.4       Bylaws of Northland Cable News, Inc.
  4.1       Indenture among Northland Cable Television, Inc., Northland Cable News,
            Inc. and Harris Trust Company of California dated as of November 12,
            1997.
  5.1       Opinion of Cairncross & Hempelmann, P.S.*
 10.1       Amended and Restated Credit Agreement between Northland Cable
            Television, Inc. and the First National Bank of Chicago as agent dated as of November 12, 1997.
 10.2       Management Agreement dated August 23, 1994 between Northland Cable
            Television, Inc. and Northland Telecommunication Corporation.
 10.3       Asset Purchase and Sale Agreement dated as of August 17, 1997 between
            InterMedia Partners of Carolina, L.P. and Robin Cable Systems, L.P. as
            Sellers and Northland Cable Television, Inc.
 10.4       Purchase Agreement between Northland Cable Television, Inc., Northland
            Cable News, Inc., BancAmerica Robertson Stephens and First Chicago
            Capital Markets, Inc., dated November 6, 1997.
 10.5       Registration Rights Agreement among Northland Cable Television, Inc.,
            Northland Cable News, Inc., BancAmerica Robertson Stephens and First
            Chicago Capital Markets, Inc. dated as of November 12, 1997.
 12.1       Computation of Deficiency of Ratio of Earnings to Fixed Charges.
 21.1       Subsidiaries.
 23.1       Consent of Arthur Andersen LLP.
 23.2       Consent of Cairncross & Hempelmann, P.S. (See Exhibit 5.1)
 23.3       Consent of Price Waterhouse LLP.
 24.1       Power of Attorney (See II-4 and II-5)
 25.1       Statement of Eligibility of Trustee.
 99.1       Form or Letter of Transmittal to Exchange 10 1/4% Senior Subordinated
            Notes due 2007.
 99.2       Form of Notice of Guaranteed Delivery.
 99.3       Form of Letter to Securities Dealers, Commercial Banks, Trust Companies
            and Other Nominees.
 99.4       Form of Letter to Clients.

---------------

* To be filed by Amendment.

(b) FINANCIAL STATEMENT SCHEDULES:

     None.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     With respect to the Securities registered on this form pursuant to Rule 415, the undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, as of December 23, 1997.

                                          NORTHLAND CABLE TELEVISION, INC.

                                          By: /s/ JOHN S. WHETZELL

                                             -----------------------------------

                                          Its: Chairman of the Board and
                                               President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Whetzell and Gary S. Jones, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

                   SIGNATURE                               TITLE                   DATE
-----------------------------------------------   -----------------------   ------------------
             /s/ JOHN S. WHETZELL                 Chairman of the Board,     December 23, 1997
-----------------------------------------------   President and Director
               John S. Whetzell                   (Principal Executive
                                                  Officer)

               /s/ GARY S. JONES                  Vice President             December 23, 1997
-----------------------------------------------   (Principal Financial
                 Gary S. Jones                    and Accounting Officer)

             /s/ RICHARD I. CLARK                 Director                   December 23, 1997
-----------------------------------------------
               Richard I. Clark

/s/                                               Director
-----------------------------------------------
                John E. Iverson

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, as of December 23, 1997.

                                          NORTHLAND CABLE NEWS, INC.

                                          By: /s/ JOHN S. WHETZELL

                                            ------------------------------------
                                          Its: Chairman of the Board and
                                               President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Whetzell and Gary S. Jones, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                   SIGNATURE                               TITLE                   DATE
-----------------------------------------------   -----------------------   ------------------
             /s/ JOHN S. WHETZELL                 Chairman of the Board,     December 23, 1997
-----------------------------------------------   President and Director
               John S. Whetzell                   (Principal Executive
                                                  Officer)

               /s/ GARY S. JONES                  Vice President             December 23, 1997
-----------------------------------------------   (Principal Financial
                 Gary S. Jones                    and Accounting Officer)

             /s/ RICHARD I. CLARK                 Director                   December 23, 1997
-----------------------------------------------
               Richard I. Clark

/s/                                               Director
-----------------------------------------------
                John E. Iverson